UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AGL RESOURCES INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

Common Stock, $5.00 Par Value (“Company common stock”)
	(2)	Aggregate number of securities to which transaction applies:

119,184,936 shares of Company common stock, 561,660 shares of Company common stock underlying outstanding stock options and 491,852 shares of Company common stock underlying certain outstanding restricted stock awards, restricted stock unit awards and deferred stock unit awards

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee of $919,786.43 was determined by multiplying .0001162 by the maximum aggregate value of the transaction of $7,915,545,891. The maximum aggregate value of the transaction was determined based on the sum of (A) 119,184,936 outstanding shares of Company common stock multiplied by the per share merger consideration of $66.00, (B) 561,660 shares of Company common stock underlying outstanding options to purchase share of Company common stock with an exercise price of $66.00 or less multiplied by $30.05 (which is the difference between $66.00 and the weighted average exercise price of such options of $35.95 per share), and (C) 491,852 shares of Company common stock underlying certain outstanding restricted stock awards, restricted stock unit awards and deferred stock unit awards multiplied by the per share merger consideration of $66.00.

	(4)	Proposed maximum aggregate value of transaction:

$7,915,545,891
	(5)	Total fee paid:

$919,786.43

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

Ten Peachtree Place

Atlanta, Georgia 30309

[                    ], 2015

Dear Shareholder:

A special meeting of shareholders of AGL Resources Inc., a Georgia corporation (“AGL Resources” or the “Company”), will be held on [                    ], 2015, at [    ] a.m. local time, at the Company’s corporate headquarters, Ten Peachtree Place, Atlanta, Georgia 30309. You are cordially invited to attend.

On August 23, 2015, AGL Resources entered into an Agreement and Plan of Merger (the “merger agreement”) with The Southern Company, a Delaware corporation (“Southern Company”), and AMS Corp., a newly formed Georgia corporation that is a wholly-owned direct subsidiary of Southern Company (“Merger Sub”), providing for, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, the acquisition of AGL Resources by Southern Company at a price of $66.00 per share in cash. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into AGL Resources (the “merger”), with AGL Resources surviving the merger as a wholly-owned direct subsidiary of Southern Company. At the special meeting, AGL Resources will ask you to approve the merger agreement.

At the effective time of the merger, each share of AGL Resources’ common stock, par value $5.00 per share (“Company common stock”), issued and outstanding immediately prior to the effective time, other than shares owned by AGL Resources as treasury stock, shares owned by a subsidiary of AGL Resources and shares owned by shareholders who have properly exercised and perfected dissenters’ rights under Georgia law, will be converted into the right to receive $66.00 in cash, without interest and less any applicable withholding taxes. This represents a 36.7% premium to the volume-weighted average stock price of Company common stock over the 30 trading days ended August 21, 2015, the last trading day prior to the announcement of the merger.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of AGL Resources (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted the merger agreement, determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of AGL Resources’ shareholders, directed that the merger agreement be submitted to AGL Resources’ shareholders for approval at a duly held meeting and resolved to recommend that the AGL Resources’ shareholders vote to approve the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal described in the accompanying proxy statement and “FOR” the adjournment of the special meeting proposal, if necessary or appropriate, described in the accompanying proxy statement.

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to approve the merger agreement is important and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is approved by shareholders holding at least a majority of the outstanding shares of Company common stock as of the close of business on [                    ], 2015. The failure to vote will have the same effect as a vote against the proposal to approve the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares by promptly voting electronically or telephonically as described in the accompanying proxy statement, or by completing, dating, signing and returning your proxy card, or attending the special meeting in person. Instructions regarding the methods of voting are provided on the proxy card. If you hold shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from it to vote your shares. If you have any questions or need assistance voting your shares, please contact [    ], AGL Resources’ proxy solicitor for the special meeting, toll-free at [    ] or via email at [    ].

We encourage you to join us in voting to approve the merger that our management team and the Board view as highly beneficial to our shareholders.

Very truly yours,

John W. Somerhalder II

Chairman and Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy, accuracy or completeness of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [                    ], 2015 and is first being mailed to our shareholders on or about [                    ], 2015.

Ten Peachtree Place

Atlanta, Georgia 30309

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date:	[ ] a.m. local time, on [ ] , 2015

Place:	AGL Resources Inc., Ten Peachtree Place, Atlanta, Georgia 30309

Purpose:

1.      To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated August 23, 2015 (the “merger agreement”), by and among The Southern Company, a Delaware corporation (“Southern Company”), AMS Corp., a newly formed Georgia corporation that is a direct wholly-owned subsidiary of Southern Company (“Merger Sub”), and AGL Resources Inc., a Georgia corporation (“AGL Resources” or the “Company”).

2.      To consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal”.

3.      To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Your vote is very important. The merger cannot be completed unless the proposal to approve the merger agreement receives the affirmative vote of holders of a majority of all outstanding shares of Company common stock.

Record Date:	Only shareholders of record as of the close of business on [ ], 2015 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

General:	For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

Holders of record of Company common stock are entitled to dissenters’ rights under the Georgia Business Corporation Code (the “GBCC”) in connection with the merger if they meet certain conditions. See “Dissenters’ Rights of Shareholders” beginning on page [ ]. A copy of Article 13 of the GBCC is attached as Annex C to the proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted the merger agreement, determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company’s shareholders, directed that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting and resolved to recommend that the Company’s shareholders vote to approve the merger agreement.

The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement, “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Please vote telephonically or electronically for the matters before our shareholders as described in the accompanying proxy statement, or promptly fill in, date, sign and return the enclosed proxy card in the accompanying pre-paid envelope to ensure that your shares are represented at the special meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

By Order of the Board of Directors,

Myra C. Bierria Corporate Secretary

i

Annexes
Annex A	Agreement and Plan of Merger, by and among The Southern Company, AMS Corp. and AGL Resources Inc., dated August 23, 2015
Annex B	Opinion Letter of Goldman, Sachs & Co., dated August 23, 2015
Annex C	Title 14: Corporations, Partnerships, and Associations Chapter 2: Business Corporations
Article 13: Dissenters’ Rights (2015)

ii

Ten Peachtree Place

Atlanta, Georgia 30309

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [                    ], 2015

PROXY STATEMENT

This proxy statement contains information relating to a special meeting of shareholders of AGL Resources Inc., which we refer to as “AGL Resources”, the “Company”, “we”, “us” or “our”. The special meeting will be held on [                    ], 2015, at [    ] a.m. local time, at the Company’s corporate headquarters, Ten Peachtree Place, Atlanta, Georgia 30309. We are furnishing this proxy statement to shareholders of the Company as part of the solicitation of proxies by the Company’s board of directors, which we refer to as the “Board”, for use at the special meeting and at any adjournments or postponements thereof. This proxy statement is dated [                    ], 2015 and is first being mailed to our shareholders on or about [                    ], 2015.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page [    ].

The Parties

(page [    ])

AGL Resources is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The Company also serves over one million retail customers through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. AGL Resources is a Fortune 500 company and a member of the S&P 500 Index.

The Southern Company, which we refer to as “Southern Company”, owns all of the outstanding common stock of Alabama Power Company, Georgia Power Company, Gulf Power Company and Mississippi Power Company, each of which is an operating public utility company. These companies supply electric service in the states of Alabama, Georgia, Florida and Mississippi. In addition, Southern Company owns all of the common stock of Southern Power Company, which is also an operating public utility company. Southern Power Company constructs, acquires, owns and manages generation assets, including renewable energy projects and sells electricity at market-based rates in the wholesale market. Southern Company is a Fortune 500 company and a member of the S&P 500 Index.

AMS Corp., which we refer to as “Merger Sub”, is a wholly-owned direct subsidiary of Southern Company formed solely for the purpose of effecting the merger. Upon the consummation of the merger, Merger Sub will cease to exist.

The Merger

(page [    ])

The Company, Southern Company and Merger Sub entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement”, on August 23, 2015. A copy of the merger agreement is attached as Annex A to this proxy statement. Under the terms of the merger agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, Merger Sub will be merged with and into the Company, which we refer to as the “merger”. The Company will survive the merger as a wholly-owned direct subsidiary of Southern Company.

Upon the consummation of the merger, each share of the Company’s common stock, par value $5.00 per share, which we refer to as “Company common stock”, that is issued and outstanding immediately prior to the effective time of the merger, which we refer to as the “effective time”, other than shares owned by the Company as treasury stock, shares owned by a subsidiary of the Company and shares owned by shareholders who have properly exercised and perfected dissenters’ rights under the Georgia Business Corporation Code, which we refer to as the “GBCC”, will be converted into the right to receive $66.00 in cash, which we refer to as the “merger consideration”, without interest and less any applicable withholding taxes.

The Special Meeting

(page [    ])

The special meeting will be held on [                    ], 2015, at [    ] a.m. local time, at the Company’s corporate headquarters, Ten Peachtree Place, Atlanta, Georgia 30309. At the special meeting, you will be asked to, among other things, vote for the approval of the merger agreement, the nonbinding compensation proposal (as described below under “Questions and Answers About the Special Meeting and the Merger—What proposals will be considered at the special meeting?”) and, if necessary or appropriate, the adjournment of the special meeting proposal. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company common stock.

Shareholders Entitled to Vote; Vote Required to Approve the Merger Agreement

(page [    ])

You may vote at the special meeting if you owned any shares of Company common stock at the close of business on [                    ], 2015, the record date for the special meeting. As of the close of business on the record date, there were [            ] shares of Company common stock outstanding and entitled to vote, held by [            ] shareholders of record. You may cast one vote for each share of Company common stock that you held on the record date on each of the proposals presented in this proxy statement. The approval of the merger agreement by the Company’s shareholders requires the affirmative vote of the holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting, voting together as a single voting group.

Recommendation of the Board; Reasons for Recommending the Approval of the Merger Agreement

(page [    ])

After careful consideration, the Board unanimously adopted the merger agreement and resolved to recommend that the Company’s shareholders vote to approve the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

The Board has determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company’s shareholders. For a discussion of the material factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for Recommending the Approval of the Merger Agreement” beginning on page [    ].

Opinion of Financial Advisor

(page [    ] and Annex B)

Goldman, Sachs & Co., which we refer to as “Goldman Sachs”, delivered its opinion to the Board that, as of August 23, 2015 and based upon and subject to the factors and assumptions set forth therein, the $66.00 in cash per share of Company common stock to be paid to the holders (other than Southern Company and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 23, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Company common stock should vote with respect to the merger or any other matter.

For a more complete description, please see the section of this proxy statement entitled “The Merger—Opinion of Goldman Sachs” beginning on page [    ].

Certain Effects of the Merger

(page [    ])

Upon the consummation of the merger, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a wholly-owned direct subsidiary of Southern Company.

Following the consummation of the merger, shares of Company common stock will no longer be traded on the New York Stock Exchange, which we refer to as the “NYSE”, or any other public market, and the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, will be terminated.

Effects on the Company if Merger is Not Completed

(page [    ])

In the event that the proposal to approve the merger agreement does not receive the required approval from the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company and shareholders will continue to own their shares of Company common stock. Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to Southern Company a termination fee or to reimburse Southern Company for its expenses. Please see the sections of this proxy statement entitled “The Merger Agreement—Termination Fee and Reimbursement of Expenses” beginning on page [    ].

Treatment of Equity Awards

(page [    ])

Stock Options

Each stock option of the Company granted under the Company’s equity incentive plans that is vested and outstanding as of immediately prior to the effective time of the merger, will be cancelled at the effective time in exchange for a cash payment equal to the number of shares of Company common stock subject to such stock option multiplied by the excess, if any, of the merger consideration over the stock option’s per-share exercise price. All outstanding Company stock options are vested as of the date of the filing of this proxy statement.

Restricted Stock Awards and Restricted Stock Unit Awards

Each restricted stock award and restricted stock unit award of the Company granted under the Company’s equity incentive plans will become vested (with any applicable performance conditions deemed achieved) and will be cancelled at the effective time in exchange for a cash payment equal to the number of shares of Company common stock subject to such award multiplied by the merger consideration, together with any dividends credited to such awards in accordance with the terms of the applicable award agreement.

Performance Share Unit Awards

Each performance share unit award of the Company granted under the Company’s equity incentive plans will be converted at the effective time into a time-based restricted stock unit award for shares of common stock of Southern Company, which award we refer to as an “assumed Southern RSU”, on the same vesting schedule and payment terms and similar other terms and conditions (but without continued performance-based vesting conditions), with respect to a number of shares of common stock (rounded to the nearest whole share) of Southern Company determined by multiplying the number of shares of Company common stock subject to such Company performance share unit award by a fraction, the numerator of which is the merger consideration and the denominator of which is the volume weighted average price per share of Southern Company common stock on the NYSE on each of the five consecutive trading days ending on (and inclusive of) the trading day that is two trading days prior to the closing date. For purposes of determining the number of shares of Company common stock subject to each Company performance share unit award, all applicable performance goals will be deemed achieved at the greater of 125% of target level and the actual performance level achieved as of immediately prior to the effective time (as adjusted to the extent equitably required), as determined by the Company. All assumed Southern RSUs will become vested on an accelerated, prorated basis in the event of certain types of terminations of employment at or within two years following the effective time.

Deferred Stock Unit Awards

Each deferred stock unit award of the Company credited to the account of a participant in the Company’s Nonqualified Savings Plan or Common Stock Equivalent Plan for Non-Employee Directors will be cancelled at the effective time in exchange for the right to receive a cash payment equal to the number of shares of Company common stock subject to such award multiplied by the merger consideration, together with any dividends credited to such awards and payable in accordance with the terms of the applicable plan.

See “The Merger Agreement—Treatment of Equity Awards” beginning on page [    ] for additional information.

Interests of Directors and Executive Officers in the Merger

(page [    ])

Details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page [    ]. In addition to their interests in the merger as shareholders, certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. In considering the proposals to be voted on at the special meeting, you should be aware of these interests. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching its decision to adopt the merger agreement and determining that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company’s shareholders, and in resolving to recommend that the Company’s shareholders vote to approve the merger agreement.

The Company’s directors and executive officers also have the right to indemnification and insurance coverage following the closing of the merger. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [    ].

Financing of the Merger

(page [    ])

There is no financing condition to the merger. In connection with the execution of the merger agreement, Southern Company entered into a commitment letter, which we refer to as the “commitment letter”, with Citigroup Global Markets, Inc., which we refer to as “Citigroup”, pursuant to which Citigroup has committed to provide debt financing for the merger, consisting of an $8.1 billion senior unsecured bridge facility (minus the net cash proceeds from certain securities issuances by Southern Company and other specified amounts as provided therein). The obligation of Citigroup to provide this debt financing is subject to a number of customary conditions, including execution and delivery of certain definitive documentation. If necessary, the terms of the bridge financing, including any conditions thereto and covenants thereunder, will be set out in various definitive documentation to be entered into by the respective parties.

Conditions to the Merger

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Each party’s obligation to effect the merger is subject to the satisfaction at or prior to the effective time of the merger of the following conditions:

•	the approval of the merger agreement by the affirmative vote of the holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting, voting together as a single voting group;

•	(i) the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act”, will have expired or been terminated and (ii) the approval of the California Public Utilities Commission, Georgia Public Service Commission, Illinois Commerce Commission, Maryland Public Service Commission, New Jersey Board of Public Utilities and Virginia State Corporation Commission and other approvals required under applicable state laws and the approval of the Federal Communications Commission, which we refer to as the “FCC”, for the transfer of control over the FCC licenses of certain subsidiaries of the Company and any other approval which Southern Company and the Company agree are required, in each case, has been obtained and such approvals have become final orders, which we collectively refer to as the “regulatory approvals”; and

•	the absence of a judgment, order, decision, injunction, ruling or other finding or agency requirement of a governmental entity prohibiting the consummation of the merger.

Each party’s obligation to consummate the merger is also subject to certain additional conditions, including:

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties of the other party; and

•	performance in all material respects by the other party of its obligations under the merger agreement.

In addition, Southern Company’s obligation to consummate the merger is also subject to the following condition:

•	since the date of the merger agreement, the absence of any fact, occurrence, change, effect or circumstance, individually or in the aggregate, that has had or would reasonably be expected to result in a material adverse effect on the Company.

Prior to the effective time, each of the Company and Southern Company may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

Regulatory Approvals

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To complete the merger, the Company and Southern Company must obtain certain authorizations, approvals or consents from a number of federal and state public utility, antitrust and other regulatory authorities. The required regulatory approvals will include (i) expiration or termination of the waiting period under the HSR Act, (ii) approvals of the California Public Utilities Commission, Georgia Public Service Commission, Illinois Commerce Commission, Maryland Public Service Commission, New Jersey Board of Public Utilities and Virginia State Corporation Commission and other approvals required under applicable state laws, (iii) approval of the FCC and (iv) any other approval which Southern Company and the Company agree are required. We are not currently aware of any other material governmental filings, authorizations, approvals or consents that are required prior to the completion of the merger.

The merger agreement generally requires each party to use reasonable best efforts to resolve objections that may be asserted under any law that would delay, prevent, enjoin or otherwise prohibit the transactions contemplated by the merger agreement, subject to certain limitations (as described under “The Merger Agreement—Efforts to Obtain Regulatory Approvals”).

Subject to certain limitations, either party may terminate the merger agreement if the merger is not consummated by August 23, 2016 (“outside date”), which date may be extended by either party to February 23, 2017 if, on August 23, 2016, all conditions to closing other than those relating to (i) regulatory approvals or (ii) the absence of legal restraints preventing consummation of the merger (to the extent relating to regulatory approvals) have been satisfied.

No Solicitation by the Company

(page [    ])

The merger agreement generally restricts the Company’s ability to solicit alternative proposals (as defined below under “The Merger Agreement—No Solicitation by the Company”) from (including by furnishing information to) third parties, or participate in discussions or negotiations with third parties regarding an alternative proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties making an unsolicited alternative proposal that the Board determines in good faith, after consultation with its outside financial and legal advisors, constitutes or is reasonably likely to result in a superior proposal (as defined below under “The Merger Agreement—No Solicitation by the Company”). Under certain circumstances prior to the approval of the merger agreement by the Company’s shareholders, the Board may effect a change in recommendation (as described below under “The Merger Agreement—Changes in the Board’s Recommendation”) and the Company may terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, upon payment by the Company of a $201,000,000 termination fee to Southern Company.

Termination of the Merger Agreement

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The merger agreement may be terminated at any time prior to the effective time of the merger in the following circumstances:

•	by mutual written consent of the Company and Southern Company as duly authorized by each of their respective boards of directors;

•	by either the Company or Southern Company, if:

•	the merger is not consummated by the outside date (as it may be extended as described above under “—Regulatory Approvals”), provided that the right to terminate the merger agreement in accordance with the foregoing will not be available to a party if the inability to satisfy any closing condition is a result of a failure of such party to perform any of its obligations under the merger agreement or if the other party has filed an action seeking specific performance;

•	a judgment, order, decision, injunction, ruling or other finding or agency requirement of a governmental entity preventing the consummation of the merger is in effect and has become final and nonappealable; or

•	shareholder approval of the merger agreement is not obtained at the special meeting;

•	by Southern Company:

•	if the Company breaches any of its representations or warranties (or if any such representations or warranties fail to be true) or fails to perform any of its covenants or agreements, which breach or failure (a) would give rise to the failure of the applicable condition to consummate the merger and (b) is incapable of being cured or is not cured by the earlier of the outside date and 30 days after receiving written notice of such breach or failure; or

•	prior to the approval of the merger agreement by the Company’s shareholders, if the Board has made a change of recommendation (as described below under “The Merger Agreement—Changes in the Board’s Recommendation”);

•	by the Company:

•	if either Southern Company or Merger Sub breaches any of its representations or warranties (or if any such representations or warranties fail to be true) or fails to perform any of its covenants or agreements, which breach or failure (a) would give rise to the failure of the applicable condition to consummate the merger and (b) is incapable of being cured or is not cured by the earlier of the outside date and 30 days after receiving written notice of such breach or failure; or

•	prior to shareholder approval of the merger agreement, if the Board makes a change of recommendation in response to a superior proposal and the Company is in compliance in all material respects with the no-shop provisions (subject to the payment of a termination fee to Southern Company as described below under “The Merger Agreement—Termination Fee and Reimbursement of Expenses”).

Termination Fee and Reimbursement of Expenses

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If the merger agreement is terminated under certain specified circumstances, the Company will be required to pay Southern Company a termination fee of $201,000,000. In certain circumstances, the Company would be required to reimburse Southern Company’s expenses up to $5,000,000 (which reimbursement would reduce on a dollar-for-dollar basis any termination fee subsequently payable by the Company).

Dissenters’ Rights

(page [    ] and Annex C)

Under the GBCC, any holder of record of Company common stock who objects to the merger, and who exercises its dissenters’ rights and fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment of the “fair value” for all (but not less than all) of his or her shares of Company common stock if the merger is completed. See “Dissenters’ Rights of Shareholders” on page [    ]. A copy of Article 13 of the GBCC is attached as Annex C to this proxy statement.

Material U.S. Federal Income Tax Consequences

(page [    ])

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you are a U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the shares of Company common stock converted into cash pursuant to the merger. If you are a non-U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects of the merger to you.

You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ] for a more complete discussion of the material U.S. federal income tax consequences of the merger.

Additional Information

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You can find more information about the Company in the periodic reports and other information we file with the Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See “Where You Can Find Additional Information” beginning on page [    ].

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all the questions that may be important to you as a shareholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On August 23, 2015, the Company entered into the merger agreement with Southern Company and Merger Sub. You are receiving this proxy statement as a shareholder of the Company in connection with the solicitation of proxies by the Board in favor of the proposal to approve the merger agreement and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?” The merger cannot be completed unless the merger agreement is approved by shareholders holding at least a majority of the outstanding shares of Company common stock.

Q:	As a shareholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $66.00 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock that you own immediately prior to the effective time of the merger.

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ] for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local or non-U.S. taxes.

Q:	What will happen to outstanding Company equity compensation awards in the merger?

A:	For information regarding the treatment of the Company’s equity awards, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards” beginning on page [ ].

Q:	When and where is the special meeting of our shareholders?

A:	The special meeting will be held on [ ], 2015, at [ ] a.m. local time, at the Company’s corporate headquarters, Ten Peachtree Place, Atlanta, Georgia 30309.

If you plan to attend the meeting, please note that you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are an institutional investor, evidence showing your representative capacity for such entity, in each case to be verified against our shareholder list as of the record date for the meeting. In addition, if your shares are held in the name of a broker, you will need a valid proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of Company common stock as of the close of business on [ ], 2015, the record date for the special meeting, are entitled to vote the shares of Company common stock they held on the record date at the special meeting. As of the close of business on the record date, there were [ ] shares of Company common stock outstanding and entitled to vote, held by [ ] shareholders of record. Each shareholder is entitled to one vote for each share of Company common stock held by such shareholder on the record date on each of the proposals presented in this proxy statement.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	a proposal to approve the merger agreement;

•	a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal”; and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	Why am I being asked to consider and vote on the nonbinding compensation proposal?

A:	Under Section 14A of the Exchange Act, the SEC requires the Company to conduct a nonbinding, advisory vote of shareholders regarding the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger.

Q:	What constitutes a quorum for purposes of the special meeting?

A:	The Company’s Bylaws provide that the presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the special meeting constitutes a quorum for the transaction of business. Abstentions will be counted for purposes of determining the presence of a quorum. “Broker non-votes” (as described under “The Special Meeting—Quorum”) will not be counted for purposes of determining the presence of a quorum unless the broker, bank, trust, custodian or other nominee (we refer to those organizations collectively as “broker”) has been instructed to vote on at least one of the proposals presented in this proxy statement.

Q:	What vote of our shareholders is required to approve each of the proposals?

A:	The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting, voting together as a single voting group. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal.

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, requires that the number of votes cast in favor of the proposal exceed the votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement, “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

For a discussion of the factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for Recommending the Approval of the Merger Agreement” beginning on page [    ]. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s shareholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [    ].

Q:	How do the Company’s directors and executive officers intend to vote?

A:	The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our shareholders as described in this proxy statement. As of the close of business on [ ], 2015, the record date for the special meeting, the Company’s directors and executive officers owned, in the aggregate [ ] shares of Company common stock, or collectively approximately [ ]% of the outstanding shares of Company common stock.

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a shareholder?

A:	In considering the proposals to be voted on at the special meeting, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching its unanimous decision to adopt the merger agreement and in determining that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company’s shareholders, and in resolving to recommend the Company’s shareholders vote to approve the merger agreement.

The Company’s directors and executive officers also have the right to indemnification and insurance coverage following the closing of the merger. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [    ].

Q:	What happens if I sell my shares of Company common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting. If you own shares of Company common stock on the record date, but transfer your shares after the record date but before the effective time of the merger, you will retain your right to vote such shares at the special meeting, but the right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q:	How do I cast my vote if I am a shareholder of record?

A:	If you are a shareholder with shares registered in your name, you may vote in person at the special meeting or by submitting a proxy for the special meeting via the internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page [ ].

If you are a shareholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to approve the merger agreement, the nonbinding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker?

A:	If you are a shareholder with shares held in “street name”, which means your shares are held in an account at a broker, you must follow the instructions from your broker in order to vote. Unless you follow those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	How do I vote if my shares are held in the AGL Resources Inc. Retirement Savings Plan or Nicor Gas Thrift Plan, which we collectively refer to as the “401(k) plans”?

A:	If your shares are held in one of the 401(k) plans, only the plan trustee can vote your plan shares even if you attend the special meeting in person. The plan trustee will vote your shares in accordance with your telephone, internet or written proxy vote. Please follow the instructions on your proxy card.

Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by submitting a new vote by telephone or the Internet;

•	by delivering a written revocation to the Company’s Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302 prior to the special meeting;

•	by submitting another valid proxy bearing a later date that is received prior to the special meeting; or

•	by attending the special meeting and voting your shares in person.

However, if your shares are held in “street name” through a broker, nominee, fiduciary or other custodian, you must contact your broker, nominee, fiduciary or other custodian to determine how to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a shareholder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive to ensure that all your shares are voted.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Promptly after the effective time of the merger, each holder of record (other than the Depository Trust Company) of (1) a certificate representing any Company common stock or (2) shares of Company common stock in non-certificated book-entry form, in each case that is entitled to receive the merger consideration, will be sent a letter of transmittal and instructions for use in effecting the surrender of such holder’s shares in exchange for the merger consideration. If you hold your shares in certificated form, you will receive your cash payment upon surrender of your certificates, together with your duly executed letter of transmittal and any other documents requested in the instructions. You should not return your certificates with the enclosed proxy card, and you should not forward your certificates to the paying agent without a letter of transmittal. If you hold shares of Company common stock in non-certificated book-entry form, you will not be required to deliver a certificate, and you will receive your cash payment after the paying agent has received your duly executed letter of transmittal and any other documents requested in the instructions.

Q:	Am I entitled to exercise dissenters’ rights instead of receiving the merger consideration for my shares of Company common stock?

A:	Yes. Under the GBCC, the holders of record of Company common stock are entitled to assert dissenters’ rights in connection with the merger, provided they follow the procedures and satisfy the conditions set forth in Article 13 of the GBCC. For more information regarding dissenters’ rights, see the section entitled “Dissenters’ Rights of Shareholders” on page [ ]. A copy of Article 13 of the GBCC is attached as Annex C to this proxy statement. Failure to strictly comply with Article 13 of the GBCC will result in the loss of dissenters’ rights. We urge any shareholder of the Company who wishes to assert dissenters’ rights to read the statute carefully and consult with legal counsel before attempting to assert dissenters’ rights.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as promptly as practicable. If the merger agreement is approved at the special meeting, we anticipate that the merger will be completed in the second half of 2016. However, because the merger cannot be completed until the conditions to closing (some of which, as described under “The Merger Agreement—Conditions to the Merger”, will not be determined until the closing date) are satisfied, we cannot assure completion by any particular date, if at all.

Q:	What effect will the merger have on the Company?

A:	If the merger is consummated, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a wholly-owned direct subsidiary of Southern Company. Following such consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market, and the registration of shares of Company common stock under the Exchange Act will be terminated.

Q:	What happens if the merger is not completed?

A:	In the event that the proposal to approve the merger agreement does not receive the required approval from our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, we will remain an independent public company and shareholders will continue to own their shares of Company common stock. Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to Southern Company a termination fee or to reimburse Southern Company for its expenses. Please see the sections of this proxy statement entitled “The Merger Agreement—Termination Fee and Reimbursement of Expenses” beginning on page [ ].

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of certain disclosure documents to shareholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations, by phone at (404) 584-4000, by mail to AGL Resources Inc., Ten Peachtree Place, NE, Location 1071, Atlanta, Georgia 30309, or by e-mail to investors@aglresources.com. We will promptly send additional copies of this proxy statement upon receipt of any such request.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance voting your shares, please contact our proxy solicitor [ ], the Company’s proxy solicitor for the special meeting, toll-free at [ ] or via email at [ ].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

To the extent any statements made in this proxy statement contain information that is not historical, these statements are forward-looking statements and are subject to uncertainties and risks. These forward-looking statements relate to, among other things, the expected benefits of the merger such as efficiencies, cost savings, growth potential, market profile, financial strength, the potential financing of the transaction and the expected timing of the completion of the transaction. Forward-looking statements often include words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “indicate,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “proposed,” “seek,” “should,” “target,” “would” or similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although certain of these statements set out herein are indicated above, all of the statements in this document that contain forward-looking statements are qualified by these cautionary statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the items outlined above. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: the failure to receive, on a timely basis or otherwise, the required approvals in connection with the transaction with Southern Company by the Company’s shareholders and government or regulatory agencies (including the terms of such approvals); the risk that another condition to closing of the merger may not be satisfied; and other risk factors relating to the energy industry, as detailed from time to time in the Company’s reports filed with the SEC. There can be no assurance that the transaction will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in the body of this proxy statement, as well as under Item 1.A in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and Item 1.A in the Company’s most recent Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015. The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the Company, investors and shareholders should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the transaction or other matters attributable to the Company or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

There also may be other factors that we do not anticipate or that we do not recognize are material that could cause results to differ materially from expectations. Forward-looking statements speak only as of the date they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required by law.

THE PARTIES

AGL Resources Inc.

AGL Resources is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. The Company serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The Company also serves over one million retail customers through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. The Company is a Fortune 500 company and a member of the S&P 500 Index. The Company was incorporated in Georgia in 1995. Its corporate headquarters is located at Ten Peachtree Place, Atlanta, Georgia 30309, its telephone number is (404) 584-4000 and its internet address is www.aglresources.com.

The Southern Company

Southern Company is the premier energy company serving the Southeast through its subsidiaries. Southern Company owns all of the outstanding common stock of Alabama Power Company, Georgia Power Company, Gulf Power Company and Mississippi Power Company, each of which is an operating public utility company. These companies supply electric service in the states of Alabama, Georgia, Florida and Mississippi. In addition, Southern Company owns all of the common stock of Southern Power Company, which is also an operating public utility company. Southern Power Company constructs, acquires, owns and manages generation assets, including renewable energy projects and sells electricity at market-based rates in the wholesale market. Southern Company is a Fortune 500 company and a member of the S&P 500 Index. Its corporate headquarters is located at 30 Ivan Allen Jr. Boulevard, N.W., Atlanta, Georgia 30308, its telephone number is (404) 506-5000 and its internet address is www.southerncompany.com.

AMS Corp.

AMS Corp., which we refer to as “Merger Sub”, is a wholly-owned direct subsidiary of Southern Company and was formed in Georgia in August 2015, solely for the purpose of effecting the merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger. Upon the consummation of the merger, Merger Sub will cease to exist. The address of Merger Sub is 30 Ivan Allen Jr. Boulevard, N.W., Atlanta, Georgia 30308, and its telephone number is (404) 506-5000.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s shareholders as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place

The special meeting will be held on [                    ], 2015, at [    ] a.m. local time, at the Company’s corporate headquarters, Ten Peachtree Place, Atlanta, Georgia 30309.

If you plan to attend the meeting, please note that you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are an institutional investor, evidence showing your representative capacity for such entity, in each case to be verified against our shareholder list as of the record date for the meeting. In addition, if your shares are held in the name of a broker, you will need a valid proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to consider and vote on a proposal to approve the merger agreement (see the section of this proxy statement entitled “The Merger Agreement” beginning on page [ ]);

•	to consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal” (see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [ ]); and

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted the merger agreement, determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company’s shareholders, directed that the merger agreement be submitted for approval at a duly held meeting and resolved to recommend that the Company’s shareholders vote to approve the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. For a discussion of the material factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for Recommending the Approval of the Merger Agreement”.

The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Shareholders Entitled to Vote

Only holders of record of Company common stock as of the close of business on [                    ], 2015, the record date for the special meeting, are entitled to vote the shares of Company common stock they held on the record date at the special meeting. As of the close of business on the record date, there were [            ] shares of Company common stock outstanding and entitled to vote, held by [            ] shareholders of record. Each shareholder is entitled to one vote for each share of Company common stock held by such shareholder on the record date on each of the proposals presented in this proxy statement.

Quorum

The Company’s Bylaws provide that the presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the special meeting constitutes a quorum for the transaction of business. Abstentions will be counted for purposes of determining the presence of a quorum. “Broker non-votes” will not be counted for purposes of determining the presence of a quorum unless the broker has been instructed to vote on at least one of the proposals presented in this proxy statement.

A “broker non-vote” occurs on a matter when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions and the broker or other nominee indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter. You must follow instructions from your broker to authorize it to vote with respect to the proposal to approve the merger agreement, the nonbinding compensation proposal or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In the event that a quorum is not present at the special meeting, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Approval of the Merger Agreement

The approval of the merger agreement requires the affirmative vote of the holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting, voting together as a single voting group. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger.

The failure to vote your shares of Company common stock, abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Approval of the Nonbinding Compensation Proposal

The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. This is an advisory vote only and will not be binding on the Company or the Board.

Approval of the Adjournment of the Special Meeting

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, requires the affirmative vote of the holders of a majority of the voting shares represented at the special meeting, without further notice other than by announcement at the meeting.

Voting Procedures

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to approve the merger agreement is important and we encourage you to vote promptly.

To ensure that your shares are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person, using one of the following three methods:

•	by telephone, by calling the toll-free number [ ] in the United State or Canada on a touch –tone phone and following the recorded instructions;

•	by accessing the Internet website at [ ] and following the instructions on the website; or

•	by mail, by indicating your vote on each proxy card you receive, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied that proxy card.

Telephone and Internet voting are available 24 hours a day. If you are the record holder of your shares or your shares are held in street name, then telephone and Internet voting will be accessible until 11:59 p.m. Eastern time on [                    ], 2015.

Shareholders of the Company who hold their shares in “street name” by a broker, nominee, fiduciary or other custodian should refer to the proxy card or other information forwarded by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.

If you have any questions or need assistance voting your shares, please contact our proxy [    ], the Company’s proxy solicitor for the special meeting, toll-free at [    ] or via email at [    ].

How Proxies Are Voted

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a shareholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to approve the merger agreement, the nonbinding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Revocation of Proxies

You have the right to revoke your proxy at any time prior to the time your shares are voted at the special meeting. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by entering a new vote by telephone or the Internet;

•	by delivering a written revocation to the Company’s Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302 prior to the special meeting;

•	by submitting another valid proxy bearing a later date that is received prior to the special meeting; or

•	by attending the special meeting and voting your shares in person.

However, if your shares are held in “street name” through a broker, nominee, fiduciary or other custodian, you must contact your broker, nominee, fiduciary or other custodian to determine how to revoke your proxy.

Voting in Person

If you plan to attend the special meeting and vote in person, you will be given a ballot at the special meeting. Please note that admission to the special meeting is limited to the Company’s shareholders or their representatives.

For holders of record of Company common stock, upon your arrival at the meeting location, you will need to present identification to be admitted to the meeting. If you are a shareholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our record date shareholder list. We reserve the right to limit the number of representatives who may attend the special meeting. Cameras and electronic recording devices are not permitted at the special meeting.

For shareholders holding shares in “street name”, in addition to providing identification as outlined for record holders above, you will need a valid proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Otherwise, you will not be permitted to attend the special meeting. If your shares are held in the name of a broker, you must obtain and bring to the special meeting a proxy card issued in your name from the broker to be able to vote at the special meeting.

Dissenters’ Rights

Under the GBCC, any holder of record of Company common stock who objects to the merger, and who exercises its dissenters’ rights and fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment of the “fair value” for all (but not less than all) of his or her shares of Company common stock if the merger is consummated.

Solicitation of Proxies

The Company will pay the costs of soliciting proxies from its shareholders. In addition to this mailing, proxies may be solicited by directors, officers or employees of the Company in person, by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. The Company has retained [    ] to assist in the distribution and solicitation of proxies. The Company will pay [        ] a fee of approximately $[        ], plus reasonable expenses, for these services.

The extent to which these proxy soliciting efforts will be undertaken depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by mail, by telephone or via the Internet. The Company also reimburses brokers, nominees, fiduciaries or other custodians for their expenses in sending these materials to you and getting your voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, recessed or postponed for the purpose of soliciting additional proxies. If a quorum is present in person or represented by proxy, an adjournment of the special meeting may be made from time to time by the affirmative vote of the holders of a majority of the voting shares represented at the special meeting, or the Chairman of the Board or the President of the Company whether or not a quorum is present, without further notice other than by announcement at the meeting.

If the special meeting is adjourned to a different place, date or time, the Company need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is set for the adjournment meeting.

Voting by Company Directors and Executive Officers

As of the close of business on [                    ], 2015, the record date for the special meeting, the Company’s directors and executive officers owned, in the aggregate, [            ] shares of Company common stock, or collectively approximately [    ]% of the outstanding shares of Company common stock. The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our shareholders as described in this proxy statement. Certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [    ].

Assistance

If you have any questions or need assistance voting your shares, please contact our proxy solicitor [    ], the Company’s proxy solicitor for the special meeting, toll-free at [    ] or via email at [    ].

THE MERGER

Overview

The Company is seeking the approval by its shareholders of the merger agreement the Company entered into on August 23, 2015 with Southern Company and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned direct subsidiary of Southern Company. The Board has unanimously adopted the merger agreement, determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company’s shareholders, directed that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting and resolved to recommend that the Company’s shareholders vote to approve the merger agreement.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time, other than shares owned by the Company as treasury stock, shares owned by a subsidiary of the Company and shares owned by shareholders who have properly exercised and perfected dissenters’ rights under the GBCC, will be converted into the right to receive $66.00 in cash, without interest and less any applicable withholding taxes.

Background of the Merger

The Board and senior management of the Company regularly review and evaluate the Company’s stand-alone business plan and the possibility of pursuing various strategic transactions as part of their ongoing efforts to strengthen the Company’s business and enhance shareholder value, taking into account economic, competitive and other conditions. As an essential component of the Company’s strategy, the Board and senior management continuously assess existing assets, the acquisition of assets and contractual commitments to complement the Company’s existing business and strategy. As part of this process, from time to time, the Board and senior management have reviewed potential strategic alternatives, including strategic acquisitions and divestitures, a sale of the Company and remaining an independent, stand-alone entity.

Around May 18, 2014, the Chief Financial Officer of a company we refer to as “Party A” contacted Andrew W. Evans, who at the time was Executive Vice President and Chief Financial Officer of the Company, and orally expressed interest in a transaction between Party A and the Company. Following this initial expression of interest, the Chief Executive Officer of Party A contacted John W. Somerhalder II, who at the time was Chairman, President and Chief Executive Officer of the Company, to orally convey the same interest and indicated that the premium would be approximately 20% based on the then-current trading price of the Company’s common stock. Messrs. Somerhalder and Evans informed the Board and senior management of the expression of interest received from Party A.

On June 13, 2014, the Board held a telephonic meeting that was also attended by certain members of senior management, representatives of Goldman Sachs and outside legal counsel, to discuss Party A’s indication of interest. At the meeting, the Board discussed the conversations Messrs. Somerhalder and Evans had with the Chief Executive Officer and Chief Financial Officer of Party A, respectively. Following discussion, the Board directed senior management to communicate to Party A that the Company was not interested in pursuing a transaction at that time.

Following this meeting, Mr. Evans contacted the Chief Financial Officer of Party A and Mr. Somerhalder separately contacted the Chief Executive Officer of Party A to convey that the Company was not interested in pursuing a transaction with Party A at that time.

On February 23, 2015, Thomas A. Fanning, the Chairman, President and Chief Executive Officer of Southern Company, contacted Mr. Somerhalder and orally conveyed Southern Company’s interest in a possible strategic transaction with the Company but did not propose specific acquisition-related terms, including price or form of consideration, at that time. Mr. Somerhalder informed Mr. Fanning that he would communicate this expression of interest to the Board.

On March 6, 2015, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs, to discuss Mr. Fanning’s conversation with Mr. Somerhalder. Mr. Somerhalder described his conversation with Mr. Fanning and noted that the conversation did not include any key acquisition-related terms, including price or form of consideration. Mr. Somerhalder also informed the Board that the Chief Executive Officer of a company we refer to as “Party B” had requested a meeting with Mr. Somerhalder to take place in the first half of April. At the meeting, management expressed support for the Company’s stand-alone business plan and recommended that the Board continue to support this plan until the Company received further information and detail relating to a proposed transaction with Southern Company or Party B. At the conclusion of the meeting, Mr. Somerhalder agreed to return to the Board with any updated information he or the Company received from Southern Company or Party B.

On March 9, 2015, Mr. Somerhalder had a telephone conversion with Mr. Fanning during which Mr. Somerhalder reconfirmed that he would communicate Southern Company’s indication of interest in a possible strategic transaction with the Company to the Board.

On April 10, 2015, Mr. Fanning met with Mr. Somerhalder and expressed Southern Company’s continued interest in a strategic transaction with the Company. Mr. Fanning indicated that Southern Company was prepared to acquire the Company in an all-cash transaction at a price which would offer shareholders of the Company a premium in line with premiums for comparable transactions in the utility industry and indicated that this premium was at least 20% above the then-current trading price of the Company’s common stock. Mr. Somerhalder told Mr. Fanning that he would convey Southern Company’s expression of interest to the Board. Later that day, Mr. Somerhalder was also contacted by the Chief Executive Officer of Party B. During the course of the conversation, the Chief Executive Officer of Party B expressed an interest in acquiring the Company at an implied premium of 21-25% to shareholders of the Company and indicated that Party B would consider offering cash as a portion of the consideration. Mr. Somerhalder told the Chief Executive Officer of Party B that he would convey Party B’s expression of interest to the Board. The market closing price of the Company’s common stock as of April 9, 2015 was $50.11.

On April 28, 2015, the Board held a meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Cravath, Swaine & Moore LLP, the Company’s outside legal counsel (“Cravath”), to discuss the expressions of interest the Company had received from Southern Company and from Party B and to discuss the financial merits and strategic rationale of potential transactions with Southern Company and Party B. At the meeting, the Board discussed the terms of each of the oral expressions of interest from Southern Company and Party B. Following discussion, the Board determined that it would not be in the best interests of the Company’s shareholders to pursue a transaction with Southern Company or Party B at that time based on their oral indications of interest relative to the Company’s stand-alone prospects. The Board directed Mr. Somerhalder to respond to each of Southern Company and Party B that the Board and the Company were not interested in pursuing their expressions of interest at that time. Following the April 28th Board meeting, Mr. Somerhalder communicated to each of Mr. Fanning and to the Chief Executive Officer of Party B that the Company was not interested in pursuing a transaction at that time.

On June 11, 2015, the Chief Executive Officer of a company we refer to as “Party C” met with Mr. Somerhalder and expressed interest in a transaction between Party C and the Company. The Chief Executive Officer of Party C also explained the strategic rationale for Party C’s interest in engaging in a strategic transaction with the Company but did not propose specific terms, including price or form of consideration, at that time. Mr. Somerhalder told the Chief Executive Officer of Party C that he would convey to the Board Party C’s interest in a strategic transaction with the Company.

Shortly thereafter, Mr. Somerhalder received a letter from the Chief Executive Officer of Party C, dated as of June 16, 2015, which indicated that Party C was prepared to merge with the Company in an all-stock transaction at a price which would offer shareholders of the Company a premium of 23% based on the then-current trading price of the Company’s common stock. Mr. Somerhalder shared Party C’s letter with the Board. The market closing price of the Company’s common stock as of June 15, 2015 was $47.43.

On June 19, 2015, James A. Rubright, the Company’s lead director, met with Mr. Fanning at Mr. Fanning’s request. At this meeting, Mr. Fanning reiterated Southern Company’s interest in acquiring the Company but Mr. Fanning did not propose different economic terms or convey new information relating to the terms on which Southern Company would be prepared to acquire the Company.

On June 22, 2015, the Chief Executive Officer of a company we refer to as “Party D” contacted Mr. Somerhalder and orally expressed interest in a transaction between Party D and the Company. However, the Chief Executive Officer of Party D did not offer any specific terms on which Party D would offer to acquire the Company. Mr. Somerhalder agreed to convey to the Board Party D’s interest in a transaction with the Company.

On June 25, 2015, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Cravath. At the meeting, the Board reviewed the prior expressions of interest the Company had received and further discussed the new expressions of interest received from Party C and Party D as well as the continued interest from Southern Company. Following discussion, the Board determined that the Company’s stand-alone plan would deliver more value to shareholders than a transaction with Party C based on the terms of its expression of interest and that pursuing a transaction with Party C at that time was not in the best interests of the Company’s shareholders. The Board also determined that, absent specific terms from Party D, the Company should continue to pursue its stand-alone plan. The Board directed that Mr. Somerhalder separately inform the Chief Executive Officers of Party C and Party D of the Board’s determination.

On June 29, 2015, Mr. Somerhalder communicated to Party D that the Company was not interested in pursuing a transaction with Party D at that time, absent specific terms on which Party D would be prepared to acquire the Company. Later that day, Mr. Somerhalder sent a letter to the Chief Executive Officer of Party C in which Mr. Somerhalder responded that he had reviewed Party C’s letter with the Board and that the Board, with the assistance of its advisors, had determined that a transaction with Party C was not in the best interests of the Company’s shareholders and that the Board continued to believe that the Company’s stand-alone plan would deliver more value to its shareholders than a transaction with Party C on the terms indicated by Party C in its letter.

On July 20, 2015, Mr. Somerhalder received a second letter from Party C, which reiterated Party C’s interest in engaging in a merger with the Company but which did not modify the terms outlined in Party C’s letter dated June 16th. Mr. Somerhalder shared Party C’s second letter with the Board.

On July 26, 2015, Mr. Rubright met with Mr. Fanning, who delivered a letter from Southern Company. The letter indicated that Southern Company was prepared to acquire the Company in an all-cash transaction for $65.00 per share, which would offer shareholders of the Company a premium of 37.5% based on the then-current trading price of the Company’s common stock. The market closing price of the Company’s common stock as of July 24, 2015 was $47.28. The letter also indicated that Southern Company was prepared to conduct confirmatory due diligence in an expeditious manner while simultaneously negotiating a definitive merger agreement. The letter further stated that Southern Company anticipated that the Company’s senior management and the Board would have a meaningful role in realizing the Company’s business plan post-transaction. Mr. Fanning expressed his hope that the proposal would receive favorable consideration due to the benefits of the transaction to the Company’s shareholders. Mr. Rubright delivered the letter to the Board.

On July 28, 2015, the Board held a regularly scheduled meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Cravath, during which the Board discussed the letter received from Party C on July 20th and the letter received by Mr. Rubright from Southern Company on

July 26th. During the meeting, Cravath reviewed with the directors their fiduciary duties in the context of considering a potential sale of the Company, should the Board determine to pursue such a transaction. Mr. Evans reviewed with the Board the Company’s five-year plan and expectations for long-term share value. At the conclusion of the meeting, the Board instructed Mr. Rubright to meet with Mr. Fanning to seek to improve the terms contained in Southern Company’s letter dated July 26th. The Board determined not to respond to the letter received from Party C until after Mr. Rubright had an opportunity to meet with Mr. Fanning.

On July 28, 2015, Mr. Rubright met with Mr. Fanning to discuss the terms of Southern Company’s letter dated July 26th. At the meeting, Mr. Fanning and Mr. Rubright discussed their views of the strategic advantage in combining the two companies’ electric and gas expertise. Mr. Rubright stated that any post-transaction roles for members of the Company’s management and Board should not be negotiated prior to definitive terms of the transaction being agreed, which Mr. Fanning said was acceptable. Mr. Rubright then suggested that Southern Company improve the proposed terms on which Southern Company would be prepared to acquire the Company. During this conversation, Mr. Fanning explained that, in light of other alternatives potentially available to Southern Company, it was very important that any transaction with the Company be announced within approximately three weeks and that Southern Company was prepared to commit Southern Company’s resources to reach that outcome. Mr. Fanning also requested a corresponding three-week period of exclusivity for negotiations. Mr. Rubright responded that he would convey Southern Company’s requests to the Board, but it was his view that the Company would need the flexibility not only to respond to a currently outstanding indication of interest but also to address any new indications of interest that the Company might receive.

Following Mr. Rubright’s meeting with Mr. Fanning, Mr. Rubright received a second letter from Southern Company dated July 30, 2015 in which Southern Company indicated that it was prepared to acquire the Company in an all-cash transaction for $66.00 per share, a $1.00 per share increase to the price offered by Southern Company in its letter dated July 26th, which would offer shareholders of the Company a premium of 38.6% based on the market closing price of Company common stock as of July 29, 2015. The letter contained a request that the Company grant Southern Company a three-week period of exclusivity. The market closing price of Company common stock as of July 29, 2015 was $47.63.

On July 31, 2015, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Cravath to discuss the letter Mr. Rubright had received from Southern Company on July 30th. At the meeting, the Board determined to proceed to seek to negotiate a definitive transaction agreement with Southern Company. The Board further discussed Southern Company’s request for exclusivity, as well as the continued interest from Party C and the prior indications of interest the Company had received. The Board, senior management and the representatives of Goldman Sachs discussed the view that it was unlikely that Party C or any other party would be willing or able to match the $66.00 cash offer from Southern Company. In addition, the Board discussed the feasibility and desirability of Southern Company’s requested three-week timetable in light of the risk that Southern Company might pursue an alternative strategic opportunity, whether it was reasonably likely Southern Company would accept a substantially lengthier timetable, whether Party C or any other interested potential counterparty would be able to complete due diligence and negotiate a definitive agreement in that same time period and the potential risks and downsides of a broader solicitation of interest, such as the risk of a leak. Based on the discussion, the Board determined that it would not be in the best interests of the shareholders of the Company to jeopardize the proposed transaction with Southern Company by delaying the three-week timetable to allow the Company to engage at that time with Party C, or to solicit interest from third parties that had previously expressed interest in a transaction with the Company, or to solicit other indications of interest, although the Board further determined not to grant Southern Company a formal period of exclusivity to preserve flexibility for the Board if Party C responded with an improved proposal or if the Company received any other unsolicited indications of interest. In addition, the Board directed senior management to negotiate the deal protection provisions of the definitive agreement so that, should the Company receive an alternative acquisition proposal, the Board had the flexibility to consider the alternative proposal and to terminate the definitive agreement in order to accept an alternative proposal that was superior to Southern Company’s offer. The Board also appointed Mr. Rubright to oversee management day-to-day in the negotiations and consult with the Board as needed. In addition, the Board instructed management not to discuss or negotiate the post-transaction roles of members of the Company’s management and Board prior to entering into a definitive transaction agreement without first coming back to Mr. Rubright or the Board. Also at the meeting, the Board determined that Mr. Somerhalder and Mr. Rubright should respond to Party C in a joint letter and indicate that the Board had considered the potential synergy and value creation described in Party C’s letters and the Board had determined that the value provided by Party C’s proposal was not compelling and that engaging in discussions with Party C at that time was not in the best interests of the shareholders of the Company.

On July 31, 2015, Mr. Somerhalder called Mr. Fanning and stated that the Company would proceed with Southern Company and the three-week timetable for the transaction.

On August 1, 2015, Cravath sent Jones Day, Southern Company’s outside legal counsel for the transaction, a draft mutual confidentiality agreement, which was negotiated by the parties. On August 2, 2015, the parties executed the confidentiality agreement, which included customary standstill provisions applicable to both parties and remains in effect for 18 months. Following the execution of the confidentiality agreement and through August 23, 2015, the Company exchanged certain non-public information with Southern Company through an electronic data site and in-person and telephonic meetings between each party’s senior management teams, representatives of Goldman Sachs and Citigroup Global Markets Inc., Southern Company’s financial advisor (“Citi”), and representatives of each party’s legal counsel.

On August 6, 2015, Mr. Somerhalder and Mr. Rubright sent a letter to the Chief Executive Officer of Party C in response to Party C’s letter dated July 20th, in which Mr. Somerhalder and Mr. Rubright responded, consistent with the direction of the Board, that the Board had again determined that the value provided by Party C’s proposal was not compelling and that engaging in discussions with Party C was not in the best interests of the Company and its shareholders at that time.

On August 6, 2015, senior management of the parties and representatives of Goldman Sachs and Citi met to discuss various matters related to the Company’s strategy and operations and during which meeting Southern Company conducted due diligence on the Company.

On August 7, 2015, Jones Day circulated an initial draft of the merger agreement. The parties and their representatives exchanged drafts and negotiated the terms of the merger agreement between August 7 and August 23, 2015. Specifically, between August 11 and August 23, 2015, representatives from the Company and Cravath and representatives from Southern Company, Jones Day, Gibson, Dunn & Crutcher LLP, Southern Company’s antitrust counsel, and Troutman Sanders LLP, Southern Company’s outside regulatory counsel, held meetings and calls to review the required regulatory approvals and to discuss the process for obtaining such regulatory approvals. PricewaterhouseCoopers LLP, the Company’s independent auditing firm, and Deloitte & Touche LLP, Southern Company’s independent auditing firm, also met with senior management of the parties to conduct due diligence on the Company.

On August 14, 2015, Mr. Fanning and Mr. Rubright had a telephone conversation during which they discussed the status of Southern Company’s due diligence, progress on merger agreement negotiations and progress relative to completing Southern Company’s due diligence and completion of merger agreement negotiations by the end of the contemplated three-week period. Mr. Fanning and Mr. Evans also met on August 14th to discuss the progress of the transaction.

On August 15, 2015, representatives from the Company and Cravath, together with representatives from Southern Company and Jones Day, met at Jones Day’s offices in Atlanta, Georgia, to discuss and negotiate the key transaction terms. In the course of these discussions, the representatives of Southern Company indicated a desire on the part of Southern Company to seek to enter into discussions with members of management of the Company regarding their post-transaction roles with the Company.

Around August 17, 2015, Mr. Rubright discussed with Mr. Fanning the status of Southern Company’s due diligence and the status of merger agreement negotiations, including certain items upon which the parties had not yet been able to reach an agreement. Mr. Rubright also discussed with Mr. Fanning, and later with Mr. Evans, the request from Southern Company for discussions with management regarding post-transaction roles. Based on those discussions, Mr. Rubright authorized Mr. Evans and a limited number of members of senior management to commence discussions with Southern Company regarding post-transaction roles. Between August 18 and August 22, 2015, certain members of senior management of the Company and their counsel exchanged information regarding such members of management’s potential post-transaction roles. There were no discussions regarding the post-transactions roles of members of the Board.

On August 20, 2015, the Board held a meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Cravath. During the meeting, Cravath summarized the material terms of the merger agreement and highlighted certain terms which remained subject to negotiation between the parties. At the same meeting, Goldman Sachs made a presentation to the Board in which it summarized its preliminary financial analysis of the $66.00 per share merger consideration offered by Southern Company. The market closing price of Company common stock as of August 19, 2015 was $49.17.

On August 23, 2015, a joint meeting of the Board and the Compensation Committee of the Company was held telephonically, which was also attended by certain members of senior management and representatives of Goldman Sachs and Cravath. During the meeting, representatives of Cravath reviewed with the directors their fiduciary duties in the context of considering a potential sale of the Company. Representatives of Cravath summarized the material terms of the draft merger agreement with Southern Company and provided updates on terms which had been finalized since the Board’s meeting on August 20th.

At the same meeting, representatives of Goldman Sachs made a presentation to the Board in which it updated its financial analysis of the $66.00 per share merger consideration offered by Southern Company and rendered its oral opinion to the Board that, as of August 23, 2015 and based upon and subject to qualifications, assumptions and limitations set forth in the written opinion it subsequently delivered, the $66.00 in cash per share of Company common stock to be paid to the holders (other than Southern Company and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated August 23, 2015 which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B.

Following discussion of the presentations by Cravath and Goldman Sachs, and Goldman Sachs’ delivery of its oral opinion, and following deliberation by the Compensation Committee of the Board, the Compensation Committee approved the treatment of the Company’s equity compensation awards in the merger. Following deliberation by the Board, the Board then unanimously adopted the merger agreement, determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company’s shareholders, directed that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting, resolved to recommend that the Company’s shareholders vote to approve the merger agreement and approved certain related matters.

In the evening of August, 23, 2015, the Company and Southern Company executed the definitive merger agreement. On the morning of August 24, 2015, each of the Company and Southern Company issued a joint press release announcing the parties’ entry into a definitive merger agreement.

Recommendation of the Board

At the special meeting of the Board on August 23, 2015, after careful consideration, including detailed discussions with the Company’s management and its outside financial and legal advisors, all of the directors present at the meeting unanimously:

•	adopted the merger agreement;

•	determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company’s shareholders;

•	directed that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting; and

•	resolved to recommend that the Company’s shareholders vote to approve the merger agreement.

Reasons for Recommending the Approval of the Merger Agreement

As described above in the section entitled “—Background of the Merger”, prior to and in reaching this determination, the Board consulted with and received the advice of its financial advisor and outside counsel, discussed the proposed transaction with the Company’s management and considered a variety of factors weighing positively in favor of the merger, including the following material factors:

•	the Board’s understanding of the business, operations, financial condition, earnings, regulatory position, strategy and prospects of the Company, as well as the Company’s historical and projected financial performance;

•	the fact that the $66.00 per share merger consideration represented approximately a 37.9% premium based on the market closing price of $47.86 on August 21, 2015, the final day of trading prior to the announcement of the merger;

•	the opinion of Goldman Sachs, dated August 23, 2015, that as of such date and based upon, and subject to the qualifications, assumptions and limitations set forth therein, the $66.00 in cash per share of Company common stock paid to the holders (other than Southern Company and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders, including the various analyses undertaken by Goldman Sachs in connection with its opinion as described below under “The Merger—Opinion of Goldman Sachs” beginning on page [ ];

•	the negotiations that took place between the parties resulted in an increase from Southern Company’s second indication of interest (the first such indication of interest which included an implied price) on April 10, 2015 of approximately $60.13 – $60.63 per share (based on the market closing prices of Southern Company’s common stock and Company common stock on April 9, 2015) to $66.00 per share;

•	the fact that $66.00 per share in cash is significantly higher than the various indications of interest that the Company had received from other parties over the prior six months;

•	that under the merger agreement, the Company is permitted to declare and pay its regular quarterly cash dividends, without the prior consent of Southern Company;

•	the Board’s belief that the all-cash merger consideration will allow the shareholders of the Company to realize in the near term a fair value, in cash, for their shares, while avoiding medium and long-term market and business risks and the risks associated with realizing current expectations for the Company’s future financial performance;

•	the fact that Southern Company has committed financing from Citi and plans to put long-term financing in place prior to the consummation of the merger;

•	the Board’s belief that the merger consideration compensates the shareholders of the Company not only for the value of the Company’s current business and results but also for the potential that these results will improve as future regulatory outcomes improve;

•	that all of the terms and conditions of the merger agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, the conditions to closing of the merger, the form and structure of the merger consideration and the termination rights of the Company, are fair and reasonable;

•	that while the merger agreement contains a covenant prohibiting the Company from soliciting alternative proposals (as defined in the merger agreement), the merger agreement permits the Company, prior to the time that the shareholders of the Company approve the merger agreement, to engage or participate in discussions and negotiations, if a bona fide alternative proposal is made and the Board determines in good faith, after consultation with its outside legal and financial advisors, that the bona fide alternative proposal either constitutes a superior proposal (as defined in the merger agreement) or is reasonably likely to result in a superior proposal, subject to payment of a termination fee of $201 million;

•	the assessment that the termination fee described above is approximately equal to 2.5% of the fully-diluted equity value of the Company, which the Board did not believe would preclude any other party from making a superior proposal for the Company;

•	that the merger agreement allows the Board, prior to the time that shareholders of the Company approve the merger agreement, to change or withdraw its recommendation of the merger agreement in connection with a superior proposal or in response to an intervening event (as defined in the merger agreement), if the Board determines in good faith, after consultation with its outside financial and legal advisors, that the merger is not in the best interests of the Company’s shareholders and the failure to effect a change of recommendation would be inconsistent with the directors’ fiduciary duties or obligations under applicable law; and

•	the terms of the merger agreement provide a significant degree of certainty that the merger will be consummated, including the fact that (i) the conditions required to be satisfied prior to the consummation of the merger, such as the receipt of shareholder approval and regulatory approvals, are expected to be fulfilled and (ii) the merger agreement contains no financing conditions.

The Board also considered a variety of risks and potentially negative factors concerning the merger and the merger agreement, including the following:

•	the risk that the merger will be delayed or will not be consummated, including the risk that the regulatory approvals may not be obtained, as well as the potential loss of value to the shareholders of the Company and the potential negative impact on the financial position, operations and prospects of the Company if the merger is delayed or is not consummated for any reason;

•	the risk, if the merger is not consummated, that the pendency of the merger could affect adversely the relationship of the Company and its subsidiaries with their respective regulators, customers, employees, suppliers, agents and others with whom they have business dealings;

•	that shareholders of the Company will have no ongoing equity participation in the Company or Southern Company following the merger and that the shareholders of the Company will cease to participate in the Company’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of Company common stock in the future;

•	the risk of incurring substantial expenses related to the merger, including in connection with obtaining the regulatory approvals and in connection with potential litigation that may arise in the future;

•	the significant costs involved in connection with negotiating the merger agreement and consummating the merger, the substantial management time and effort required to effectuate the merger and the related disruption to the Company’s day-to-day operations during the pendency of the merger;

•	that the Company will be required to bear certain costs and expenses involved in connection with negotiating the merger agreement and attempting to close the merger if the merger is not consummated;

•	the terms of the merger agreement that place restrictions on the conduct of the Company’s business prior to the consummation of the merger, including the Company’s ability to file rate cases, which may delay or prevent the Company from undertaking business opportunities that may arise prior to consummation of the merger, and the resultant risk if the merger is not consummated;

•	that the receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes for many Company shareholders;

•	the fact that Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally, including the Company’s directors’ and executive officers’ interests in the cancellation of vested stock options in exchange for a cash payment equal to the excess of the merger consideration over the stock option’s per-share exercise price, the vesting of restricted stock awards and restricted stock unit awards held by such directors and executive officers, the conversion of performance share units into assumed Southern RSUs, the cancellation of deferred stock unit awards in exchange for the right to receive a cash payment equal to the merger consideration, the accelerated vesting of converted assumed Southern RSUs, the eligibility to receive certain payments and benefits under the executive officers’ continuity agreements with the Company upon certain types of terminations of employment, and the interests of the Company’s directors and officers in continued indemnification and insurance coverage from the surviving corporation and Southern Company under the terms of the merger agreement;

•	the projected financial results of the Company through 2019 as a stand-alone company and the associated value creation, including in connection with a future acquisition transaction which might yield greater value as a result of such projected financial results actually being achieved; and

•	other strategic alternatives that may be available to the Company, including continuing to operate as an independent company, the possibility of growing its business through acquisitions and internal growth and whether there were other potential parties that might have an interest in and be financially capable of engaging in an alternative strategic transaction with the Company, and the valuation, regulatory and financing issues that might arise in connection with pursuing an alternative strategic transaction.

Prospective Financial Information

The Company does not as a matter of course make public projections as to future performance due to the inherent unpredictability of the assumptions and estimates underlying such projections. However, in connection with the Board’s evaluation of the merger and other strategic alternatives available to the Company, the Company’s management provided to the Board and Goldman Sachs certain non-public, unaudited prospective financial information, which we refer to as “prospective financial information”.

Summaries of the prospective financial information are provided below. The prospective financial information reflects numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The prospective financial information is subjective in many respects and is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including the various risks set forth in the Company’s periodic reports. For additional information regarding these risks, see the section of this proxy statement entitled “Forward-Looking Statements”. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The prospective financial information should not be considered a reliable predictor of future results and should not be relied upon as such. The prospective financial information covers multiple years and such information by its nature becomes less predictive with each successive year.

The prospective financial information was based upon various assumptions which relate only to the periods presented and should not be relied upon for any other purpose. The principal assumptions include:

•	EBITDA growth is driven by the Company’s capital expenditure plan and assumed rate relief at the Company’s utilities;

•	Operating margin for the Distribution Operations segment reflects a compound annual growth rate (CAGR) for customer growth of 0.8%;

•	the Company’s capital expenditures will average $1.1 billion annually;

•	the Company’s operation and maintenance expenses are assumed to increase approximately 2% per year;

•	continued growth in existing and new markets for the Company’s Retail Operations segment;

•	stable annual contribution of $50 million in economic earnings from the Company’s Wholesale Services segment;

•	successful completion of the Company’s three interstate pipelines (in which the Company is a joint venture partner with various other entities), consistent with the timeframe and total costs projected; and

•	no equity issuances by the Company.

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the announcement of the merger. The prospective financial information does not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context.

The prospective financial information was not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the prospective financial information is unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Readers of this document are urged not to place undue reliance on the unaudited prospective financial information set forth below.

The inclusion of the prospective financial information herein is not deemed an admission or representation by the Company that either the projected financial performance or the projected cash flow and balance sheet are viewed by the Company as material information of the Company or the surviving corporation. Neither the projected financial performance nor the projected cash flow and balance sheets are included in this proxy statement in order to induce any holder of the Company common shares to approve the merger proposal. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING SINCE ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

Subject to the foregoing qualifications, the following is a summary of the prospective financial information:

Prospective Financial Information

($ in millions, except per share data)

	Projected
	2015E	2016E	2017E	2018E	2019E
EBITDA (1)
Distribution Operations	$913	$993	$1,088	$1,162	$1,245
Retail Operations	188	176	183	188	194
Wholesale Services	52	53	52	52	52
Midstream Operations	6	12	37	78	100
Corporate	11	11	11	7	5

EBITDA	$1,170	$1,245	$1,371	$1,487	$1,596

EBIT
Distribution Operations	$575	$627	$696	$744	$807
Retail Operations	162	151	158	163	170
Wholesale Services	50	50	50	50	50
Midstream Operations	(13)	(8)	12	50	70
Corporate and Other	(6)	(6)	(6)	(10)	(12)

EBIT (2)	$768	$814	$910	$997	$1,086

Interest Expense, Net	$174	$191	$229	$267	$280
Income Taxes (3)	217	229	251	270	298
Minority Interest	21	19	20	21	22

Net Income (2)	$355	$374	$410	$440	$486
EPS—Diluted	$2.96	$3.10	$3.37	$3.59	$3.94

(1)	EBITDA excludes the effects of interest expense, income tax (expense) benefit, depreciation and amortization expense. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net earnings, operating earnings, cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company’s management believes that EBITDA may provide additional information with respect to the Company’s performance or ability to meet its future debt service, capital expenditures and working capital requirements.
(2)	Numbers may not foot due to rounding.
(3)	Income taxes attributable to Piedmont Natural Gas Company, Inc.’s 15% interest in Company subsidiary SouthStar Energy Services LLC are included in minority interest; income taxes are shown excluding taxes attributable to minority interest.

Subject to the foregoing qualifications, the following is a summary of the projected balance sheet:

Projected Balance Sheet

($ in millions)

	Projected
	2015E	2016E	2017E	2018E	2019E
Total Assets	$15,460	$16,256	$17,013	$17,339	$17,840
Total Liabilities	$11,483	$12,122	$12,690	$12,804	$13,054
Total Equity and Minority Interest	$3,977	$4,134	$4,323	$4,535	$4,786
Total Liabilities and Equity	$15,460	$16,256	$17,013	$17,339	$17,840

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to the Board that, as of August 23, 2015 and based upon and subject to the factors and assumptions set forth therein, the $66.00 in cash per share of Company common stock to be paid to the holders (other than Southern Company and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 23, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2014;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its shareholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company, which are referred to as the “Forecasts”.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, reviewed the reported price and trading activity for the shares of Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the utilities industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Board that the Forecasts had been reasonably prepared on a basis reflecting the best available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the

Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Southern Company and its affiliates) of shares of Company common stock, as of the date of its opinion, of the $66.00 in cash per share to be paid to such holders pursuant to the merger agreement. The Goldman Sachs opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $66.00 in cash per share of Company common stock to be paid to the holders of shares (other than Southern Company and its affiliates) pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of the Company or Southern Company or the ability of the Company or Southern Company to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 21, 2015, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Company common stock.

This analysis indicated that the price per share to be paid to holders of Company common stock pursuant to the merger agreement represented:

•	a premium of 37.9% based on the market closing price of $47.86 on August 21, 2015;

•	a premium of 36.7% based on the volume-weighted average price of $48.28 for the 30 trading days ended August 21, 2015;

•	a premium of 14.8% based on the 52-week high market closing price of $57.51 per share; and

•	a premium of 41.8% based on the 52-week low market closing price of $46.56 per share.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the gas utility industry (collectively referred to as the selected companies):

•	Atmos Energy Corporation;

•	The Laclede Group, Inc.;

•	New Jersey Resources Corporation;

•	Northwest Natural Gas Company;

•	ONE Gas, Inc.;

•	Piedmont Natural Gas Company, Inc.;

•	South Jersey Industries, Inc.;

•	Southwest Gas Corporation; and

•	WGL Holdings, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared various financial multiples and ratios based on information it obtained from estimates from the Institutional Brokers’ Estimate System, which we refer to in this section as “IBES”, estimates from Capital IQ, Bloomberg market data as of August 21, 2015 and, in the case of the Company, the Forecasts. With respect to each of the selected companies and the Company, Goldman Sachs calculated the applicable company’s adjusted enterprise value, which is the market capitalization of the applicable company (based on the closing price of shares of the applicable company’s common stock as of August 21, 2015 and the number of shares of common stock outstanding of the applicable company on a fully diluted basis) plus the book value of debt less the book value of cash and cash equivalents (based on the applicable company’s public filings, as adjusted for underfunded pension liabilities and other post-employment benefits, tax-effected), plus the book value of minority interests, as a multiple of the applicable company’s estimated calendar years 2015 and 2016 earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA”, respectively, and compared those to the adjusted enterprise value of the Company (calculated in the same manner as set forth above except the number of shares outstanding on a fully diluted basis was based on information provided by management of the Company rather than market data) as a multiple of the Company’s estimated calendar years 2015 and 2016 EBITDA, respectively, according to both IBES estimates and the Forecasts (based on the closing price per share of the Company’s common stock as of August 21, 2015 and therefore without giving effect to any transaction premium). The results of these analyses are summarized as follows:

Levered Market Capitalization as a multiple of:	Selected Companies		Company per IBES estimates	Company per Forecasts
	Range	Median [1]
Adjusted EV / 2015E EBITDA	7.8x – 12.8x	10.3x	8.8x	8.6x
Adjusted EV / 2016E [2] EBITDA	7.4x – 12.4x	9.4x	8.4x	8.1x

[1]	South Jersey Industries, Inc. and New Jersey Resources Corporation were excluded from the selected companies’ median calculation due to disproportionately higher income vs. EBITDA resulting primarily from benefits from investment tax credits for solar assets.

Goldman Sachs also calculated the implied price to estimated earnings ratios, which we refer to as the “P/E Ratio”, of the selected companies by dividing the price per share of the relevant company (calculated as described above) by the estimated earnings per share of the relevant company for each of calendar years 2015 and 2016 per IBES estimates. The results were compared to the P/E Ratio of the Company based on both IBES estimates and the Forecasts (based on the closing price per share of the Company’s common stock as of August 21, 2015 and therefore without giving effect to any transaction premium). The following table presents the results of this analysis:

P/E Ratio:	Selected Companies		Company per IBES estimates	Company per Forecasts
	Range	Median
2015	16.8x – 21.0x	18.0x	16.0x	16.2x
2016	15.6x – 20.2x	17.0x	15.8x	15.4x

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the utility and power industry since May 2005.

Selected Transactions
Date Announced	Acquiror	Target
May 8, 2005	Duke Energy Corporation	Cinergy Corp.

February 27, 2006	National Grid plc	KeySpan Corporation

July 5, 2006	Castor Holdings LLC, a subsidiary of a consortium led by Macquarie Infrastructure Partners	Duquesne Light Holdings, Inc.

July 10, 2006	WPS Resources Corporation	Peoples Energy Corporation

June 25, 2007	Iberdrola, S.A.	Energy East Corporation

October 25, 2007	Padua Intermediate Holdings, Inc., a subsidiary of a consortium led by Macquarie Infrastructure Partners	Puget Energy, Inc.

February 10, 2010	FirstEnergy Corp.	Allegheny Energy, Inc.

December 7, 2010	The Company	Nicor Inc.

January 10, 2011	Duke Energy Corporation	Progress Energy, Inc.

April 20, 2011	The AES Corporation	DPL, Inc.

April 28, 2011	Exelon Corporation	Constellation Energy Group, Inc.

February 20, 2012	FortisUS, Inc.	CH Energy Group, Inc.

May 29, 2013	MidAmerican Energy Holdings Company	NV Energy, Inc.

December 11, 2013	FortisUS Inc.	UNS Energy Corporation

April 30, 2014	Exelon Corporation	Pepco Holdings Inc.

June 23, 2014	Wisconsin Energy Corporation	Integrys Energy Group, Inc.

October 20, 2014	Como 1 L.P., a subsidiary of Macquarie Group Ltd.	Cleco Corporation

December 3, 2014	NextEra Energy, Inc.	Hawaiian Electric Industries, Inc.

February 25, 2015	Iberdrola USA, Inc.	UIL Holdings Corporation

[2]	WGL Holdings, Inc. and New Jersey Resources Corporation were excluded from 2016 median and range calculations due to lack of consensus IBES estimates for the 2016 fiscal year.

While none of the companies that participated in the selected transactions (other than the Company’s acquisition of Nicor Inc.) are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile.

For each of the selected transactions, Goldman Sachs calculated and reviewed the announced purchase price per share of the target company as a multiple of estimated earnings per share for the first full fiscal year period beginning in the year of the applicable transaction announcement date (or in certain instances, for the fiscal year period following the announcement date as described in footnote 5 to the table below), which we refer to as “FY1 EPS” or “FY2 EPS” as the case may be, based on IBES estimates most recently published prior to the date of the announcement of the applicable transaction. For the proposed merger, Goldman Sachs compared IBES estimates for the Company and the earnings per share reflected in the Forecasts with the terms of the merger agreement.

In addition, for each of the selected transactions, Goldman Sachs calculated and reviewed the premiums paid as a comparison of the announced per share price compared to the last undisturbed closing price of the relevant target company prior to announcement of the relevant transaction.

The following table presents the results of this analysis:

Metric	Selected Transactions		Proposed Transaction[3]
	Range	Median[4]
Purchase Price/ FYI EPS[5]	12.5x – 22.5x	18.8x	22.1x
Premiums Paid: 1-Day Prior to Announcement	7.1% – 31.6%	21.7%	37.9%

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Company common stock. For purposes of this analysis, Goldman Sachs calculated the illustrative future price per share of Company common stock at year-end 2017 and 2018 by applying illustrative next twelve month price to earnings, which we refer to as “NTM P/E,” multiples ranging from 15.0x to 17.0x to estimated earnings per share of Company common stock for 2018 and 2019 of $3.59 and $3.94, respectively, discounting back to August 21, 2015, using a discount rate of 6.1%, reflecting an estimate of the Company’s cost of equity. The calculations were adjusted for the present value of estimated dividends per share of Company common stock during the second half of 2015 through the end of fiscal year 2017 and for the second half of 2015 through the end of fiscal year 2018, as applicable, per the Forecasts. This analysis resulted in an illustrative range of implied present values of $51.73 to $57.98 per share of Company common stock discounted from year-end 2017, and an illustrative range of implied present values of $55.19 to $61.66 per share of Company common stock discounted from year-end 2018.

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis for the Company using the Forecasts to determine a range of present values per share of Company common stock. Goldman Sachs conducted its illustrative discounted cash flow analysis using estimated unlevered free cash flows of the Company for the second half of fiscal year 2015 through 2019, assuming mid-year convention, and using discount rates ranging from 4.25% to 5.25%, reflecting estimates of the Company’s weighted average cost of capital. Goldman Sachs then derived a range of illustrative terminal values by applying an illustrative range of LTM (Last Twelve Months) EBITDA, exit multiples of 8.0x to 10.0x to the Company’s estimated terminal year EBITDA, and discounted such implied terminal values to August 21, 2015, using the same range of discount rates as described above. Goldman Sachs then added the present values of the illustrative terminal values with the present values of the estimated unlevered free cash flows for the second half of fiscal year 2015 through fiscal year 2019 and subtracted the amount of net debt of $4.3 billion (per the Company’s public filings, as adjusted for pension underfunding and welfare program underfunding, tax-effected) to calculate the present values of illustrative equity values of the Company as of August 21, 2015. Goldman Sachs then divided such present values of illustrative equity values by the estimated number of the shares of Company common stock outstanding on a fully diluted basis as of August 21, 2015, based on information provided by management of the Company, to calculate an illustrative range of per-share equity values. This analysis resulted in an illustrative range of value indications of $38.96 to $64.53 per share of Company common stock.

[3]	Based on IBES estimates.
[4]	Medians exclude the merger.
[5]	FortisUS Inc./ UNS Energy Corporation transaction and NextEra Energy, Inc./ Hawaiian Electric Industries, Inc. transaction are based on FY 2 EPS because the transactions were announced in December. WPS Resources Corporation/Peoples Energy Corporation transaction and Castor Holdings LLC/Duquesne Light Holdings, Inc. transaction are based on FY 2 EPS due to significant rate case activity at time of announcement. Exelon Corporation/ Constellation Energy Group, Inc. transaction was based on FY 2 EPS due to non-recurring unregulated earnings in the FY 1 period. FY 1 EPS in the transaction between the Company and Nicor Inc. was adjusted to exclude one-time recovery of bad debt expense via bad debt expense tracker, approved by the Illinois Commerce Commission on February 2, 2010, which provided for retroactive 2008/2009 after-tax recovery of $19.3 million.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison (other than the Company’s acquisition of Nicor Inc.) is directly comparable to the Company or the merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Board as to the fairness from a financial point of view of the $66.00 in cash per share of Company common stock to be paid to the holders (other than Southern Company and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration to be paid pursuant to the merger agreement was determined through arm’s-length negotiations between the Company and Southern Company and was unanimously adopted by the Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above under “The Merger—Reasons for Recommending the Approval of the Merger” beginning on page [    ], Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to adopt the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Southern Company, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory or underwriting services to the Company or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. Goldman Sachs has also provided certain financial advisory or underwriting services to Southern Company or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering of Gulf Power Company’s (an affiliate of Southern Company) 4.55% Senior Notes due 2044 (aggregate principal amount $200 million) in September 2014; as joint bookrunner with respect to a public offering of Alabama Power Company’s (an affiliate of Southern Company) 3.75% Senior Notes due 2045 (aggregate principal amount $550 million) in March 2015; as sole remarketing agent with respect to a public remarketing in May 2015 of Pollution Control Revenue Bonds due 2053 (aggregate principal amount $104.6 million) issued for the benefit of Georgia Power Company (an affiliate of Southern Company); and as joint bookrunner with respect to a public offering of Southern Company’s 2.75% Senior Notes due 2020 (aggregate principal amount $600 million) in June 2015. Goldman Sachs may also in the future provide financial advisory or underwriting services to the Company, Southern Company and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated August 12, 2015, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $34.5 million, a portion of which became payable upon announcement of the merger and the remainder of which is contingent upon consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Effects of the Merger

If the proposal to approve the merger agreement receives the affirmative vote of the holders of a majority of outstanding shares of Company common stock entitled to vote at the special meeting, voting together as a single voting group, and the other conditions to the closing of the merger are either satisfied or (if permissible under applicable law) waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly-owned direct subsidiary of Southern Company.

Following the merger, all of the Company’s equity interests will be beneficially owned by Southern Company and none of the Company’s current shareholders will, by virtue of the merger, have any ownership interest in, or be a shareholder of, the Company, the surviving corporation or Southern Company after the consummation of the merger (except that holders of performance share unit awards of the Company will become holders of assumed Southern RSUs at the effective time of the merger and therefore may receive shares of Southern Company common stock in the future, as described above under “The Merger Agreement—Treatment of Equity Awards”). As a result, the Company’s current shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Southern Company will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by the Company as treasury stock, shares owned by a subsidiary of the Company and shares owned by shareholders who have properly exercised and perfected dissenters’ rights under the GBCC, will be converted into the right to receive the merger consideration, without interest, and all shares of Company common stock so converted will, at the effective time, be canceled. Please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration and Conversion of Company Common Stock” beginning on page [    ].

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [    ] and the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards” beginning on page [    ].

The Company common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “GAS”. Following the consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company common stock. Termination of registration of the Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company’s shareholders and the SEC, and would make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section  14(a) of the Exchange Act, no longer applicable to the Company.

Effects on the Company if Merger is Not Completed

In the event that the proposal to approve the merger agreement does not receive the required approval from the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on the NYSE, the Company common stock will continue to be registered under the Exchange Act and the Company’s shareholders will continue to own their shares of the Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Company common stock.

If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of Company common stock may decline if the current market price of the Company’s stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page [    ].

Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to Southern Company a termination fee or reimburse Southern Company for its expenses. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee and Reimbursement of Expenses” beginning on page [     ].

Financing of the Merger

There is no financing condition to the merger. In connection with the execution of the merger agreement, Southern Company entered into the commitment letter with Citigroup, pursuant to which Citigroup has committed to provide debt financing for the merger, consisting of an $8.1 billion senior unsecured bridge facility (minus the net cash proceeds from certain securities issuances by Southern Company and other specified amounts as provided therein). The obligation of Citigroup to provide this debt financing is subject to a number of customary conditions, including execution and delivery of certain definitive documentation. If necessary, the terms of the bridge financing, including any conditions thereto and covenants thereunder, will be set out in various definitive documentation to be entered into by the respective parties.

Interests of the Company’s Directors and Executive Officers in the Merger

Overview

In considering the proposals to be voted on at the special meeting, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching its decision to adopt the merger agreement and in resolving to recommend the Company’s shareholders vote to approve the merger agreement. As described in more detail below, these interests include:

•	each stock option of the Company granted under the Company’s equity incentive plans that is vested and outstanding as of immediately prior to the effective time will be cancelled at the effective time in exchange for a cash payment equal to the number of shares of Company common stock subject to such stock option multiplied by the excess, if any, of the merger consideration over the stock option’s per-share exercise price;

•	each restricted stock award and restricted stock unit award of the Company granted under the Company’s equity incentive plans will become vested (with any applicable performance conditions deemed achieved) and will be cancelled at the effective time in exchange for a cash payment equal to the number of shares of Company common stock subject to such award multiplied by the merger consideration, together with any dividends credited to such awards in accordance with the terms of the applicable award agreement;

•	each performance share unit award of the Company granted under the Company’s equity incentive plans will be converted at the effective time into an assumed Southern RSU, on the same vesting schedule and payment terms and similar other terms and conditions (but without continued performance-based vesting conditions), with respect to a number of shares of Southern Company common stock (rounded to the nearest whole share) determined by multiplying the number of shares of Company common stock subject to each Company performance share unit award by a fraction, the numerator of which is the merger consideration and the denominator of which is the volume weighted average price per share of Southern Company common stock on the NYSE on each of the five consecutive trading days ending on (and inclusive of) the trading day that is two trading days prior to the closing date. For purposes of determining the number of shares of Company common stock subject to each Company performance share unit, all applicable performance goals will be deemed achieved at the greater of 125% of target level and the actual performance level achieved as of immediately prior to the effective time (as adjusted to the extent equitably required), as determined by the Company;

•	each deferred stock unit award of the Company credited to the account of a participant in the Company’s Nonqualified Savings Plan or Common Stock Equivalent Plan for Non-Employee Directors will be cancelled at the effective time in exchange for the right to receive a cash payment equal to the number of shares of Company common stock subject to such award multiplied by the merger consideration, together with any dividends credited to such awards and payable in accordance with the terms of the applicable plan;

•	accelerated vesting (on a prorated basis) of any assumed Southern RSU upon certain types of terminations of employment at or within two years following the effective time;

•	eligibility to receive certain payments and benefits under the executive officer’s continuity agreement with the Company upon certain types of terminations of employment at any time prior to the second anniversary of the effective time; and

•	for participants in the Company’s Nonqualified Savings Plan, the funding of a rabbi trust in an amount sufficient to satisfy the accrued benefits under the plan.

The directors and executive officers of the Company also have the right to indemnification and insurance coverage that will survive the completion of the merger. Please see the section below entitled “—Director and Officer Indemnification and Insurance” beginning on page [    ] and the section of this proxy statement entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page [    ].

Payments to Directors and Executive Officers in Respect of Equity Awards

Upon completion of the merger, each restricted stock award, restricted stock unit award, deferred stock unit award and vested stock option of the Company will be cancelled in exchange for a cash payment, and each performance share unit award of the Company will be converted into an assumed Southern RSU with respect to shares of Southern Company common stock, in each case as described in the section entitled “The Merger—Treatment of Equity Awards” beginning on page [    ] of this proxy statement. All such assumed Southern RSUs will vest on a prorated basis in the event of a “qualifying termination” within the two-year period following the effective time. For purposes of the executive officers, a qualifying termination has the meaning described in the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger—Continuity Agreements” beginning on page [    ] of this proxy statement. All Company stock options are vested as of the date of this proxy statement. The Company’s non-employee directors do not hold any stock options, restricted stock awards, restricted stock unit awards or performance share unit awards.

Deferral Plans

Pursuant to the Nonqualified Savings Plan, executive officers of the Company may voluntarily defer payment of a portion of their compensation to a deferral account on a pre-tax basis. Compensation is generally deferred in the form of cash and is indexed to certain investment alternatives or units of Company common stock. In connection with the consummation of the merger, the Company will fund a rabbi trust in an amount sufficient to satisfy the accrued obligations under the plan, in accordance with its terms. In the event of a termination of employment at or within the two years following the effective time, the executive will receive his or her accrued benefit under the plan in a lump sum payment.

Pursuant to the Common Stock Equivalent Plan for Non-Employee Directors, the Company’s non-employee directors may voluntarily defer payment of their director compensation to a deferral account on a pre-tax basis. Compensation is deferred in the form of units of Company common stock. Each non-employee director will receive his or her accrued benefit under the plan in connection with the consummation of the merger.

Continuity Agreements

Each of the executive officers of the Company has entered into a change in control severance agreement with the Company, referred to as a “continuity agreement”. In the event an executive officer has a qualifying termination (as described below) at any time prior to the second anniversary of the effective time, the executive will be entitled to the following payments and benefits under his or her continuity agreement:

•	a lump-sum payment equal to 200% of the sum of (i) the greater of the executive officer’s annual base salary at the time of the qualifying termination and the date of the first public announcement of the merger plus (ii) the average of the annual incentive compensation payment actually paid to the executive officer under the Company’s annual incentive program for the three completed years prior to the year of the qualifying termination;

•	a prorated annual incentive compensation payment for the year of the qualifying termination equal to the greater of (i) the executive’s target annual incentive payment for such year of qualifying termination and (ii) the actual annual incentive payment that would be paid to the executive officer for such year of qualifying termination based on actual performance through the date of the qualifying termination;

•	up to one year of outplacement assistance, provided that the cost to the Company or Southern Company for such outplacement assistance shall not exceed 25% of the executive officer’s base salary in effect as of the date of the first public announcement of the merger;

•	continued life insurance and disability insurance benefits and medical and dental coverage (in the case of medical and dental coverage, as long as the executive officer pays the monthly COBRA premium for such coverage) until the earlier of (i) the second anniversary of the later of the qualifying termination and the effective time and (ii) the date the executive officer is first eligible for comparable coverage with a subsequent employer, together with an additional payment to the executive officer in an amount equal to the excess of the monthly COBRA premium over the active employee cost for such monthly coverage; and

•	vesting of any outstanding stock options, restricted stock, performance shares, performance unit or other long-term incentive awards in accordance with the terms of the plan and award agreements under which such awards were made.

The continuity agreements are subject to a “best net” Section 280G modified cutback, whereby in the event that it is determined that any payment would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code and the net amount of such payment received by an executive officer after the payment of any excise taxes under Section 280G would be less than the net amount he or she would have received without the receipt of such “excess parachute payment”, the amount of the payment will be reduced so that the executive officer receives the maximum amount of the payment possible without incurring any tax under Section 4999 of the Code.

The continuity agreements prohibit the executive officers from initiating contact with Company employees for employment outside the Company during the twenty-four month period following a qualifying termination.

For purposes of the continuity agreements, a “qualifying termination” means a termination by the Company or Southern Company without “cause” or by the executive officer with “good reason”. “Cause” is generally defined to mean any of the following: (i) willful fraud, dishonesty or malfeasance by the executive officer in connection with the executive officer’s employment with the Company, Southern Company or one of their subsidiaries which results in material harm to the Company, Southern Company or one of their subsidiaries; (ii) the executive officer’s continued failure to substantially perform the duties and responsibilities of the executive officer’s position after written notice from the Company or Southern Company setting forth the particulars of such failure and a reasonable opportunity of not less than thirty business days to cure such failure; or (iii) the executive officer’s plea of guilty or nolo contendere to, or conviction of, a felony. “Good reason” is generally defined to mean any of the following: (1) any material diminution in the executive officer’s position, duties or responsibilities with the Company, or any change that would constitute a material adverse alteration in the executive officer’s duties, responsibilities or other conditions of employment, from those in effect as of the date of the first public announcement of the merger (and, for purposes of the continuity agreements, a material diminution in the executive officer’s position, duties or responsibilities with the Company will be deemed to exist if the executive officer retains the same title or position with the Company after the Company is no longer a public company and the executive does not have the same title or position with the ultimate public parent of the Company); (2) any material diminution in the executive officer’s rate of annual base salary or annual incentive compensation opportunity from the rate of annual base salary and annual incentive compensation opportunity in effect as of the date of the first public announcement of the merger, other than a diminution which is consistent with a diminution for all other executive officers at a comparable level; (3) any action or inaction that constitutes a material breach by the Company or Southern Company of any agreement under which the executive officer provides services to the Company or Southern Company; or (4) any material change in the geographic location at which the executive officer must perform services for the Company or Southern Company, which the Company or Southern Company has determined is a change in the executive officer’s primary employment location to a location which is in excess of fifty miles from the executive officer’s primary employment location as of the date of the first public announcement of the merger.

New Management Arrangements

To the best of our knowledge, except as described in the following sentence or in the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger—Continuity Agreements”, no employment or other agreement, arrangement or understanding between any director or executive officer of the Company, on the one hand, and Southern Company, Merger Sub or the Company, on the other hand, existed as of the date of this proxy statement, and neither the merger nor any related transaction is conditioned upon any director or executive officer of the Company entering into any such agreement, arrangement or understanding. Southern Company has had discussions with certain members of senior management of the Company with respect to potential roles following the merger; however, no such discussions or compensation arrangements have been concluded as of the date of this proxy statement. There can be no assurance that any parties will reach an agreement on any terms, or at all. There were no discussions regarding the post-transaction roles of members of the Board.

Director and Officer Indemnification and Insurance

Pursuant to the terms of the merger agreement, the directors and officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the effective time of the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page [    ].

Quantification of Payments and Benefits

The table below entitled “Potential Change of Control Payments to Named Executive Officers”, along with its footnotes, shows the compensation that may be paid or may become payable in connection with, or following, the consummation of the merger to the Company’s named executive officers identified in the most recent proxy statement with respect to the 2015 annual meeting of Company shareholders (i.e., the Company’s principal executive officer, principal financial officer, and three other most highly compensated executive officers as determined for purposes of such annual proxy statement), as well as the Company’s current principal financial officer, as required by Item 402(t) of Regulation S-K.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

The amounts indicated below do not attempt to quantify any reduction that may be required as a result of the “best-net” Section 280G modified cut back included in the named executive officers’ continuity agreements; therefore, actual payments to the named executive officers may be less than the amounts indicated below.

For purposes of calculating the amounts indicated below, we have assumed:

•	the effective time is September 1, 2015, which is the assumed date of the closing of the merger solely for purposes of this transaction-related compensation disclosure;

•	the relevant price per share of Company common stock is equal to the merger consideration;

•	each named executive officer is terminated by Southern Company without “cause” or resigned for “good reason” (as such terms are defined in the relevant plans and agreements), in each case, immediately following the effective time (each, referred to as a “qualifying termination”);

•	quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each named executive officer as of September 1, 2015, the latest practicable date before the filing of this proxy statement;

•	all unvested equity awards held by each named executive officer as of September 1, 2015 remain unvested as of the effective time; and

•	for purposes of the agreements and plans described below, the consummation of the merger as contemplated by the merger agreement constitutes a “change in control” or “change of control” at the effective time.

For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the sections entitled “—Payments to Directors and Executive Officers in Respect of Equity Awards”, “—Deferral Plans” and “—Continuity Agreements” above.

Potential Change of Control Payments to Named Executive Officers

Named Executive Officer	Cash($) (1)	Equity($) (2)	Perquisites/ Benefits (3)	Other (4)	Total
John W. Somerhalder II	$4,973,692	$11,520,099	$120,352	$251,054	$16,865,197
Elizabeth W. Reese	$1,345,701	$887,694	$56,662	$110,000	$2,400,057
Andrew W. Evans	$2,465,936	$3,470,271	$58,255	$175,000	$6,169,462
Henry P. Linginfelter	$2,194,889	$2,845,367	$104,411	$140,927	$5,285,594
Paul R. Shlanta	$1,690,861	$1,773,719	$122,552	$115,654	$3,702,786
Peter I. Tumminello	$4,330,552	$1,177,083	$85,365	$107,500	$5,700,500

(1)	Cash. The estimated amounts listed in this column represent the aggregate value of cash severance each named executive officer would be entitled to receive under his or her continuity agreement with the Company in connection with a qualifying termination at any time prior to the second anniversary of the effective time. The estimated amounts listed in this column assume the prorated annual incentive compensation payment for the year of the qualifying termination is paid at target level. Severance payments under each named executive officer’s continuity agreement are “double-trigger” in that they would be paid to the named executive officer only if such named executive officer experiences a qualifying termination at any time prior to the second anniversary of the effective time. The estimated amounts shown in this column are based on the compensation levels in effect on September 1, 2015, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation levels are changed after such date, actual payments to a named executive officer may be different than those listed in this column. For additional information see “Interests of Directors and Executive Officers in the Merger—Continuity Agreements”.
(2)	Equity. The estimated amounts listed in this column represent the aggregate value in respect of each named executive officer’s unvested Company restricted stock awards, restricted stock unit awards and performance share unit awards as of September 1, 2015, the latest practicable date before the filing this proxy statement, as set forth in more detail in the table below. Payments in respect of Company restricted stock awards and restricted stock unit awards are “single-trigger” benefits in that they would be payable immediately upon the closing date, whether or not employment is terminated. Payments in respect of Company performance share units are “double-trigger” benefits in that they would be paid to a named executive officer only if such named executive officer experiences a qualifying termination upon or within two years following the effective time, or if the awards vest in accordance with their terms. For additional information, please see the section entitled “The Merger Agreement—Treatment of Equity Awards”.

Named Executive Officer	Aggregate Value of AGL Restricted Stock Awards and Restricted Stock Unit Awards ($)	Aggregate Value of AGL Performance Share Unit Awards ($) (a)	Total ($)
John W. Somerhalder II	$3,576,210	$7,943,889	$11,520,099
Elizabeth W. Reese	$362,538	$525,156	$887,694
Andrew W. Evans	$1,186,878	$2,283,393	$3,470,271
Henry P. Linginfelter	$887,436	$1,957,931	$2,845,367
Paul R. Shlanta	$550,638	$1,223,081	$1,773,719
Peter I. Tumminello	$480,216	$696,867	$1,177,083

(a)	Assumes all applicable performance criteria are satisfied at 125% of target level.

(3)

Perquisites/Benefits. The estimated amounts listed in this column represent the continued life insurance and disability insurance benefits and medical and dental coverage each named executive officer would be entitled to receive under his continuity agreement in connection with a qualifying termination at any time prior to the second anniversary of the effective time. Continued life insurance and disability insurance benefits and medical and dental coverage are “double-trigger” in that they would be paid to a named executive officer only if such named executive officer experiences a qualifying termination at any time prior to the second anniversary of the effective time. The estimated amounts shown in this column are based on the benefit and perquisite levels in effect on September 1, 2015, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if benefit and perquisite levels are changed after such date, actual payments to a named executive officer may be different than those listed in this column. For additional information see “Interests of AGL Directors and Executive Officers in the Merger—Continuity Agreements”.
(4)	Other. The amounts listed in this column represent the outplacement services each named executive officer would be entitled to receive under his or her continuity agreement in connection with a qualifying termination at any time prior to the second anniversary of the effective time. Outplacement service benefits are “double-trigger” in that they would be paid to a named executive officer only if such named executive officer experiences a qualifying termination at any time prior to the second anniversary of the effective time. For additional information see “Interests of AGL Directors and Executive Officers in the Merger—Continuity Agreements”.

The Board unanimously recommends a vote “FOR” the approval of the nonbinding compensation proposal.

The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to approve the merger agreement. Accordingly, you may vote to approve the merger and vote not to approve the compensation and vice versa. This nonbinding compensation proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Southern Company or, following the merger, the surviving corporation and its subsidiaries. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. This is an advisory vote only and will not be binding on the Company or the Board.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Company common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of Company common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Company common stock through the exercise of options or otherwise as compensation, holders who hold their Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who exercise appraisal rights, and holders who own or have owned (directly, indirectly or constructively) five percent or more of the Company’s stock (by vote or value). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any consequences or requirements of or relating to the Foreign Account Tax Compliance Act, or any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Company common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service, which we refer to as the “IRS”, may not agree with the tax consequences described in this proxy statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Company common stock, you should consult your own tax advisor.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws and the application of any U.S. federal tax rules not addressed in this discussion) of the receipt of cash in exchange for shares of Company common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Company common stock that is not a U.S. holder.

U.S. Holders

The conversion of shares of Company common stock into cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses (including for individual U.S. holders) is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Company common stock.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the merger and (ii) the non-U.S. holder’s holding period in the Company common stock, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the Company’s outstanding common stock at any time during the applicable period. Although there can be no assurances in this regard, the Company does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding will apply with respect to the cash received by such holder pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any.

Dividends

The Company pays quarterly cash dividends on Company common stock and the last dividend was paid on September 1, 2015. Under the terms of the merger agreement, the Company may continue paying its regular quarterly cash dividends (when and if declared by the Board), without the prior written consent of Southern Company.

Regulatory Approvals Required for the Merger

General

To complete the merger, the Company and Southern Company must obtain certain authorizations, approvals or consents from a number of federal and state public utility, antitrust, and other regulatory authorities. The required regulatory approval will include (i) expiration or termination of the waiting period under the HSR Act, (ii) approvals of the California Public Utilities Commission, Georgia Public Service Commission, Illinois Commerce Commission, Maryland Public Service Commission, New Jersey Board of Public Utilities and Virginia State Corporation Commission and approvals required under applicable state laws, (iii) approval of the FCC and (iv) any other approval which Southern Company and the Company agree are required. We are not currently aware of any other material governmental filings, authorizations, approvals or consents that are required prior to the completion of the merger.

The Company currently anticipates completing the merger during the second half of 2016. Although the Company believes that the required authorizations, approvals and consents described below to complete the merger will be received within that time frame, there can be no assurance as to the precise timing of or the ultimate ability of the Company and Southern Company to obtain such authorizations, approvals or consents (or any additional authorizations, approvals or consents which may otherwise become necessary). Nor can there be assurance that such authorizations, approvals or consents will be obtained on terms and subject to conditions satisfactory to the Company and Southern Company.

The following is a brief summary of required federal and state regulatory filings and approvals related to the merger.

Hart-Scott-Rodino Act

Completion of the merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act, and the rules and regulations promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the U.S. Department of Justice, which we refer to as the “DOJ”, and the Federal Trade Commission, which we refer to as the “FTC”, and the applicable waiting period has expired or been terminated. The Company and Southern Company expect to file their required HSR notification and report forms with the DOJ and FTC during the third quarter of 2015.

The waiting period with respect to the notification and report forms filed under the HSR Act expires 30 calendar days after such filings, unless otherwise extended or terminated. The waiting period can be extended if the DOJ or the FTC issues a Request for Additional Information and Documentary Material, which we refer to as a Second Request, to the Company and Southern Company. A Second Request is a request that the parties to a merger or acquisition provide the DOJ or FTC with information, documents and data that allows the agency to further consider whether the proposed transaction violates the federal antitrust laws. The issuance of a Second Request extends the required waiting period to consummate the transaction for an additional 30 days, measured from the time both the Company and Southern Company certify that they have substantially complied with the Second Request, unless that waiting period is earlier terminated by the DOJ or FTC, as applicable.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ, FTC, or any U.S. state, could take such action under the antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company and Southern Company. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust or competition grounds, and, if such a challenge is made, there can be no assurance as to its result. Under the merger agreement, the Company and Southern Company generally must take all necessary actions to obtain all regulatory approvals required to complete the merger. However, Southern Company is not required under the merger agreement to agree to any undertaking, term, condition, liability, obligation, commitment or sanction in order to obtain such regulatory approvals if doing so would, individually or in the aggregate, constitute or would reasonably be expected to constitute a burdensome effect. If the merger is not completed within 12 months after the expiration or early termination of the applicable HSR Act waiting period, the Company and Southern Company will be required to submit new notification and report forms to the DOJ and the FTC, and a new HSR Act waiting period will have to expire or be terminated before the merger can be completed.

Federal Communications Commission

Under FCC regulations implementing provisions of the Communications Act of 1934, as amended, an entity holding private radio licenses for internal communications purposes generally must obtain the approval of the FCC before the direct or indirect transfer of control or assignment of those licenses. Subsidiaries of the Company hold certain FCC licenses for private internal communications and, thus, must obtain prior FCC approval to assign or transfer indirect control of those licenses. The Company believes the parties will be able to obtain the required FCC approvals.

State Regulatory Approvals

The merger is subject to the approval of the California Public Utilities Commission, Georgia Public Service Commission, Illinois Commerce Commission, Maryland Public Service Commission, New Jersey Board of Public Utilities and Virginia State Corporation Commission and other approvals required under applicable state laws. The following subheadings contain a brief description of the relevant state regulatory approval requirements for the completion of the merger. While the Company believes the parties will be able to obtain the required approvals as described below, there is no assurance that the relevant jurisdictions will approve the merger or that such approvals will not include terms, conditions or restrictions that are unacceptable to the parties in light of the requirements imposed under the merger agreement.

California Public Utilities Commission (“CPUC”)

In connection with the merger, on [    ], the Company, Southern Company and Central Valley Gas Storage, LLC (“Central Valley”) filed for approval of the CPUC of a change in control over Central Valley, which is a “gas corporation” and a “public utility” under the California Public Utilities Code. The California Public Utilities Code requires CPUC approval before any person shall “merge, acquire, or control either directly or indirectly any public utility organized and doing business” in California. The CPUC will review the transaction to determine whether the transaction will be “adverse to the public interest.”

Georgia Public Service Commission (“GPSC”)

Under Georgia law, no person may acquire ownership or control of a gas pipeline or distribution system, whether directly or indirectly, without obtaining a determination from the GPSC that the acquisition satisfies the standard of public convenience and necessity. Atlanta Gas Light Company is a gas pipeline or distribution system within the meaning of Georgia law. Under Georgia law, the GPSC shall consider the following in assessing such an acquisition:

•	whether existing gas pipelines or distribution systems are adequate to meet the reasonable public needs;

•	the volume of demand for such gas, and whether such demand and that reasonably to be anticipated in the future can support already existing gas pipeline and distribution systems, if any, and also the pipeline or distribution system proposed by the applicant;

•	the financial ability of the applicant to furnish adequate continuous service and to meet the financial obligations of the service which the applicant proposes to perform;

•	the adequacy of the supply of gas to serve the public;

•	the economic feasibility of the pipeline or distribution system and the propriety of the engineering and contracting fees, the expenses, and the financing charges and costs connected with the pipeline or distribution system; and

•	the effect on existing revenues and service of other pipelines or distribution systems, and particularly whether the granting of the certificate will or may seriously impair existing public service.

Georgia law makes clear, however, that the GPSC is not limited to consideration of the above-listed factors.

Illinois Commerce Commission (“ICC”)

Under Illinois law, prior approval of the ICC is required for a reorganization transaction involving an Illinois public utility where “reorganization” means any transaction which, regardless of the means by which it is accomplished, results in a change in (i) the ownership of a majority of the voting capital stock of an Illinois public utility; or (ii) the ownership or control of any entity which owns or controls a majority of the voting capital stock of a public utility. The Company’s subsidiary Northern Illinois Gas Company is subject to regulation by the ICC. Thus, the parties will require ICC approval for the transactions contemplated under the merger agreement whereby Southern Company will acquire ownership and control of the Company and indirect ownership and control of its subsidiaries.

In order to approve the merger, the ICC must find that the proposed transaction satisfies the following standards:

•	the proposed reorganization will not diminish the utilities’ ability to provide adequate, reliable, efficient, safe and least-cost public utility service;

•	the proposed reorganization will not result in the unjustified subsidization of non-utility activities by the utilities or their customers;

•	costs and facilities are fairly and reasonably allocated between utility and non-utility activities in such a manner that the ICC may identify those costs and facilities which are properly included by the utilities for ratemaking purposes;

•	the proposed reorganization will not significantly impair the utilities’ ability to raise necessary capital on reasonable terms or to maintain a reasonable capital structure;

•	the utilities will remain subject to all applicable laws, regulations, rules, decisions and policies governing the regulation of Illinois public utilities;

•	the proposed reorganization is not likely to have a significant adverse effect on competition in those markets over which the ICC has jurisdiction; and

•	the proposed reorganization is not likely to result in any adverse rate impacts on retail customers.

The parties filed an application for ICC approval of the merger on [    ]. Under Illinois law, the ICC must act on the merger application within 11 months of the date of the filing. The ICC may extend this date for up to three months to consider amendments to the application and reasonably unforeseeable changes in circumstances.

Maryland Public Service Commission (“MPSC”)

Maryland law requires prior approval by the MPSC for a person to acquire an electric company, gas and electric company, or gas company, if the person would become an affiliate of the electric company, gas and electric company, or gas company as a result of the acquisition. Elkton Gas is a “gas company” as defined by Maryland law. Pursuant to Maryland law, the MPSC considers the following factors in considering an application for approval of such an acquisition:

•	the potential impact of the acquisition on rates and charges paid by customers and on the services and conditions of operation of the public service company;

•	the potential impact of the acquisition on continuing investment needs for the maintenance of utility services, plant, and related infrastructure;

•	the proposed capital structure that will result from the acquisition, including allocation of earnings from the public service company;

•	the potential effects on employment by the public service company;

•	the projected allocation of any savings that are expected to the public service company between stockholders and rate payers;

•	issues of reliability, quality of service, and quality of customer service;

•	the potential impact of the acquisition on community investment;

•	affiliate and cross-subsidization issues; the use or pledge of utility assets for the benefit of an affiliate; jurisdictional and choice-of-law issues;

•	whether it is necessary to revise the MPSC ring fencing and code of conduct regulations in light of the acquisition; and

•	any other issues the MPSC considers relevant to the assessment of acquisition in relation to the public interest, convenience, and necessity.

The MPSC must rule on an application for approval of such an acquisition petition within 180 days of the filing of the application, but can extend for 45 days for good cause.

The parties filed an application for MPSC approval of the merger on [    ].

New Jersey Board of Public Utilities (“NJBPU”)

Under New Jersey law, the approval of the NJBPU is required for a transaction which results in the acquisition of control of a public utility, directly or indirectly through the medium of an affiliated or parent corporation or organization, or through the purchase of shares, the election of a board of directors, the acquisition of proxies to vote for the election of directors, or through any other manner. Elizabethtown Gas is a “public utility” as defined by New Jersey law. In ruling on such a transaction, the NJBPU is required to consider the transaction’s impact on:

•	competition;

•	the rates of ratepayers affected by the acquisition of control;

•	the employees of the affected public utility or utilities; and

•	the provision of safe and adequate utility service at just and reasonable rates.

The parties filed an application for NJBPU approval of the merger on [    ].

Virginia State Corporation Commission (“VSCC”)

Pursuant to Virginia law, prior approval of the VSCC is required for any direct or indirect acquisition or disposition of control of a public utility. Virginia Natural Gas is a “public utility” as defined by Virginia law. Following the filing of an application for approval of such a transaction, the VSCC has 60 days to approve or disapprove the requested acquisition or disposition, subject to possible extension by VSCC order for a period not to exceed an additional 120 days. Failure of the VSCC to act within 60 days (or the extended period) will deem the application approved.

The parties filed an application for VSCC approval of the merger on [    ].

Other Regulatory Approvals

The merger may also be subject to review by the governmental authorities of various other federal, state or local jurisdictions under the antitrust and utility regulation or other applicable laws of those jurisdictions.

For a description of Southern Company’s and the Company’s respective obligations under the merger agreement with respect to regulatory approvals, please see the section of this proxy statement entitled “The Merger Agreement—Efforts to Obtain Regulatory Approvals” beginning on page [    ].

Delisting and Deregistration of the Company Common Stock

If the merger is completed, the shares of Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the primary contractual document that governs the merger.

Additional information about the Company and Southern Company may be found elsewhere in this proxy statement and in other public reports and documents filed with the SEC. Please see the section of this proxy statement entitled “Where You Can Find Additional Information”, beginning on page [    ].

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. The merger agreement is not intended to be a source of factual, business or operational information about the Company, Southern Company or Merger Sub, and the following summary of the merger agreement and the copy thereof attached hereto as Annex A are not intended to modify or supplement any factual disclosure about the Company in any documents it publicly files with the SEC. The representations, warranties and covenants made in the merger agreement by the Company, Southern Company and Merger Sub were qualified and subject to important limitations agreed to by the Company, Southern Company and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may or may not be fully reflected in this proxy statement or the Company’s public disclosures. Accordingly, you should not rely on the representations and warranties as being accurate or complete or characterizations of the actual state of facts as of any specified date.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger as a wholly-owned direct subsidiary of Southern Company.

The parties have agreed under the merger agreement to take all necessary action such that, from and after the effective time of the merger, the board of directors of the Company immediately prior to the effective time of the merger will become the directors of the surviving corporation, until their resignation or removal or until their respective successors are duly elected and qualified. From and after the effective time of the merger, the officers of the Company immediately prior to the effective time of the merger will become the officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

The articles of incorporation of the Company in effect immediately prior to the effective time of the merger will be the articles of incorporation of the surviving corporation until thereafter amended in accordance with their terms or by applicable law. At the effective time of the merger, the bylaws of the Company will, by virtue of the merger, be amended and restated in their entirety to read as the bylaws of the Merger Sub as in effect immediately prior to the effective time, and as so amended and restated will be the bylaws of the surviving corporation, until thereafter amended in accordance with their terms or by applicable law.

Closing and Effective Time of the Merger

The closing of the merger, which we refer to as the “closing”, will take place no later than the second business day following the date on which the conditions to closing (described in the section below entitled “—Conditions to the Merger”), other than those conditions that by their terms are to be satisfied at the closing (but subject to the satisfaction or waiver of those conditions at closing), have been satisfied or (to the extent permitted by applicable law) waived.

The merger will become effective at such time as the certificate of merger is duly filed by the Secretary of State of the State of Georgia, or at such other time as Southern Company and the Company will agree and specify in the certificate of merger.

Merger Consideration and Conversion of Company Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by the Company as treasury stock, shares owned by a subsidiary of the Company and shares owned by shareholders who have properly exercised and perfected dissenters’ rights under the GBCC, will be canceled and converted into the right to receive the merger consideration, without interest, subject to adjustment as described in the following sentence. If at any time during the period between the date of the merger agreement and the effective time of the merger, any change in the outstanding shares of Company common stock occurs as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the merger consideration will be equitably adjusted to reflect such change.

At the effective time of the merger, each share of Company common stock owned by the Company as treasury stock and each share of Company common stock owned by a subsidiary of the Company will be canceled without payment of consideration.

Shares of Company common stock that are issued and outstanding immediately prior to the effective time of the merger and are held by a shareholder who is entitled to exercise, and properly exercises, dissenters’ rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of the GBCC, will not be converted into the right to receive the merger consideration. At the effective time, such dissenting shareholders will cease to have any rights to such shares of Company common stock except for the right to receive payment of the fair value of such shares as may be determined to be due in accordance with the GBCC, as described in the section of this proxy statement entitled “Dissenters’ Rights of Shareholders”. All such shares of Company common stock that are shares held by any dissenting shareholder who will have failed to perfect or who otherwise will have withdrawn, in accordance with the GBCC, or lost such dissenting shareholder’s rights to demand payment in respect of such shares of Company common stock under the GBCC, will thereupon be deemed to have been converted into the right to receive, without any interest thereon, the merger consideration, without interest and less applicable withholding taxes.

Exchange and Payment Procedures

At or prior to the effective time, Southern Company will deposit with a designated commercial bank (the “exchange agent”) cash in an amount sufficient to pay the aggregate merger consideration payable to holders of

Company common stock in accordance with the merger agreement. Promptly following the effective time of the merger, the exchange agent will mail to each holder of record (i) a letter of transmittal in customary form and (ii) instructions for use in effecting the surrender of such holder’s certificates or book-entry shares in exchange for payment of merger consideration. You will not be entitled to receive the merger consideration until you surrender your certificates or book-entry shares along with a duly executed letter of transmittal to the exchange agent.

You should not return your certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

Southern Company, Merger Sub, the surviving corporation and the exchange agent will be entitled to deduct and withhold any applicable required taxes from the merger consideration. In the event any amount is withheld from the merger consideration otherwise payable to any person (and is paid over to the applicable taxing authorities), that amount will be treated as having been paid to that person.

At the effective time of the merger, the stock transfer books of the Company will be closed and there will be no further registration of transfers thereafter on the records of the Company. On or after the effective time, any certificates or book-entry shares presented to the exchange agent or Southern Company for any reason will be cancelled and exchanged for the merger consideration with respect to the shares formerly represented by such certificates or book-entry shares.

The exchange agent will invest the aggregate merger consideration deposited with it as directed by Southern Company. Any interest and other income resulting from any such investments will be paid to and become income of Southern Company. To the extent that there are losses with respect to such investments, or the exchange fund diminishes for other reasons below the level required to make prompt cash payment of the merger consideration, Southern Company will promptly replace or restore the cash in the exchange fund lost through such investments or other events to ensure that the exchange fund is at all times maintained at a level sufficient to promptly make such cash payments.

Any portion of the aggregate merger consideration deposited with the exchange agent that remains undistributed to holders of shares of Company common stock on the date that is one year after the effective time of the merger will be delivered to Southern Company, upon demand. Holders of shares of Company common stock who have not complied with the exchange and payment procedures described above may thereafter look only to the Southern Company for payment of the merger consideration. None of Southern Company, Merger Sub, the surviving corporation or the exchange agent will be liable to any holder of shares of Company common stock for any merger consideration from the exchange fund or other cash delivered to a public official pursuant to any abandoned property, escheat or similar law. Any portion of the exchange fund remaining unclaimed by holders of shares of Company common stock as of a date that is immediately prior to the date on which any merger consideration would otherwise escheat to or become property of a governmental entity will, to the extent permitted by law, become the property of Southern Company free and clear of all claims or interest of any person previously entitled thereto.

Lost Certificates

If any certificate has been lost, stolen or destroyed, then the person claiming the certificate to be lost, stolen or destroyed must make an affidavit of that fact in order to be entitled to receive the merger consideration in respect of such certificate and, if required by Southern Company, such person must deliver a bond in a reasonable and customary amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Treatment of Equity Awards

At the effective time:

•	each stock option of the Company granted under the Company’s equity incentive plans that is vested and outstanding as of immediately prior to the effective time will be cancelled at the effective time in exchange for a cash payment equal to the number of shares of Company common stock subject to such stock option multiplied by the excess, if any, of the merger consideration over the stock option’s per-share exercise price;

•	each restricted stock award and restricted stock unit award of the Company granted under the Company’s equity incentive plans will be become vested (with any applicable performance conditions deemed achieved) and will be cancelled at the effective time in exchange for a cash payment equal to the number of shares of Company common stock subject to such award multiplied by the merger consideration, together with any dividends credited to such awards in accordance with the terms of the applicable award agreement;

•	each performance share unit award of the Company granted under the Company’s equity incentive plans will be converted at the effective time into an assumed Southern RSU, on the same vesting schedule and payment terms and similar other terms and conditions (but without continued performance-based vesting conditions), with respect to a number of shares of Southern Company common stock (rounded to the nearest whole share) determined by multiplying the number of shares of Company common stock subject to each such performance share unit award by a fraction, the numerator of which is the merger consideration and the denominator of which is the volume weighted average price per share of Southern Company common stock on the NYSE on each of the five consecutive trading days ending on (and inclusive of) the trading day that is two trading days prior to the closing date. For purposes of determining the number of shares of Company common stock subject to each performance share unit award, all applicable performance goals will be deemed achieved at the greater of 125% of target level and the actual performance level achieved as of immediately prior to the effective time (as adjusted to the extent equitably required), as determined by the Company. All assumed Southern RSUs will become vested on an accelerated, prorated basis in the event of certain types of terminations of employment at or within two years following the effective time; and

•	each deferred stock unit award of the Company credited to the account of a participant in the Company’s Nonqualified Savings Plan or Common Stock Equivalent Plan for Non-Employee Directors will be cancelled at the effective time in exchange for the right to receive a cash payment equal to the number of shares of Company common stock subject to such award multiplied by the merger consideration, together with any dividends credited to such awards and payable in accordance with the terms of the applicable plan.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company, Southern Company and Merger Sub to each other. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including in the disclosure schedule delivered by the Company to Southern Company in connection therewith and the disclosure schedule delivered by Southern Company to the Company in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

The representations and warranties made by the Company (including, in certain cases, with respect to its subsidiaries) to Southern Company and Merger Sub relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to carry on its business;

•	with respect to each subsidiary of the Company, the due organization, valid existence, good standing and corporate authority to carry on the business of such subsidiary;

•	capitalization and the absence of preemptive rights;

•	ownership of the capital stock of subsidiaries;

•	the absence of outstanding obligations to repurchase, redeem or otherwise acquire equity interests in the Company or its subsidiaries;

•	corporate authority to execute and deliver, to perform the Company’s obligations under, and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against the Company;

•	the adoption and declaration of advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by the Board, and the resolution by the Board, subject to the provisions of the merger agreement described below under “—Changes in the Board’s Recommendation”, to recommend that the Company’s shareholders approve the merger agreement;

•	the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts as a result of the Company entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	regulatory filings and governmental consents and approvals;

•	the Company’s SEC filings since December 31, 2012 and the financial statements included therein;

•	implementation and maintenance of internal controls over financial reporting and disclosure controls and procedures;

•	the absence of certain undisclosed liabilities and certain “off-balance sheet arrangements”;

•	the absence of a Company material adverse effect (as defined below) since June 30, 2015;

•	the absence of legal proceedings and governmental orders;

•	the payment of taxes, the filing of tax returns and other tax matters;

•	employee benefits and labor matters;

•	compliance with applicable laws, governmental orders and permits;

•	environmental matters and compliance with environmental laws;

•	material contracts and the absence of any default under, or termination or cancellation of, any material contract;

•	intellectual property matters;

•	tangible assets owned or leased by the Company or its subsidiaries and title to such tangible assets;

•	real property owned or leased by the Company or its subsidiaries and title such real property;

•	the Company’s trading guidelines;

•	regulation of the Company’s subsidiaries as a utility;

•	maintenance of insurance policies;

•	the receipt by the Board of an opinion from Goldman Sachs;

•	the accuracy of the information to be supplied for inclusion in this proxy statement;

•	the inapplicability of state and federal anti-takeover laws to the merger;

•	the absence of affiliate transactions;

•	the vote of the Company’s shareholders required to approve the merger agreement and the transactions contemplated by the merger agreement; and

•	the absence of broker’s or finder’s fees.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “Company material adverse effect.” For purposes of the merger agreement, “Company material adverse effect” means any fact, occurrence, change, effect or circumstance, individually or in the aggregate that: (i) has had, or would reasonably be expected to result in, a material adverse effect on the business, assets, liabilities, properties or results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to, prevent or materially impair or delay the ability of the Company to consummate the merger. Facts, occurrences, changes, effects or circumstances resulting from the following events are excluded in determining whether a Company material adverse effect has occurred:

•	any transaction litigation;

•	actions taken pursuant to the merger agreement or at the request of Southern Company; and

•	changes in the market price or trading volume of the Company common stock or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to or contributing to any such change or failure will be taken into account in determining whether a Company material adverse effect has occurred or would reasonably be expected to occur).

The following events are also excluded in determining whether a Company material adverse effect has occurred, but will be taken into account to the extent such matters adversely affect the Company and its subsidiaries in a materially disproportionate manner relative to other participants in the industries in which the Company and its subsidiaries operate:

•	conditions or effects that generally affect the industries in which the Company and its subsidiaries operate;

•	general economic, political, or regulatory effects or conditions affecting the geographies in which the Company and its subsidiaries operate;

•	effects resulting from changes affecting equity or debt market conditions in the United States;

•	any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, in each case whether or not involving the United States;

•	any change in the market price for commodities;

•	any hurricane, earthquake, flood or other natural disasters or acts of God;

•	any change resulting from weather conditions or customer use patterns;

•	effects arising from changes in laws or accounting principles after the date of the merger agreement; and

•	effects relating to or arising from the announcement of the execution of merger agreement.

The representations and warranties made by Southern Company and Merger Sub to the Company are more limited and relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to carry on its business;

•	ownership and operations of Merger Sub;

•	corporate authority to execute and deliver, to perform Southern Company’s and Merger Sub’s obligations under, and to consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement against Southern Company and Merger Sub;

•	the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts as a result of Southern Company and Merger Sub entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	regulatory filings and governmental consents and approvals;

•	the absence of legal proceedings and governmental orders;

•	availability of funds to pay the aggregate merger consideration and all other required cash amounts in connection with the merger;

•	the absence of any beneficial ownership by Southern Company, Merger Sub or any of their controlled affiliates of shares of Company common stock or rights to acquire shares of Company common stock;

•	the absence of broker’s or finder’s fees; and

•	the absence of a requirement for a vote of Southern Company shareholders.

Certain of the representations and warranties of Southern Company and Merger Sub are qualified as to, among other things, “materiality” or certain changes, events, developments, conditions, occurrences or effects that has a material adverse effect on the ability of either Southern Company or Merger Sub to consummate the merger or perform their respective obligations under the merger agreement or that would prevent or materially delay the consummation by Southern Company of the merger.

Subject to certain exceptions, the representations and warranties contained in the merger agreement will terminate upon the earlier of the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Covenants Relating to the Conduct of Business

The Company has agreed to covenants in the merger agreement that affect the conduct of its business and that of its subsidiaries between the date of the merger agreement and the effective time of the merger.

Prior to such effective time, except as contemplated or permitted by the merger agreement, as required by applicable law, as specified in the disclosure letter delivered by the Company in connection with the merger agreement, or as Southern Company may otherwise consent in writing (which cannot be unreasonably withheld, conditioned or delayed), the Company is required to, and will cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course and to use commercially reasonable efforts to preserve intact its business organization and its significant business relationships.

In addition, except as contemplated or permitted by the merger agreement, as required by applicable law or as specified in the disclosure letter delivered by the Company in connection with the merger agreement, unless Southern Company gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed), the Company and its subsidiaries are restricted from (subject, in many cases, to ordinary course of business or other exceptions), among other things:

•	incurring or assuming any indebtedness in excess of $800 million;

•	adjusting, splitting, combining or reclassifying any of its capital stock;

•	declaring or paying dividends other than regular quarterly dividends;

•	acquiring its capital stock or other securities;

•	granting any right to acquire any shares of its capital stock;

•	issuing any additional common stock;

•	making changes to existing benefit plans, increasing compensation or benefits or granting bonuses;

•	selling any material properties or assets;

•	waiving, releasing, assigning, settling or compromising any material actions;

•	making any material acquisitions;

•	making any capital expenditures that would exceed 110% of the amount forecasted by the Company (subject to various exceptions);

•	entering into any material new line of business;

•	amending the Company’s articles of incorporation or bylaws;

•	making any material change in its methods or principles of accounting;

•	making or changing any material tax election or settling certain tax claims;

•	adopting or recommending any plan of dissolution, liquidation, recapitalization or other reorganization;

•	entering into or materially amending any collective bargaining agreement;

•	failing to make required minimum contributions to any Company benefit plan;

•	making any filing to change its rates (subject to various exceptions);

•	terminating any permit;

•	amending the Company’s trading guidelines in any material respect;

•	terminating any lease;

•	entering into a contract that would limit the ability of the Company to engage in a line of business or geographic area;

•	taking any action in violation of applicable regulations that would constitute a Company material adverse effect; and

•	agreeing or committing to do any of the foregoing.

No Solicitation by the Company

The Company has agreed under the merger agreement, subject to certain exceptions described below, that the Company and its representatives cannot, directly or indirectly:

•	initiate, solicit or knowingly facilitate or encourage any inquiries, discussions regarding, or the making or submission of, any proposal, request or offer that constitutes, or could reasonably be expected to lead to, any acquisition, purchase, tender offer, exchange offer, merger, joint venture or business combination which would result in the transfer of 10% or more of any class of capital stock of the Company or 10% or more of the consolidated total assets of the Company and its subsidiaries (an “alternative proposal”);

•	approve, endorse, recommend or enter into any agreement or agreement in principle, whether written or oral, with any person concerning any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement concerning an alternative proposal;

•	terminate, amend, release, modify, or fail to enforce any provision of, or grant any waiver under, any standstill, confidentiality or similar agreement entered into by the Company or any of its subsidiaries in respect of or in contemplation of an alternative proposal (other than to the extent the Board determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any such actions under this provision would be inconsistent with the directors’ fiduciary duties or obligations under applicable law);

•	conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding any alternative proposal;

•	furnish any non-public information relating to the Company, or afford access to the books or records or representatives of the Company, to any third party that, to the knowledge of the Company, is seeking to or may make, or has made, an alternative proposal;

•	take any action to make the provisions of any takeover laws inapplicable to any transactions contemplated by any alternative proposal; or

•	resolve or publicly propose or announce to do any of the foregoing.

Notwithstanding the restrictions described above, in response to a bona fide alternative proposal that was not solicited or received in violation of the restrictions described above and that was made prior to the approval of the merger agreement by the Company’s shareholders, the Company may (i) provide information or afford access to the books and records of the Company to the party that has made such bona fide alternative proposal and (ii) engage or participate in discussions or negotiations with such party with respect to such bona fide alternative proposal, but in each case only if, prior to taking such action:

•	the Company enters into a confidentiality and standstill agreement with such party on terms that are no less restrictive than those contained in the confidentiality agreement between the Company and Southern Company;

•	the Company has delivered to Southern Company written notice prior to taking any such action stating that the Board intends to take such action; and

•	the Board has determined in good faith, after consultation with its outside financial and legal advisors, that such bona fide alternative proposal either constitutes a superior proposal (as defined below) or is reasonably likely to result in a superior proposal and delivered to Southern Company notice of such determination.

Under the merger agreement, a “bona fide alternative proposal” is an unsolicited written bona fide alternative proposal that was not received or obtained in violation of the merger agreement’s no solicitation or change of Board recommendation provisions. Under the merger agreement, a “superior proposal” is a bona fide alternative proposal that was not received or obtained in violation of the merger agreement’s no solicitation or change of Board recommendation provisions (except that references to “10% or more” in the definition of alternative proposal will be deemed to be references to “90% or more”) that the Board has determined in good faith, after consultation with its outside financial and legal advisors (taking into account the various legal, financial, regulatory (including the impact of any necessary regulatory approvals or antitrust law on such bona fide alternative proposal) and other aspects of such bona fide alternative proposal), (i) is reasonably likely to be consummated in accordance with its terms and (ii) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the merger.

Changes in the Board’s Recommendation

The Company has agreed under the merger agreement, subject to certain exceptions described below, that Board will not (i) withdraw, qualify or modify the Board’s recommendation that its shareholders vote in favor of approval of the merger agreement (such recommendation, the “Board recommendation”); in a manner adverse to Southern Company or Merger Sub; (ii) fail to announce publicly its recommendation to reject any takeover proposal that is a tender offer or exchange offer within 10 business days of the commencement thereof; (iii) fail to include the Board’s recommendation that its shareholders vote in favor of approval of the merger agreement in this proxy statement; (iv) approve, adopt or recommend any alternative proposal; or (v) resolve or publicly propose to do any of the foregoing (any such action, a “change of recommendation”).

Notwithstanding the general restrictions described above, at any time prior to the adoption of the merger agreement by the Company’s shareholders, the Board may make a change of recommendation under two circumstances:

•	the Board determines that a bona fide alternative proposal constitutes a superior proposal; and

•	in response to an “intervening event”, which is any material event, development or change in circumstances that first occurs, arises or becomes known to the Company or the Board after the date of the merger agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of the merger agreement; except that in no event will (i) the receipt, existence or terms of an alternative proposal or any matter relating thereto or consequence thereof, (ii) any actions taken in compliance with the merger agreement and (iii) any change in the Company’s stock price or the Company exceeding its projections or forecasts constitute an intervening event or be taken into account in determining whether an intervening event has occurred.

To make a change of recommendation, the Board must determine in good faith, after consultation with its outside financial and legal advisors, that (i) the merger is not in the best interests of the Company’s shareholders and (ii) the failure to effect a change of recommendation would be inconsistent with the directors’ fiduciary duties or obligations under applicable law.

In addition, to make a change of recommendation, the Board must deliver to Southern Company an unredacted copy of such superior proposal and any acquisition agreements, a written notice stating that the Board intends to effect a change of recommendation and, during the four business day period following Southern Company’s receipt of such written notice, the Company must engage in good faith negotiations with Southern Company regarding an amendment to the merger agreement so that (after taking into account the revisions to the terms of the merger agreement proposed by Southern Company) the alternative proposal that is the subject of such written notice ceases to be a superior proposal or the basis to make a change of recommendation for an intervening event no longer exists, as applicable. In the event of any amendment or modification of the financial or other material terms or conditions of a bona fide alternative proposal or a material change to the facts relating to an intervening event, as applicable, the Company must deliver a written notice summarizing such modifications or material changes and such period will be extended by two business days following Southern Company’s receipt of such written notice.

Nothing contained in the merger agreement’s no solicitation provisions prohibits the Company or the Board (or any committee thereof) from (i) complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, including any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act, or (ii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Board (after consultation with outside legal counsel) failure to do so would be inconsistent with the directors’ fiduciary duties or obligations under applicable law, except that any such position or disclosure will be deemed a change of recommendation unless the Board expressly and concurrently reaffirms the Board’s recommendation that shareholders approve the merger agreement.

Shareholders’ Meeting

The Company has agreed under the merger agreement to call a meeting of its shareholders to be held as soon as reasonably practicable after this proxy statement is cleared by the SEC staff for mailing to consider and vote on approval of the merger agreement and any other matters required to be voted on by the Company’s shareholders in connection with the merger. The Company may adjourn or postpone the special meeting. The Company has also agreed under the merger agreement for the Board to recommend to the Company’s shareholders the approval of the merger agreement, subject to the provisions of the merger agreement described above under “—No Solicitation by the Company” and “—Changes in the Board’s Recommendation”.

Efforts to Obtain Regulatory Approvals

The merger agreement requires each of the parties to use their respective reasonable best efforts to take all actions reasonably necessary, proper or advisable to consummate the merger as soon as practicable. Without limiting the foregoing, the Company and Southern Company agree to (i) promptly provide the other party and every federal, state, local for foreign court or governmental entity with jurisdiction over regulatory approval, any non-privileged information and documents requested by such governmental entity that are necessary, property or advisable to consummate the merger, (ii) promptly use their reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment or law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger and (iii) promptly use their reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the merger unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger, any and all commercially reasonable steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit the consummation of the merger as promptly as practicable. In furtherance of the above, the Company and Southern Company agree to and to cause their respective subsidiaries to (i) enter into discussions with the governmental entities from whom regulatory approvals are required to be obtained in connection with the consummation of the merger and (ii) undertake any effort or action necessary or required in order to obtain the regulatory approvals (including by (a) accepting terms, conditions, liabilities, obligations, commitments or sanctions and committing to and effecting, by consent decree, order to hold separate for sale or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of Southern Company or the Company or their respective subsidiaries and (b) accepting organizational, operational and financial restrictions), except that Southern Company, and, without the prior written consent of Southern Company, the Company will not offer, accept or agree, or commit to agree, to, any undertaking, term, condition, liability, obligation, commitment or sanction in connection with the consummation of the merger that, individually or in the aggregate, constitutes or would reasonably be expected to constitute a burdensome effect.

A “burdensome effect” would occur if any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon Southern Company, the Company or their respective subsidiaries in any order or consent of, or agreement with, a governmental entity with respect to the merger that individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, businesses or results of operations of Southern Company and the Company and their respective subsidiaries, taken as whole, or (ii) would require the Company or any Company subsidiary or Southern Company or any Southern Company subsidiary to sell, divest, “hold separate for sale” or otherwise dispose of, or enter into a voting trust, proxy or “hold separate for sale” agreement or similar agreement for (a) one or more Company subsidiaries (or substantially all of the assets of such Company subsidiaries) and the cost of shared services that were allocated to such Company subsidiaries exceeded 25% of total costs for shared services that were allocated in the year ended December 31, 2014 or (b) one or more Southern Company subsidiaries (or substantially all of the assets of such Southern Company subsidiaries) and the cost of shared services allocated to such Southern Company subsidiaries exceeded 25% of total costs for shared services that were allocated in the year ended December  31, 2014.

Other Filings and Consents

In addition to the parties’ obligations described above under “—Efforts to Obtain Regulatory Approvals”, and subject to the terms and conditions of the merger agreement, the Company, Southern Company and Merger Sub have each agreed to cooperate with the other parties and use (and cause their respective subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the merger agreement and applicable laws to consummate the merger as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or governmental entity in order to consummate the merger.

The Company has also agreed under the merger agreement that if any state takeover statute or similar law is or may become applicable to the merger, the Company, including the Board, will grant such approvals and take such actions as are necessary so that the merger can be consummated as promptly as practicable on the terms contemplated by the merger agreement and to otherwise act to irrevocably eliminate the effects of such state takeover statute or similar law on the merger.

Access to Information

The Company has agreed that, upon reasonable advance notice, it will, and will cause each of its subsidiaries to, afford to Southern Company and to its officers, employees, accountants, counsel, lenders, financial advisors and other representatives reasonable access during normal business hours during the period prior to the effective time of the merger to all the Company’s and its subsidiaries’ owned or leased properties, books, contracts, commitments, personnel (including contractors and distributors), records, tax returns and all other information concerning its business, operations, status of compliance with environmental law, properties and personnel as Southern Company may reasonably request. Southern Company agreed that it and its representatives will conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and its subsidiaries (which will not include any intrusive, invasive or other sampling or testing of any environmental media or any physical assets of the Company) and that the Company and its subsidiaries will not be required to provide any access or disclose any information if such access or disclosure would (i) contravene any applicable law, (ii) jeopardize the attorney-client privilege of the institution in possession or control of such information, (iii) result in the disclosure of any trade secrets of third parties or (iv) contravene any binding agreement entered into prior to the date of the merger agreement.

Financing

Southern Company has agreed under the merger agreement to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain third-party financing for the purpose of financing the aggregate merger consideration which, together with cash on hand, will permit Southern Company to pay the aggregate merger consideration.

The Company has agreed under the merger agreement, subject to certain exceptions, that it and its subsidiaries will provide, and will use reasonable best efforts to cause its and their respective representatives to provide, all cooperation that is reasonably requested by Southern Company and that is customary, necessary or advisable in connection with the arrangement of any third-party financing, including using its reasonable best efforts in:

•	assisting with, and designating one member of senior management of the Company to participate in, the preparation of offering and syndication documents and materials;

•	furnishing promptly to Southern Company all customary financial and other information regarding the Company and its subsidiaries as may be reasonably requested by Southern Company to assist in the preparation of any offering and syndication documents and materials (including execution of customary authorization and management representation letters);

•	designating one member of senior management of the Company to participate in due diligence sessions and one or more road shows;

•	requesting the Company’s independent auditors to cooperate with Southern Company’s reasonable best efforts to obtain accountant’s comfort letters and consents from the Company’s independent auditors;

•	assisting in the preparation of, and executing and delivering, financing agreements and related definitive documents, including guarantees (if required) and other certificates and documents as may be requested by Southern Company;

•	cooperating with Southern Company in seeking from the Company’s existing lenders such waivers or payoff letters which may be reasonably requested by Southern Company;

•	providing at least five business days prior to the closing all documentation and other information about the Company or any of the Company’s subsidiaries or affiliates required by applicable “know your customer” and anti-money laundering rules and regulations; and

•	taking all corporate actions reasonably requested by Southern Company to permit the consummation of any third-party financing.

However, (i) nothing will require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries, (ii) no obligation of the Company or any subsidiaries under any certificate, agreement or other document (other than the authorization and representation letters referred to above) will be effective until the effective time of the merger and none of the Company or any of its subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with any third-party financing prior to the effective time of the merger and (iii) none of the Board or board of directors (or equivalent bodies) of any subsidiary of the Company will be required to adopt or enter into any resolutions or take similar action approving any third-party financing (except that concurrently with the closing the boards (or their equivalent bodies) of the subsidiaries of the Company may adopt resolutions or take similar actions that do not become effective until the effective time of the merger). Southern Company has agreed to indemnify and hold harmless the Company from and against any and all damages, fees, costs and expenses suffered or incurred by them other than those liabilities, damages, fees, costs and expenses arising out of a material misstatement in or failure to state a material fact pertinent to the information provided by or on behalf of the Company in connection with the arrangement of any third-party financing or the use of any offering or syndication documents or materials.

Director and Officer Indemnification and Insurance

Under the merger agreement, Southern Company has agreed to cause the surviving corporation to indemnify, for six years, each individual who was a director or officer of the Company or a subsidiary of the Company at or prior to the effective time of the merger with respect to all acts or omissions by such individual in such capacity at any time prior to the effective time to the fullest extent permitted by applicable law or required by the organizational documents of the Company or its subsidiaries or the indemnification agreements in effect as of the date of the merger agreement.

At or prior to the effective time, the Company may purchase six-year prepaid “tail” policies with respect to such acts or omissions by such individuals containing terms and conditions that are at least as favorable as the policies in effect on the date of the merger agreement. In the event the Company does not purchase such “tail” policies, Southern Company has agreed that, for a period of six years following the effective time of the merger, it will maintain in effect the Company’s current directors’ and officers’ liability insurance policies (or that it will purchase substitute policies of at least the same coverage and amounts and containing terms and conditions that are at least as favorable as provided in the Company’s existing policies), provided that in no event will Southern Company be required to pay an aggregate premium for such policies in excess of $3,500,000.

The individuals who are directors and officers of the Company or a subsidiary of the Company at or prior to the effective time of the merger are third-party beneficiaries of the provisions described above, and such individuals will have the right to enforce these provisions of the merger agreement.

Employee Benefit Matters

During the one-year period following the effective time, Southern Company has agreed to provide each employee of the Company and its subsidiaries with compensation and benefits that are no less favorable in the aggregate than the compensation and benefits, taken as a whole (including equity-based compensation opportunities and severance benefits), provided to such employee as of the effective time. Each such employee’s annual base salary or wage rate will be no less favorable than those provided to such employee as of the effective time.

As of the effective time, Southern Company has also agreed to waive any limitations, exclusions or waiting periods under its health and welfare benefit plans and to recognize the service of employees of the Company accrued prior to the effective time for purposes the employee benefit plans and personnel policies maintained by Southern Company after the effective time.

Other Covenants and Agreements

The merger agreement contains additional agreements between the Company and Southern Company relating to, among other things, the following:

•	preparation of this proxy statement;

•	furnishing the other party with all information as may be necessary or advisable in connection with this proxy statement or any other state, filing notice or application to any third party or any governmental entity in connection with the merger;

•	keeping the other party apprised of the status of matters relating to the completion of the merger, including promptly furnishing the other party with any information or notices or other correspondence received from any third party or any governmental entity;

•	transaction litigation;

•	seeking regulatory approvals; and

•	ensuring exemptions of certain transactions in connection with the merger under Rule 16b-3 under the Exchange Act.

Conditions to the Merger

The respective obligations of the Company, Southern Company and Merger Sub to effect the merger are subject to the satisfaction or (if permissible under applicable law) waiver on or prior to the closing date of the following conditions:

•	the approval of the merger agreement by the holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting, voting together as a single voting group;

•	receipt of the regulatory approvals applicable to the consummation of the merger and such approvals having become final orders (as defined below); and

•	the absence of any judgment, order, decision, injunction, ruling or other finding or agency requirement of a governmental entity preventing the consummation of the merger.

Under the merger agreement, a “final order” refers to an action by the relevant governmental entity (i) that has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which any waiting period prescribed by law before the merger may be consummated has expired, (ii) as to which all conditions to the consummation of the merger prescribed by law have been satisfied and (iii) that does not require any undertaking, term, condition, obligation or commitment that constitutes or would reasonably be expected to constitute a burdensome effect (as defined above under “—Efforts to Obtain Regulatory Approvals”).

The obligations of Southern Company and Merger Sub to effect the merger are further subject to the satisfaction or (if permissible under applicable law) waiver on or prior to the closing date of the following additional conditions:

•

the representations and warranties of the Company set forth in the merger agreement will be true and correct as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date will be true and correct as of such date), except that this condition will be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a Company material adverse effect at the closing date (ignoring solely for purposes of this proviso any reference to Company material adverse effect or other materiality qualifiers contained in such representations and warranties); the representations and warranties of the Company regarding capitalization, the absence of preemptive rights and the corporate authority to execute and deliver, to perform the Company’s obligations under, and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against the Company will be true and correct in all material respects as of the date of this the merger agreement and as of the effective time of the merger as though made on and as of the effective time (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date will be true and correct as of such date), and the receipt by Southern Company of a certificate signed on behalf of the Company the Chief Executive Officer or the Chief Financial Officer of the Company to such effect;

•	the Company’s performance in all material respects of its agreements, obligations and covenants under the merger agreement at or prior to the closing date, and the receipt by Southern Company of a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect; and

•	since the date of the merger agreement, the absence of any fact, occurrence, change, effect or circumstances, individually or in the aggregate, has had or would reasonably be expected to result in a material adverse effect on the Company.

The obligation of the Company to effect the merger is further subject to the satisfaction or (if permissible under applicable law) waiver by the Company on or prior to the closing date of the following additional conditions:

•	the representations and warranties of Southern Company and Merger Sub set forth in the merger agreement will be true and correct as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date will be true and correct as of such date), except that this condition will be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a material adverse effect on Southern Company at the closing date (ignoring solely for purposes of this proviso any reference to material adverse effect or other materiality qualifiers contained in such representations and warranties), and the receipt by Southern Company of a certificate signed on behalf of the Company the Chief Executive Officer or the Chief Financial Officer of the Company to such effect; and

•	Southern Company’s and Merger Sub’s performance in all material respects of its agreements, obligations and covenants under the merger agreement at or prior to the closing date, and the receipt by the Company of a certificate signed on behalf of Southern Company and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Southern Company to such effect.

The receipt or availability of funds or financing is not a condition to the consummation of the merger.

Before the closing, the Company, Southern Company and Merger Sub may each waive any of their respective conditions to closing and effect the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

None of Southern Company, Merger Sub or the Company may rely on the failure of any closing condition to be satisfied if such party’s failure to perform any material obligation required to be performed by it was the primary cause of, or primarily results in, such failure.

Termination of the Merger Agreement

The merger agreement may be terminated by either the Company or Southern Company if any of the following events occur:

•	the merger is not consummated by the August 23, 2016 (the “outside date”), which is the date that is 12 months after the date of the merger agreement, except that:

•	the outside date may be extended by either Southern Company or the Company to February 23, 2017 if, on the outside date, all conditions to closing other than those relating to (a) Regulatory Approvals or (b) the absence of legal restraints preventing the consummation of them, have been satisfied;

•	a party does not have this right to terminate due to the outside date if the failure of the merger to occur on or before the outside date is a result of a failure of such party to perform any of its obligations under the merger agreement or if the other party has filed an action seeking specific performance;

•	a judgment, order, decision, injunction, ruling or other finding or agency requirement of a governmental entity preventing the consummation of the merger is in effect and has become final and nonappealable;

•	the Company shareholder approval is not obtained at a duly held shareholders meeting (including adjournments thereof); or

•	the other party breaches any of its representations or warranties (or if any such representations or warranties fail to be true) or fails to perform any of its covenants or agreements, which breach or failure (a) would give rise to the failure of the applicable condition to consummate the merger and (b) is incapable of being cured or is not cured by the earlier of the outside date and 30 days after receiving written notice of such breach or failure.

Southern Company may also terminate the merger agreement if, prior to the receipt of the Company shareholder approval, the Board makes a change of recommendation.

The Company may also terminate the merger agreement if, prior to the receipt of the Company shareholder approval, the Board makes a change of recommendation in response to a superior proposal or an intervening event and the Company is in compliance in all material respects with the no solicitation and change of Board recommendation provisions; provided that prior to, and as a condition of, any such termination, the Company will have paid the termination fee to Southern Company.

Termination Fee and Reimbursement of Expenses

The Company will be required to pay to Southern Company a termination fee equal to $201,000,000 (or approximately 2.5% of the Company’s fully diluted equity value) if:

•	Southern Company terminates the merger agreement in response to the Board making a change of recommendation;

•	Southern Company or the Company terminates the merger agreement in connection with the merger not having been consummated on or before the outside date if (a) the shareholders meeting has not been held or completed prior to such termination and (b) either (i) the merger agreement was terminable by Southern Company as a result of the Company breaching any of its representations or warranties or failing to perform any of its covenants or agreements (if the failure to hold the shareholders meeting was due to the Company’s failure to perform in any material respect any covenant or agreement) or (ii) the merger agreement was terminable by Southern Company as a result of the Board having made a change of recommendation;

•	Southern Company or the Company terminates the merger agreement in connection with certain failures to obtain the Company shareholder approval if (a) the merger agreement was terminable by Southern Company as a result of the Company breaching any of its representations or warranties or failing to perform any of its covenants or agreements (if the failure to obtain the Company shareholder approval was due to the Company’s failure to perform in any material respect any covenant or agreement) or (b) the merger agreement was terminable by Southern Company as a result of the Board having made a change of recommendation;

•	the Company terminates the merger agreement prior to receipt of the Company shareholder approval as a result of a change of recommendation; or

•	both of the following circumstances occur:

•	the merger agreement is terminated:

•	by Southern Company as a result of the Company breaching any of its representations or warranties or failing to perform any of its covenants or agreements, which breach or failure would give rise to the failure of the applicable condition to consummate the merger and, prior to termination, an alternative proposal has been made to the Company or otherwise announced;

•	by Southern Company or the Company at the outside date at a time when (a) the merger agreement was terminable by Southern Company as a result of the Company breaching any of its representations or warranties or failing to perform any of its covenants or agreements or (b) the Company shareholder approval was not obtained due to the shareholders meeting not being held or completed and, in each case, prior to termination, an alternative proposal has been made to the Company or otherwise announced; or

•	by Southern Company or the Company as a result of the Company shareholder approval not being obtained and prior to the date of the shareholders meeting, an alternative proposal has been made to the Company or otherwise announced;

•	AND within 9 months of the date of termination, the Company consummates or enters into a definitive agreement to consummate any alternative proposal.

In addition, the merger agreement provides that the Company must reimburse Southern Company for up to $5,000,000 of its out-of-pocket costs, fees and expenses incurred in connection with the documentation and negotiation of the merger agreement and the merger if the Company shareholder approval is not obtained at the duly held shareholder meeting, including any adjournment thereof. The reimbursement would reduce on a dollar-for-dollar basis any termination fee subsequently payable by the Company.

Remedies; Specific Enforcement

The parties to the merger agreement have agreed that immediate, extensive and irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of the merger agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties have agreed that the parties will be entitled at law or in equity, to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this agreement and to enforce specifically the terms and provisions (including the obligation of the parties to consummate the merger and the obligation of Southern Company and Merger Sub to pay, and the Company’s shareholders’ right to receive, the merger consideration payable to them pursuant to the merger).

In the event the termination fee is payable by the Company to Southern Company under the circumstances described above under “—Termination Fee and Reimbursement of Expenses”, the right of payment of such termination fee will be the sole and exclusive remedy of Southern Company and Merger Sub against the Company.

Amendment of the Merger Agreement

At any time prior to the effective time of the merger, the merger agreement may be amended by the Company or Southern Company (on behalf of itself and Merger Sub) by an instrument in writing signed on behalf of each of the parties. However, certain provisions of the merger agreement may not be amended, supplemented, waived or modified in a manner that is adverse to Southern Company’s financing sources without the prior written consent of such financing sources.

Governing Law

The merger agreement is governed and construed in accordance with the internal laws of the State of Georgia applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles (whether of the State of Georgia or any other jurisdiction).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table presents the number of shares of Company common stock beneficially owned by each director, each named executive officer and by all executive officers and directors as a group as of September 1, 2015, based on information furnished by them to the Company. The Company’s named executive officers are John W. Somerhalder II, Elizabeth W. Reese, Andrew W. Evans, Henry P. Linginfelter, Paul R. Shlanta and Peter I. Tumminello.

Beneficial ownership as reported in the table below has been determined in accordance with SEC regulations and includes shares of common stock which may be acquired within 60 days after September 1, 2015, upon the exercise of outstanding stock options but excludes shares and share equivalents held under deferral plans which are disclosed in a separate column. Unless otherwise indicated, all directors and executive officers have sole voting and investment power with respect to the shares shown. As of September 1, 2015, no individual director or named executive officer beneficially owned 1% or more of our common stock. Our executive officers and directors as a group beneficially owned approximately 1% of our common stock.

Name	Shares of Common Stock Beneficially Owned		Shares and Share Equivalents Held Under Deferral Plans (2)
	Owned Shares	Option Shares (1)		Total
Sandra N. Bane	3,410	0	17,162	20,572
Thomas D. Bell, Jr.	32,557	0	0	32,557
Norman R. Bobins (3)	12,565	0	0	12,565
Charles R. Crisp	16,739	0	14,471	31,210
Brenda J. Gaines	12,426	0	0	12,426
Arthur E. Johnson	4,338	0	51,692	56,030
Wyck A. Knox, Jr.	14,193	0	47,770	61,963
Dennis M. Love	41,599	0	41,829	83,428
Dean R. O’Hare	22,572	0	923	23,495
Armando J. Olivera	1,875	0	14,348	16,223
John E. Rau (4)	25,080	0	0	25,080
James A. Rubright	22,077	0	26,018	48,095
John W. Somerhalder II (5)	136,579	384,400	51,239	572,218
Bettina M. Whyte	14,721	0	21,033	35,754
Henry C. Wolf	31,031	0	13,201	44,232
Elizabeth W. Reese	3,584	0	11,534	15,118
Andrew W. Evans	72,667	0	0	72,667
Henry P. Linginfelter	82,302	0	43	82,345
Paul R. Shlanta	34,002	20,540	0	54,542
Peter I. Tumminello	34,692	12,870	0	47,562
All executive officers and directors as a group (21 persons) (6)	657,690	417,810	311,263	1,386,763

(1)	Reflects the shares that may be acquired upon exercise of stock options granted under the AGL Resources Inc. Omnibus Performance Incentive Plan, as Amended and Restated (which we refer to as the OPIP), the Long-Term Incentive Plan (1999) (which we refer to as the Long-Term Incentive Plan) and which was the predecessor plan to the OPIP, or under the Officer Incentive Plan.
(2)

Represents shares of common stock, common stock equivalents and accrued dividend credits held for non-employee directors under the 1998 Common Stock Equivalent Plan for Non-Employee Directors, which we refer to as the Common Stock Equivalent Plan, and, for the named executive officers, under the

Nonqualified Savings Plan. The common stock equivalents track the performance of AGL Resources common stock and are payable in cash. The shares and share equivalents may not be voted or transferred by the participants.
(3)	Includes 502 shares held in a trust for which Mr. Bobins has sole voting and investment power with respect to the shares.
(4)	Includes 4,610 shares held in a trust for which Mr. Rau has sole voting and investment power with respect to the shares.
(5)	Includes 29,711 shares held in a trust for which Mr. Somerhalder has sole voting and investment power with respect to the shares.
(6)	Includes 38,681 shares of a member of the group who is not a named executive officer.

Owners of More Than 5% of Company Common Stock

We are aware of the following shareholders who beneficially own more than 5% of AGL Resources common stock.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	9,515,698	(1)	8.0%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	9,551,741	(2)	8.0%

(1)	Based on the Schedule 13G/A filed with the SEC on January 23, 2015, in which BlackRock, Inc. reported that it holds all of its shares as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act and has sole voting power with respect to 8,714,732 of its shares and sole dispositive power with respect to all of its shares.
(2)	Based on the Schedule 13G/A filed with the SEC on February 11, 2015, in which The Vanguard Group, Inc. (“Vanguard”) reported that it holds all of its shares as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act and has sole voting power of 177,858 of the total shares, sole dispositive power of 9,392,033 of the total shares and shared dispositive power of 159,708 of the total shares. Based on the Schedule 13G/A, (i) Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 159,708 shares or 0.13% of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts, and as such, VFTC directs the voting of these 159,708 shares; and (ii) Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 18,150 shares or 0.01% of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings, and as such, VIA directs the voting of these 18,150 shares.

DISSENTERS’ RIGHTS OF SHAREHOLDERS

Under the GBCC, holders of record of Company common stock will be entitled to dissent from the merger and obtain payment in cash equal to the fair value of their shares of Company common stock. Set forth below is a summary of the procedures that must be followed by the holders of Company common stock in order to exercise their dissenters’ rights of appraisal. This summary is qualified in its entirety by reference to the text of Article 13 of the GBCC, a copy of which is attached to this proxy statement as Annex C. Shareholders who desire to exercise dissenters’ rights should review carefully Article 13 of the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Any holder of record of Company common stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment of the “fair value” for all (but not less than all) of his or her shares of Company common stock if the merger is consummated.

A shareholder of the Company who objects to the merger and desires to receive payment of the “fair value” of his or her Company common stock: (i) must deliver to the Company, prior to the time the shareholder vote on the merger is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the merger agreement.

A failure to vote against the merger will not constitute a waiver of dissenters’ rights. A vote against the approval of the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.

Any notice required to be given to AGL Resources must be sent to AGL Resources’ headquarters at AGL Resources Inc., Ten Peachtree Place, Atlanta, Georgia 30309, Attention: Corporate Secretary.

If the merger agreement is approved, the Company will mail, no later than ten days after the effective time of the merger, by certified mail to each shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished the Company in writing or, if none, at the shareholder’s address as it appears on the records of the Company. The dissenters’ notice will: (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which the Company must receive the shareholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered); and (iv) be accompanied by a copy of Article 13 of the GBCC. Within ten days after the later of the effective time of the merger, or the date on which the Company receives a payment demand, the Company will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that the Company estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by: (a) the Company’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim statements, if any; (b) a statement of the Company’s estimate of the fair value of the shares; (c) an explanation of how any interest was calculated; (d) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (e) a copy of Article 13 of the GBCC.

A dissenting shareholder choosing to accept the Company’s offer of payment must do so by written notice to the Company within 30 days after receipt of the Company’s offer of payment. A dissenting shareholder not responding to that offer within the 30 day period will be deemed to have accepted the offer of payment. The Company must make payment to each shareholder who accepts the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of Company common stock.

If a dissenting shareholder does not accept, within 30 days after the Company’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the Company shares and interest due thereon, then the Company, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in superior court of the county where its main office is located to determine the rights of the dissenting shareholder and the fair value of his or her shares of Company common stock. If the Company does not commence the proceedings within the 60 day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against the Company, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against the Company and in favor of any or all dissenters if the court finds the Company did not substantially comply with the dissenters’ provisions; or (ii) against the Company or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the dissenters’ provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the Company, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of Company common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

Failure by a holder of record of Company common stock to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold Company common stock and are considering dissenting from the approval of the merger agreement and exercising your dissenters’ rights under the GBCC, you should consult your legal advisors.

MARKET PRICE AND DIVIDEND INFORMATION

The Company common stock trades on the NYSE under the symbol “GAS”. The table below provides the high and low prices of the Company common stock for the periods indicated, as reported by the NYSE.

	High	Low
Year ending December 31, 2015
Third quarter (through September 9, 2015)	$63.37	$46.36
Second quarter	$51.88	$46.45
First quarter	$57.75	$46.50

Year ended December 31, 2014
Fourth quarter	$56.67	$50.10
Third quarter	$55.30	$48.72
Second quarter	$55.10	$48.29
First quarter	$49.84	$45.17

Year ended December 31, 2013
Fourth quarter	$49.31	$44.56
Third quarter	$47.00	$41.94
Second quarter	$44.85	$41.21
First quarter	$42.37	$38.86

The Company pays quarterly cash dividends on Company common stock and the last dividend was paid on September 1, 2015. Under the terms of the merger agreement, the Company may continue paying its regular quarterly cash dividends (when and if declared by the Board), without the prior written consent of Southern Company.

On August 21, 2015, the last trading day prior to the Board’s approval of the merger agreement, the reported closing price for the Company common stock was $47.86 per share. On [                    ], 2015, the latest practicable trading date before the filing of this proxy statement, the reported closing price for the Company common stock was $[        ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of the close of business on the record date, there were [            ] shares of Company common stock outstanding and entitled to vote, held by [            ] shareholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

HOUSEHOLDING

As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this proxy statement, only one copy of this proxy statement is being delivered to shareholders that reside at the same address and share the same last name, unless such shareholders have notified the Company of their desire to receive multiple copies of this proxy statement. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, by phone at (404) 584-4000, by mail to AGL Resources Inc., Investor Relations, Ten Peachtree Place, NE, Location 1071, Atlanta, Georgia 30309, or by e-mail to investors@aglresources.com. Shareholders residing at the same address and currently receiving multiple copies of this proxy statement may contact Investor Relations at the address, telephone number and e-mail address above to request that only a single copy of a proxy statement be mailed in the future.

SHAREHOLDER PROPOSALS

If the merger is completed, we will no longer have public shareholders and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and to participate in our shareholders’ meetings. We intend to hold an annual shareholders’ meeting only if the merger is not completed, or if we are required to do so by our bylaws or applicable law. If the 2016 annual meeting of shareholders is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2016 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s bylaws, as described below.

If the 2016 annual meeting of shareholders is held, shareholders interested in submitting a proposal for inclusion in our proxy materials for such meeting must do so by sending such proposal to the Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569. The deadline for submission of proposals to be included in our proxy materials for the 2016 annual meeting of shareholders is November 18, 2015. However, if the 2016 annual meeting of shareholders is held on a date more than 30 days from the date contemplated at the time of the Company’s definitive proxy statement filed with the SEC on March 17, 2015, our bylaws require notice to be provided to our Corporate Secretary at the address above not fewer than the later of (i) 150 days prior to the date of the 2016 annual meeting of shareholders or (ii) the date which is ten days after the date of the first public announcement or other notification to shareholders of the date of the 2016 annual meeting of shareholders.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

The Company will make available a copy of the documents we file with the SEC on the “Investor Relations” section of our website at www.aglresources.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, by contacting AGL Resources Inc., Investor Relations, Ten Peachtree Place, NE, Location 1071, Atlanta, Georgia 30309, or by calling (404) 584-4000.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2015, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and

•	our Current Reports on Form 8-K filed on May 4 (relating to Items 5.03 and 5.07), May 11, 2015, May 28, June 1, August 24 (relating to Item 8.01) and August 24, 2015.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

AGREEMENT AND PLAN OF MERGER

BY

AND

AMONG

THE SOUTHERN COMPANY,

AMS CORP.

AND

AGL RESOURCES INC.

DATED AUGUST 23, 2015

i

(continued)

ii

(continued)

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated August 23, 2015 (this “Agreement”), by and among The Southern Company, a Delaware corporation (“Parent”), AMS Corp., a Georgia corporation and Parent Subsidiary (“Merger Sub”), and AGL Resources Inc., a Georgia corporation (the “Company”).

RECITALS

A. The Board of Directors of the Company (the “Company Board”), the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger.

B. The Parties desire to make or enter into certain representations, warranties and covenants in connection with the Merger and also to prescribe certain conditions to the Merger.

Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code (the “GBCC”), Merger Sub will be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”) and will succeed to and assume all the rights and obligations of Merger Sub in accordance with the GBCC.

Section 1.2 Closing. The closing (the “Closing”) of the Merger will take place at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309, at 10:00 a.m. local time on the second Business Day following the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions at Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, Parent, Merger Sub and the Company will cause to be delivered to the Secretary of State of the State of Georgia for filing a certificate of merger or other appropriate documents (collectively, the “Certificate of Merger”) executed in accordance with the relevant provisions of the GBCC and will make all other filings or recordings required under the GBCC. The Merger will become effective at such time as the Certificate of Merger is duly filed by such Secretary of State, or at such other time as Parent and the Company will agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects. The Merger will have the effects provided in this Agreement and in the applicable provisions of the GBCC.

Section 1.5 Conversion of Securities.

(a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Common Stock,

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each share of Company Common Stock (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any Shares to be cancelled pursuant to Section 1.5(b)) will be converted automatically into the right to receive, in accordance with the terms of this Agreement, $66.00 in cash (the “Merger Consideration”), payable in the manner set forth in Section 2.1. At the Effective Time and as a result of the Merger, all such Shares will cease to be outstanding, will be cancelled and will cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented any such outstanding Shares (“Certificates”) and each holder of any such Shares outstanding immediately prior to the Effective Time that are not represented by Certificates (“Book-Entry Shares”) will thereafter cease to have any rights with respect to such Shares except the right to receive the Merger Consideration, to be paid, without interest, in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.1(b) (or in the case of a lost, stolen or destroyed Certificate, Section 2.1(h)).

(b) Cancellation of Certain Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each Share held in the treasury of the Company or owned of record by any Company Subsidiary immediately prior to the Effective Time will automatically be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto.

(c) Shares of Merger Sub. Each issued and outstanding share of common stock, par value $0.01, of Merger Sub will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 1.6 Articles of Incorporation; Bylaws.

(a) The Company Charter in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

(b) At the Effective Time, the Company Bylaws will, by virtue of the Merger, be amended and restated in their entirety to read as the Merger Sub Bylaws as in effect immediately prior to the Effective Time, and as so amended and restated will be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

Section 1.7 Directors. The Parties will take all necessary action such that, from and after the Effective Time, the directors of the Company immediately prior to the Effective Time will become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.8 Officers. The Parties will take all necessary action such that, from and after the Effective Time, the officers of the Company immediately prior to the Effective Time will become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

Section 2.1 Exchange of Shares.

(a) Exchange Agent. Prior to the Effective Time, Parent will (i) designate a commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the purpose of exchanging Shares for the Merger Consideration and (ii) enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. Parent will

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deposit or will cause to be deposited with the Exchange Agent at or prior to the Effective Time, cash in an amount sufficient to pay the Merger Consideration pursuant to Section 1.5(a) (the “Exchange Fund”). The Exchange Fund will be invested by the Exchange Agent as directed by Parent. Any interest or other income from such investments will be paid to and become income of Parent. The Exchange Fund will not be used for any other purpose. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment as contemplated to be paid pursuant to this Article II, Parent will promptly replace or restore the cash in the Exchange Fund lost through such investments or other events to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to promptly make such cash payments.

(b) Exchange Procedures.

(i) As promptly as practicable after the Effective Time, but in any event within two Business Days, Parent will cause the Exchange Agent to mail (and, to the extent commercially practicable, Parent will, or will cause the Exchange Agent to, make available for collection by hand, during customary hours commencing immediately after the Effective Time, if so elected by a holder of Shares) to each Person who was, at the Effective Time, a holder of record of Shares (other than the Depository Trust Company (“DTC”)) entitled to receive the Merger Consideration pursuant to Section 1.5(a): (A) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (B) instructions for use in effecting the surrender of such holder’s Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration issuable and payable in respect thereof pursuant to such letter of transmittal; provided, however, that Parent will be required to obtain the Company’s approval of such letter of transmittal and instructions prior to the Effective Time (such approval not to be unreasonably withheld). Exchange of any Book-Entry Shares will be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry.

(ii) Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent (or in the case of DTC, the customary surrender procedures of DTC and the Exchange Agent), the holder of such Shares will be entitled to receive in exchange for such properly surrendered Shares an amount in cash equal to the product (rounded to the nearest cent) of (A) the number of Shares represented by such holder’s properly surrendered Certificates and Book-Entry Shares and (B) the Merger Consideration.

(c) No Further Rights in Company Common Stock. All Merger Consideration paid upon surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II will be deemed to have been paid, as the case may be, in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares.

(d) Adjustments. Without limiting in any way the covenants in Sections 5.1 and 5.2, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company occurs as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration will be equitably adjusted to reflect such change.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares on the date that is one year after the Effective Time will be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II will thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to Section 1.5(a).

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(f) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation will be liable to any holder of Shares for any Merger Consideration from the Exchange Fund or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Withholding Rights. Each of the Surviving Corporation, the Exchange Agent, Parent and Merger Sub will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so withheld, such withheld amounts will be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) Lost Certificates. In the event that any Certificate will have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; except that Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 2.2 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or Parent for any reason will be cancelled and exchanged for the Merger Consideration with respect to the Shares formerly represented by such Certificates or Book-Entry Shares to which the holders thereof are entitled pursuant to Section 1.5(a).

Section 2.3 Company Stock Awards.

(a) Stock Options. At the Effective Time, each option award to purchase Shares granted under the Company Equity Incentive Plans (each, a “Company Stock Option”) that is vested and outstanding immediately prior to the Effective Time will be cancelled, with the holder thereof becoming entitled to receive an amount in cash, payable in accordance with Section 2.3(f), equal to the product of (i) the total number of Shares subject to such Company Stock Option as of immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share of such Company Stock Option.

(b) Company Restricted Shares. At the Effective Time, each award of restricted Shares granted under the Company Equity Incentive Plans (each, a “Company Restricted Share”) that is outstanding as of immediately prior to the Effective Time will be deemed to be fully vested (without proration or other reduction in respect of the portion of the applicable vesting period elapsed) and will be cancelled, with the holder thereof becoming entitled to receive an amount in cash, payable in accordance with Section 2.3(f), equal to the product of (i) the total number of Shares subject to such award of Company Restricted Shares as of immediately prior to the Effective Time and (ii) the Merger Consideration, together with any dividends credited thereto in accordance with the terms of the applicable award agreement.

(c) Company RSUs. At the Effective Time, each award of restricted stock units payable in whole or in part in Shares, or the value of which is determined with reference to the value of Shares, and granted under the Company Equity Incentive Plans (each, a “Company RSU”) that is outstanding as of immediately prior to the Effective Time will be deemed to be fully vested (without proration or other reduction in respect of the portion of

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the applicable vesting period elapsed) and will be cancelled, with the holder thereof becoming entitled to receive an amount in cash, payable in accordance with Section 2.3(f), equal to the product of (i) the total number of Shares subject to such award of Company RSUs as of immediately prior to the Effective Time (based on the achievement of applicable performance criteria, if any) and (ii) the Merger Consideration, together with any dividends credited thereto in accordance with the terms of the applicable award agreement.

(d) Company PSUs. At the Effective Time, each award of performance share units payable in whole or in part in Shares, or the value of which is determined with reference to the value of Shares, and granted under the Company Equity Incentive Plans (each, a “Company PSU”) that is outstanding as of immediately prior to the Effective Time will be assumed by Parent and converted (without proration or other reduction in respect of the portion of the applicable performance period elapsed) into an award of restricted stock units by Parent (an “Assumed Award”) with respect to a number of shares of common stock of Parent, par value $5 per share (“Parent Common Stock”), equal to the product of (i) the greater of (A) 125% of the number of units underlying such Company PSU based on target level of achievement of all relevant performance goals and (B) the number of units underlying such Company PSU based on the actual level of achievement of all relevant performance goals against target as of immediately prior to the Effective Time (as adjusted to the extent equitably required), as determined by the Company Board (or, if appropriate, any committee thereof) prior to the Effective Time, multiplied by (ii) the Exchange Ratio (rounded to the nearest whole share), on the same terms and conditions relating to vesting schedule and payment terms, and otherwise on similar terms and conditions, as were applicable to such Company PSU as of immediately prior to the Effective Time, except (1) as otherwise described in this Section 2.3 or in Section 2.3(d) of the Company Disclosure Letter and (2) that such Assumed Award will not be subject to any performance goals and the vesting of such Assumed Award will be based solely on the continued service of the holder thereof. If a participant dies or becomes Disabled (with such term as defined in the Company’s Omnibus Performance Incentive Plan) or, if within two years after the Effective Time, a participant’s employment is terminated without “Cause” or the participant resigns for “Good Reason” (with such terms as defined in the Company Omnibus Performance Incentive Plan or, as applicable, a continuity agreement between the participant and the Company), then all time-based vesting restrictions on such participant’s outstanding Assumed Awards will lapse on a prorated basis based on the length of time during the vesting period (measured from the vesting commencement date of the corresponding Company PSU) that has elapsed prior to such participant’s date of termination of employment. For purposes of this Section 2.3, “Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the volume-weighted average price per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five consecutive trading days ending on (and inclusive of) the trading day that is two trading days immediately prior to the Closing Date.

(e) Deferred Stock Units. At the Effective Time, each award of Company Deferred Stock Units that is outstanding as of immediately prior to the Effective Time will be cancelled, with the holder thereof becoming entitled to receive an amount in cash, payable in accordance with Section 2.3(f), equal to the product of (i) the total number of Shares subject to such award of Company Deferred Stock Units as of immediately prior to the Effective Time and (ii) the Merger Consideration, together with any dividends credited thereto in accordance with the terms of the applicable Company Deferred Compensation Plan.

(f) Payment. As soon as reasonably practicable (but in no event later than two Business Days) following the Effective Time, the Surviving Corporation will pay the amounts due to the holders of Company Stock Options pursuant to Section 2.3(a), the amounts due to the holders of Company Restricted Shares pursuant to Section 2.3(b) and the amounts due to the holders of Company RSUs pursuant to Section 2.3(c), in each case without interest and subject to any required Tax withholding. The Surviving Corporation will pay the amounts due to the holders of Company Deferred Stock Units pursuant to Section 2.3(e) in accordance with the terms of the applicable Company Deferred Compensation Plan. Following the Effective Time, the Surviving Corporation will pay any amounts due in respect of all Assumed Awards pursuant to the terms of such Assumed Awards. To the extent any amounts described in this Section 2.3(f) relate to a Company Stock Award that is nonqualified

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deferred compensation subject to Section 409A of the Code, the Surviving Corporation will pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Stock Award that will not trigger a tax or penalty under Section 409A of the Code.

(g) Notice. Prior to the Effective Time, the Company will be permitted (but not obligated) to send a written notice in a form reasonably acceptable to Parent to each holder of an outstanding Company Stock Option, Company Restricted Share, Company RSU, Company PSU and Company Deferred Stock Unit (the “Company Stock Awards”) that will inform such holder of the treatment of such awards as provided in this Section 2.3, and otherwise setting forth such holder’s rights pursuant to the applicable Company Equity Incentive Plan, Company Deferred Compensation Plan and equity award agreements.

(h) Further Assurances. The Company will, prior to the Effective Time, take (or cause to be taken) any and all actions as may be necessary (including obtaining any resolutions of the Company Board and, to the extent required, any committee thereof) to implement the foregoing provisions of this Section 2.3. In addition, Parent may reasonably request, after consultation with the Company, that the Company obtain consents from certain holders of Company PSUs prior to the Effective Time with respect to the treatment of such holders’ Company PSUs pursuant to Section 2.3(d). If the Company is not able to obtain any such consent prior to the Effective Time, then, notwithstanding the terms of Section 2.3(d), Parent may elect to not assume the Company PSUs held by such holder, in which case such Company PSUs will be treated as set forth under the Company Omnibus Performance Incentive Plan for awards not assumed or substituted by the surviving entity, and Parent will notify the Company of such election as soon as practicable.

(i) No Further Rights. Other than with respect to Assumed Awards relating to Parent Common Stock, following the Effective Time, no holder of a Company Stock Award, participant in any Company Equity Incentive Plan or other Company Benefit Plan or employee benefit arrangement of the Company or party to any employment agreement with the Company will have any right hereunder to acquire any capital stock or other Equity Interests (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

Section 2.4 Treatment of Employee Stock Purchase Plan. Except as otherwise provided in this Section 2.4, each current “Offering Period” (as defined in the Company ESPP) (an “Offering Period”) in progress as of the date of this Agreement under the Company ESPP will continue, and the Shares will be issued to participants thereunder on the next currently scheduled purchase dates thereunder occurring after the date of this Agreement as provided under, and subject to the terms and conditions of, the Company ESPP. New Offering Periods under the Company ESPP will be permitted to commence following the date of this Agreement in the ordinary course of business. Any Offering Period in progress as of the Effective Time will be shortened, and the last day of each such Offering Period will be the tenth Business Day immediately preceding the Effective Time. Each then outstanding ESPP Purchase Right will be exercised automatically on the last day of such Offering Period. Notwithstanding any restrictions on transfer of stock in the Company ESPP, the treatment in the Merger of any Shares under this provision will be in accordance with Section 2.1(a). The Company will terminate the Company ESPP as of or prior to the Effective Time. The Company will, promptly after the date of this Agreement, take all actions (including, if appropriate, amending the terms of the Company ESPP) that are necessary to give effect to the transactions contemplated by this Section 2.4.

Section 2.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and are held by a shareholder who is entitled to exercise, and properly exercises, dissenters’ rights with respect to such Shares (each, a “Dissenting Shareholder”) pursuant to, and who complies in all respects with, the provisions of the GBCC (collectively, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration at the Effective Time (except as provided in this Section 2.5). At the Effective Time, any Dissenting Shareholder will cease to have any rights to such Dissenting Shares except for the right to receive payment of the fair value of such Dissenting Shares as may be determined to be due in accordance with the GBCC, except that all Dissenting

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Shares held by any Dissenting Shareholder who will have failed to perfect or who otherwise will have withdrawn, in accordance with the GBCC, or lost such Dissenting Shareholder’s rights to demand payment in respect of such Dissenting Shares under the GBCC, will thereupon be deemed to have been converted into the right to receive, without any interest thereon, the Merger Consideration in accordance with Article I and Article II, less applicable withholding Taxes, if any, required to be withheld. The Company will not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or make a binding offer to settle with, any Dissenting Shareholder regarding its exercise of dissenters’ rights prior to the Effective Time. The Company will give Parent notice of any such demands prior to the Effective Time, and Parent will have the right to participate in all negotiations and proceedings with respect to any exercise by any shareholder of dissenters’ rights.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Reports publicly available at least 24 hours prior to the date of this Agreement and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily cautionary, predictive or forward-looking in nature) or in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure letter will be deemed to apply to each other section thereof to which its relevance as an exception to (or disclosure for the purposes of) such other section is reasonably apparent) (the “Company Disclosure Letter”), the Company represents and warrants to Parent as follows:

Section 3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent copies of the amended and restated articles of incorporation of the Company (the “Company Charter”) and the bylaws of the Company (the “Company Bylaws”), each as amended through the date hereof, and each as in effect as of the date of this Agreement.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth a list of each Company Subsidiary, together with the jurisdiction of organization or incorporation, as the case may be, and the jurisdictions in which each Company Subsidiary is authorized to conduct business. Each Company Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all the corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted, in the case of clause (ii), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, the word “Subsidiary” when used with respect to any Person, means another Person: (i) any amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body; or (ii) more than 50% of the Equity Interests of which is owned directly or indirectly by such

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first Person. The term “Company Subsidiary” means any direct or indirect Subsidiary of the Company, except that for the purposes of Section 3.18(k) only, “Company Subsidiary” also means any Person that is an “affiliate” of the Company as the term “affiliate” is used in 18 C.F.R. Sec. 35.36(a)(9). The term “Parent Subsidiary” means any direct or indirect Subsidiary of Parent and will include (A) Merger Sub prior to the Effective Time and (B) the Surviving Corporation as of and after the Effective Time.

(d) The Company has made available to Parent copies of the articles of incorporation of each Company Subsidiary and the bylaws of each Company Subsidiary, each as amended through the date hereof, and each as in effect as of the date of this Agreement.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 750,000,000 Shares, of which, as of the close of business on August 20, 2015 (the “Measurement Date”), 120,071,870 Shares were issued and outstanding (including Company Restricted Shares), (ii) 10,000,000 shares of Company preferred stock, no par value, of which, as of the Measurement Date, no shares were issued and outstanding, and (iii) 10,000,000 shares of Company Class A junior participating preferred stock, no par value, of which, as of the Measurement Date, no shares were issued and outstanding (collectively, the “Company Capital Stock”). As of the Measurement Date, 216,523 Shares were held in the Company’s treasury. As of the Measurement Date, 3,661,996 Shares were reserved for issuance under the Company Omnibus Performance Incentive Plan, no Shares were reserved for issuance under the Company Long-Term Incentive Plan, 363,675 Shares were reserved for issuance under the Company ESPP and 2,031,307 Shares were reserved for issuance under the Company DRIP. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) The Company has provided Parent with an accurate and complete list of each Company Stock Award outstanding as of the Measurement Date pursuant to the Company Equity Incentive Plans. All outstanding Company Stock Awards were granted under a Company Equity Incentive Plan and are evidenced by award agreements, in each case in all material respects in the forms made available by the Company to Parent, and no award agreement contains terms that are inconsistent with or in addition to such forms in any material respect. From the Measurement Date until the date of this Agreement, the Company has not issued any Shares or Company Stock Awards or other equity securities of the Company or any securities representing the right to purchase or otherwise receive any Shares (other than in connection with (i) the exercise or settlement of Company Stock Awards or ESPP Purchase Rights granted prior to the Measurement Date or (ii) the issuance of Shares under the Company DRIP).

(c) Except pursuant to this Agreement, the Company Equity Incentive Plans, the Company ESPP, the Company DRIP or as set forth in this Section 3.2, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance or registration of any Shares or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any Shares.

(d) There are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote that are issued or outstanding as of the date of this Agreement.

(e) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Company Subsidiary that are owned by the Company, directly or indirectly, are owned free and clear of any Liens (other than transfer restrictions under applicable federal and state securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Company Subsidiary or any securities representing the right to

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purchase or otherwise receive any shares of capital stock or any other equity security of such Company Subsidiary. There are no outstanding obligations (other than those under applicable securities Laws) to which the Company or any Company Subsidiary is a party restricting the transfer of, or limiting the exercise of voting rights with respect to, any Equity Interest in any Company Subsidiary.

Section 3.3 Authority; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval and the Regulatory Approvals, to consummate the Merger and the other transactions contemplated by this Agreement (the “Transactions”). The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly adopted by the Company Board and, except for the approval of this Agreement by a majority of all the votes entitled to be cast on the Agreement by all shares of Company Capital Stock entitled to vote on the Agreement, voting as a single voting group (the “Company Shareholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions. Subject to Section 6.9(c), the Company Board has (i) adopted this Agreement and determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company’s shareholders and (ii) resolved to (A) submit this Agreement for approval by the Company’s shareholders and (B) transmit to such shareholders a recommendation that such shareholders approve this Agreement and the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (B) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(b) None of the execution and delivery of this Agreement by the Company, the consummation of the Transactions, or compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case, as amended, of the Company or any of the Company Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, (A) violate any Order or any Law applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, or result in a breach of any provision of or constitute a default (with or without notice or lapse of time, or both) under, result in the termination of or give rise to a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, deed of trust, license, lease or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Consents and Approvals. Except for (a) the filing with the SEC of a proxy statement in definitive form relating to the Company Shareholders Meeting (the “Proxy Statement”) pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (b) the filing of the Certificate of Merger by the Secretary of State of the State of Georgia pursuant to the GBCC, (c) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (d) filings required by the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act in connection with this Agreement and the Transactions, (e) filings and approvals as may be required under the rules and regulations of NYSE in connection with this Agreement and the Transactions, (f) any notices, filings or approvals with the California Public Utilities Commission, Georgia Public Service Commission, Illinois Commerce Commission,

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Maryland Public Service Commission, New Jersey Board of Public Utilities, Tennessee Regulatory Authority and Virginia State Corporation Commission (the “State Commissions”) and under applicable state Laws (the “State Approvals”), (g) the approval of the Federal Communications Commission (“FCC”) for the transfer of control over the FCC licenses of the entities listed in Section 3.4 of the Company Disclosure Letter (“FCC Approval”) and (h) the consents or approvals listed in Section 3.4 of the Company Disclosure Letter, no consents or approvals of or filings or registrations with any United States or foreign court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement and (ii) the consummation by the Company of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Reports.

(a) The Company and each of the Company Subsidiaries has filed with or furnished to the SEC, on a timely basis, all registration statements, reports, forms, documents and proxy statements required to be filed or furnished pursuant to the Securities Act or the Exchange Act, as applicable, since December 31, 2012 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company Reports”). As of their respective effective dates (in the case of Company Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing or furnished dates, as applicable (in the case of all other Company Reports), or in the case of amendments thereto, as of the most recent such amendment, the Company Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company Reports, and none of the Company Reports as of such respective dates (or, if amended, the date of the filing or furnishing, as applicable, of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company Reports and the statements contained in such certifications are complete and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings ascribed to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has since December 31, 2012 arranged any outstanding, “extensions of credit” to or for directors or executive officers of the Company in violation of Section 402 of SOX.

(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorizations of management and directors and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(d) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Company’s management as

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appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) Based on its most recent evaluation of internal controls prior to the date hereof, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any and all “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other Employees who have a significant role in the Company’s internal controls over financial reporting, and any such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

(f) None of the Company Subsidiaries is, or at any time since December 31, 2012 has been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

Section 3.6 Financial Statements.

(a) The consolidated financial statements of the Company and the Company Subsidiaries (including in each case, any related notes and schedules thereto, where applicable) included in the Company Reports (collectively, the “Company Financial Statements”), fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and fairly present in all material respects the results of the consolidated operations, changes in shareholders’ equity, cash flows and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the date therein set forth, except the Company Financial Statements are subject, in the case of unaudited statements, to normal year-end audit adjustments. Each of the Company Financial Statements (including the related notes and schedules thereto, where applicable), as of their respective dates, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes and schedules thereto, where applicable) and have been prepared, in all material respects, in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto.

(b) Except for those liabilities that are reflected or reserved against on the June 30, 2015 consolidated balance sheet of the Company and the Company Subsidiaries included in the Company Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2015, neither the Company nor any of the Company Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required under GAAP to be reflected in a consolidated balance sheet of the Company and the Company Subsidiaries, except for liabilities and obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Absence of Company Material Adverse Effect. Since June 30, 2015, no changes, events or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, with all such other changes, events or developments, a Company Material Adverse Effect.

Section 3.8 Legal Proceedings.

(a) As of the date hereof, there are no (i) legal, administrative, arbitral or other proceedings, claims, actions or suits (each, an “Action”) to which the Company or any of the Company Subsidiaries is a party pending or, to the knowledge of the Company, threatened, or (ii) investigations, to the knowledge of the Company, involving the Company or any of the Company Subsidiaries, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b) There is no Order imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries that has had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Taxes and Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has duly filed all federal, state, foreign and local Tax Returns required to be filed by any of them, taking into account any extensions of time within which to file (all such returns being accurate and complete) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from them by federal, state, foreign or local taxing authorities (other than Taxes that are not yet delinquent or that are being contested in good faith, have not been finally determined and have been adequately reserved against).

(b) Any material liability with respect to deficiencies asserted as a result of any audit, examination or similar proceeding of the Company or any Company Subsidiary Tax Return by the IRS or any other taxing authority is covered by adequate reserves in accordance with GAAP in the Company Financial Statements. There are no disputes pending, or claims asserted in writing, for material Taxes or assessments upon the Company or any of the Company Subsidiaries for which the Company does not have adequate reserves.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among the Company and the Company Subsidiaries or (ii) the primary purpose of which is not the allocation or payment of Taxes).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has agreed to or granted any extension or waiver of the limitation period applicable to any Taxes or Tax Returns, which extension or waiver is currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(e) Within the past six years, neither the Company nor any of the Company Subsidiaries has distributed the stock of any corporation, or had its stock distributed, in a transaction intended to satisfy the requirements of Section 355 of the Code.

(f) Each of the Company and the Company Subsidiaries has properly and timely withheld or collected and timely paid over to the appropriate taxing authority (or each is properly holding for such timely payment) all material amounts of Taxes required to be withheld, collected and paid over by applicable Law.

(g) There are no material Liens for Taxes upon any asset of the Company or any Company Subsidiary other than Permitted Liens (within the meaning of clause (c) of such term).

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other similar agreement or ruling relating to Taxes.

(i) Neither the Company nor any of the Company Subsidiaries has engaged in a transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and the applicable Treasury Regulations thereunder.

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(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no written claim has been made in the past three years by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that any of them is or may be subject to Tax by that jurisdiction.

(k) The Company and the Company Subsidiaries have complied with the normalization rules described in Section 168(i)(9) of the Code and any other applicable provisions of the Code or Treasury Regulations with respect to any public utility property (as defined in Section 168(i)(10) of the Code).

Section 3.10 Employee Benefit Plans; Labor.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of the material (i) nonqualified deferred compensation or retirement plans for Employees located in the United States, (ii) qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in clauses (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”), and (v) compensatory fringe benefit or stock option plans, including written individual contracts, employee agreements, plans, programs, or arrangements, whether funded or unfunded, that, as of the date hereof, are, or within the past five fiscal years of the Company or any Company Subsidiary, as applicable, have been, maintained and sponsored in whole or in part, or contributed to by any of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities, for the benefit of, providing any remuneration or benefits to, or covering any Employee, any dependent, spouse or other family member or beneficiary of such Employee, or any director, independent contractor, member, officer, or consultant of any of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities, or under (or in connection with) which the Company or any Company Subsidiary may have any liability (collectively clauses (i) through (v) are referred to as “Company Benefit Plans”).

(b) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and the Company Subsidiaries, taken as a whole, (i) each Pension Plan that is intended to meet the requirements of a “qualified plan” under Sections 401(a) and 501(a) of the Code has either received a favorable determination letter from the IRS that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code, (ii) each Company Benefit Plan, including any amendment thereto, that is eligible for approval by, and/or registration for and/or qualification for special Tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an “Approval”) has received such Approval, or there remains a period of time in which to obtain such Approval retroactive to the date of any amendment or change in Law that has not previously received such Approval, and (iii) the Company Benefit Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA, PPACA and all other applicable Laws, and none of the Company, the Company Subsidiaries and its Company Commonly Controlled Entities has received any notice from any Governmental Entity questioning or challenging such compliance that has not been resolved. The Company ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(c) To the knowledge of the Company, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan.

(d) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any other Person that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (a “Company Commonly Controlled Entity”) (i) has sponsored, maintained or contributed to, or been obligated to maintain or contribute to, or has any liability under, any Pension Plan that is subject to Title IV of ERISA or Section 412 of

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the Code or is otherwise a defined benefit pension plan, (ii) has any unsatisfied liability imposed under Title IV of ERISA or Section 412 of the Code or (iii) has a Pension Plan with an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested for such a Pension Plan. Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and the Company Subsidiaries, taken as a whole, (A) all contributions (including all employer contributions and employee salary reduction contributions) or insurance premiums that are due have been paid with respect to each Company Benefit Plan, and all contributions or insurance premiums for any period ending on or before the Closing Date that are not yet due have been paid with respect to each such Company Benefit Plan or accrued, in each case in accordance with the past custom and practice of the Company, and with applicable Law and guidance, (B) no Pension Plan or related trust has been terminated during the last five years and (C) there has been no “reportable event” (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice period has been waived, with respect to any Pension Plan during the last five years.

(e) (i) None of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities contributes to or has any liability or potential liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) during the five-year period ending as of the Closing Date, (ii) none of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities is subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA and (iii) none of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities has entered into any transaction which has or could subject the Company, any Company Subsidiary or any Company Commonly Controlled Entity to any such withdrawal or partial withdrawal liability.

(f) None of the Welfare Plans obligates the Company or any Company Subsidiary to provide any Employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any Company Subsidiary, other than as required under COBRA or any similar state Law.

(g) The consummation of the Transactions will not (i) entitle any Employee (or spouse, dependent or other family member of such Employee) of the Company or Company Subsidiaries to severance pay, unemployment compensation, or any payment contingent upon a change in control or ownership of the Company or Company Subsidiaries, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such Employee (or any spouse, dependent, or other family member of such Employee). Neither the Company nor any Company Subsidiary has any obligation to provide, and no Company Benefit Plan or other arrangement provides any Person with any amount of additional compensation or gross-up if such Person is provided with amounts subject to excise or additional Taxes, interest or penalties incurred pursuant to Sections 4999 or 409A of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(h) Section 3.10(h) of the Company Disclosure Letter lists each collective bargaining agreement to which the Company or a Company Subsidiary is a party in respect of the Employees on the date of this Agreement. No such collective bargaining agreement is, as of the date of this Agreement, being negotiated or renegotiated in any material respect by the Company or any of the Company Subsidiaries. Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liabilities to the Company and the Company Subsidiaries taken as a whole, (i) as of the date of this Agreement, the Company is in compliance with all Laws concerning employment rights and obligations, (ii) as of the date of this Agreement, there is no work stoppage, slow down or strike against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened which would interfere with the respective business activities of the Company or any of the Company Subsidiaries (and no work stoppages, slow downs or strikes occurred during the last five years), (iii) to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has committed during the five years prior to the date of this Agreement any unfair

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labor practice in connection with the operation of the respective businesses of the Company or any of the Company Subsidiaries, and (iv) as of the date of this Agreement, there is no charge or complaint pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and in relation to any labor rules and regulations, no other competent labor authority has a charge or complaint pending or, to the knowledge of the Company, threatened in writing.

(i) Section 3.10(i) of the Company Disclosure Letter sets forth a true and complete list of each material (i) severance or employment agreement with directors, officers, Employees, or consultants of the Company or any Company Subsidiary, (ii) severance programs of the Company or any Company Subsidiary with or relating to its Employees, or (iii) plans, programs or other agreements of the Company or any Company Subsidiary with or relating to its directors, officers, Employees or consultants which contain change in control provisions.

Section 3.11 Compliance with Applicable Law.

(a) The Company and each of the Company Subsidiaries hold all licenses, franchises, permits, variances, orders, approvals, certificates, notices, authorizations, registrations and rights of or with all Governmental Entities (“Permits”) necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with, and are not in default in any respect under, any applicable Law relating to the Company or any of the Company Subsidiaries, except where the failure to hold such Permit or such noncompliance or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no Action or investigation is pending or, to the knowledge of the Company, threatened, to suspend, modify, cancel, revoke, remove or withdraw any material Permit where such suspension, modification, cancellation, revocation, removal or withdrawal would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is in conflict with, default under, or violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company in writing an intention to conduct any such investigation, except for such investigations, the outcomes of which if determined adversely to the Company or any Company Subsidiary, have not had and would not reasonably be excepted to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Notwithstanding any of the foregoing, this Section 3.11 will not apply to matters relating to Intellectual Property, which is the subject of Section 3.14.

Section 3.12 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company (i) is, and at all times during the last three years has been, in compliance with all applicable Environmental Laws and (ii) has obtained or has made timely applications for or is in the process of obtaining and has maintained and is in compliance with all Environmental Authorizations required for the operation of its business as currently conducted; and such Environmental Authorizations are in full force and effect;

(b) none of the Company’s assets are subject to any Lien (other than Permitted Liens) imposed by or arising under any Environmental Law, and there is no Action pending or, threatened in writing for imposition of any such material Lien;

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(c) during the last three years, the Company has not received any written communication from (i) any Environmental Authority that such Governmental Entity is undertaking an investigation that may give rise to Environmental Liability to the Company or (ii) any Environmental Authority or Person alleging that the Company is in violation of any Environmental Law or Environmental Authorization or subject to Environmental Liabilities and, to the Company’s knowledge as of the date hereof, there is no reasonable basis for any such investigation, violation or Environmental Liabilities;

(d) (i) the Company has not been named, identified or alleged in any written notice or claim received by the Company to be a responsible party or a potentially responsible party under CERCLA or any state Law based on, or analogous to, CERCLA and (ii) the Company does not have any Environmental Liability, in each such case, for the disposal or Release of Hazardous Substances at any site that is not owned or leased;

(e) there is no Action arising under Environmental Laws pending against the Company nor, to the knowledge of the Company, is any such Action threatened in writing, in each such case, that would reasonably be expected to give rise to an Environmental Liability;

(f) to the knowledge of the Company, the Company has not (except as permitted pursuant to any Environmental Authorization) Released any Hazardous Substances that require, as of the date hereof, reporting, investigation, cleanup, removal, or remedial or responsive action or, as of the date hereof, otherwise would reasonably be expected to give rise to an Environmental Liability under Environmental Law;

(g) except for transfer or reissuance of Environmental Authorizations necessary to operate the Company’s business, the Transactions do not require the pre-Closing consent or pre-approval of any Environmental Authority under Environmental Laws or Environmental Authorizations; and

(h) the Company is not subject to any Order arising under or imposed by, or party to an agreement with any Person obligating the Company to take remedial action, or pay costs thereof, for cleanup of contamination under, any Environmental Law.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.12 and the representations and warranties made in Sections 3.5(a) and 3.6(a) (to the extent the Company Reports and the Company’s financial statements relate to or address environmental matters) are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Hazardous Substances, Environmental Liabilities, Environmental Laws and Environmental Authorizations.

Section 3.13 Material Contracts.

(a) Except for this Agreement and except for Company Material Contracts filed as exhibits to the Company Reports prior to the date of this Agreement or, as listed in Section 3.13(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by (i) any “material contract” required to be filed as an exhibit to the Company’s annual report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K of the SEC or (ii) any Contract that is:

(A) a “non-compete,” or similar agreement that restricts or purports to restrict, in any material respect, the geographic area in which the Company or any of the Company Subsidiaries may conduct any material line of business;

(B) a joint venture, partnership or limited liability company agreement or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such agreement or arrangement solely between or among the Company and one or more Company Subsidiaries;

(C) an agreement (other than a future contract, option contract or other derivative transaction) that involves future expenditures or receipts by the Company or any Company Subsidiary of more than

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$40,000,000 in any one year period that cannot be terminated on less than 90 days notice without material payment or penalty;

(D) an acquisition agreement that contains “earn-out” or other contingent payment obligations that could reasonably be expected to result in future payments by the Company or a Company Subsidiary in excess of $4,000,000;

(E) an agreement relating to indebtedness for borrowed money or any financial guaranty, in each case pertaining to indebtedness in excess of $40,000,000 individually (excluding (i) indebtedness incurred to fund the purchase of natural gas storage inventory in the ordinary course of business and (ii) guarantees provided in connection with the Sequent trading business in the ordinary course of business);

(F) other than leases in the way of easements or rights of way, a material lease or sublease with respect to leased real property;

(G) a future contract, option contract or other derivative transaction, in any case relating to the supply or price of natural gas that has a term of longer than 90 days and a notional value greater than $40,000,000 (excluding any such future contract, option contract or other derivative transaction entered into by the local distribution company businesses of the Company and the Company Subsidiaries for the benefit of customers);

(H) a gas transportation contract that is reasonably expected to result in future payments by the Company or any Company Subsidiary in excess of $40,000,000 in any one year period (excluding any such contract entered into by the local distribution company businesses of the Company and the Company Subsidiaries for the benefit of customers); or

(I) other than agreements described in Section 3.13(a)(ii)(G) and Section 3.13(a)(ii)(H), an agreement entered into since December 31, 2009 relating to the disposition or acquisition by the Company or any Company Subsidiary of assets or properties in excess of $40,000,000 not made in the ordinary course of business consistent with past practice.

(all contracts of the type described in this Section 3.13(a), being referred to herein as a “Company Material Contract”).

(b) To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in breach of or default under the terms of any Company Material Contract in any material respect. To the knowledge of the Company, no other party to any Company Material Contract is in any material respect in breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or any Company Subsidiary which is a party thereto and, to the knowledge of the Company, is in full force and effect; except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.14 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses all rights necessary to use, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that nothing in this Section 3.14(a) will be interpreted or construed as a representation or warranty with respect to whether there has been or is any infringement of Intellectual Property, and that those matters are addressed exclusively in Section 3.14(b) and Section 3.14(c).

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(b) As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims in writing by any Person alleging infringement or misappropriation by the Company or any Company Subsidiary arising from their use of the Company Intellectual Property, and to the knowledge of the Company, the conduct of the businesses of the Company and Company Subsidiaries does not infringe or misappropriate any Intellectual Property.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date of this Agreement, neither the Company nor any Company Subsidiary has made any claim in writing or, to the knowledge of the Company, otherwise, since December 31, 2014 of any misappropriation or infringement by any third party of its rights to or in connection with the use of any Company Intellectual Property; and (ii) to the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(d) Since December 31, 2014, to the knowledge of the Company, the Intellectual Property owned by the Company or any Company Subsidiary has not been used or enforced or failed to be used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any such Intellectual Property, except for such conflicts, infringements, violations, interferences, claims, invalidity, abandonments, cancellations or unenforceability that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Title to Properties; Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good and valid title to all tangible assets owned by the Company or any of the Company Subsidiaries as of the date of this Agreement, or good and valid leasehold interests in all tangible assets leased or subleased by the Company or any of the Company Subsidiaries as of the date of this Agreement, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practices. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such assets, other than assets in which the Company or any Company Subsidiary have a leasehold interest, are free and clear of all Liens other than Permitted Liens.

Section 3.16 Real Property. Section 3.16 of the Company Disclosure Letter sets forth a list of all real property currently owned or leased by the Company or any Company Subsidiary that would be required to be included in an Annual Report on Form 10-K if filed for the fiscal year ending as of the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good and fee simple title to all real property owned by the Company or any of the Company Subsidiaries as of the date of this Agreement (the “Company Owned Real Property”) and valid leasehold estates in all real property leased or subleased (whether as tenant or subtenant) by the Company or any of the Company Subsidiaries as of the date of this Agreement (including improvements thereon, the “Company Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has exclusive possession of each Company Leased Real Property and Company Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants, guests, hosts or licensees pursuant to agreements with respect to such real property. There are no options, rights of first offer, rights of first refusal or contracts outstanding for the sale, exchange or transfer of any material portion of the Company Owned Real Property.

Section 3.17 Trading.

(a) The Company has established risk parameters, limits and guidelines (including position limits and limitations on working capital and value at risk) in compliance with the risk management policy approved by the Company (the “Company Trading Guidelines”) to restrict the level of risk that the Company and the non-utility Company Subsidiaries are authorized to take with respect to, among other things, the net position resulting from

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all physical commodity transactions, exchange-trade futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the “Net Company Position”) and monitors compliance by the Company and Company Subsidiaries with such Company Trading Guidelines. The Company has provided a copy of the Company Trading Guidelines to Parent prior to the date of this Agreement. At no time since June 30, 2015, (a) has the Net Company Position not been within the risk parameters in all material respects that are set forth in the Company Trading Guidelines, or (b) has the exposure of the Company and the Company Subsidiaries with respect to the Net Company Position resulting from all such transactions been material to the Company and the Company Subsidiaries taken as a whole. Since June 30, 2015, the Company and the Company Subsidiaries have not, in accordance with generally recognized mark to market accounting policies, experienced an aggregate net loss in its trading and related operations that would have a Company Material Adverse Effect.

(b) The Company and each Company Subsidiary has retained and maintained records, transcripts, pricing and trade data and other information required to be retained and maintained under Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the regulations thereunder in respect of its derivatives transactions entered into prior to and after enactment of the Dodd-Frank Act, except for such non-compliance as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary that has elected to “end-user exception” as set forth under Section 2(h)(7) of the Commodity Exchange Act and the regulations thereunder is in compliance with the requirements necessary to elect such exception, except for such non-compliance that has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, since June 30, 2013, there has been no violation of the Trading Guidelines, except that have not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Regulation as a Utility.

(a) The Company is a “holding company” under the Public Utility Holding Company Act of 2005 (“PUHCA”). Each of Atlanta Gas Light Company, Chattanooga Gas Company, Pivotal Utility Holdings, Inc. (d/b/a Elkton Gas, d/b/a Florida City Gas and d/b/a Elizabethtown Gas), Virginia Natural Gas, Inc. and Northern Illinois Gas Company (d/b/a Nicor Gas Company), is a “local distribution company”, “intrastate gas pipeline” or a “Hinshaw pipeline” within the meaning of the Natural Gas Act (the “NGA”) and a “gas utility company” under PUHCA.

(b) Atlanta Gas Light Company is regulated as a “gas company” in the State of Georgia under Title 46 of the Official Code of Georgia Annotated.

(c) Chattanooga Gas Company is regulated as a “public utility” in the State of Tennessee under Title 65 of the Tennessee Code Annotated.

(d) Pivotal Utility Holdings, Inc. (through its operating division Elkton Gas) is regulated as a “gas company” in Maryland under the Maryland Public Service Commission Law.

(e) Pivotal Utility Holdings, Inc. (through its operating division Florida City Gas) is regulated as a “public utility” in the State of Florida under Chapter 366 of the Florida Statutes.

(f) Virginia Natural Gas, Inc. is regulated as a “public service corporation” in the Commonwealth of Virginia under Title 56 of the Code of Virginia.

(g) Northern Illinois Gas Company (d/b/a Nicor Gas Company) is regulated as a “gas company” under the Illinois Public Utilities Act, the Illinois Gas Storage Act, the Illinois Gas Pipeline Safety Act and the Illinois Gas Transmission Commission.

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(h) Central Valley Storage, LLC is regulated as a “gas corporation” under Section 222 of the California Public Utilities Code and as a “public utility” under Section 216 of the California Public Utilities Code. Central Valley Gas Storage, LLC is developing a natural gas storage facility that will qualify as an “intrastate pipeline,” a “Hinshaw pipeline” or both within the meaning of the NGA.

(i) Pivotal Utility Holdings, Inc. (through its operating division Elizabethtown Gas) is regulated as a “public utility” in the State of New Jersey under applicable Law.

(j) Golden Triangle Storage, Inc. is regulated as a “gas utility” in the State of Texas under Section 101.003(7) of the Gas Utility Regulatory Act and Section 121.001(a) of the Cox Act in the Texas Utilities Code.

(k) Neither the Company nor any Company Subsidiary is subject to regulation: as a public utility by FERC under Section 201(e) of the Federal Power Act, 16 U.S.C. § 824(e), or except as set forth in clauses (a) through (j) of this Section 3.18, as a public utility or public service company (or similar designation) by any state in the United States having jurisdiction over them or their respective properties or assets.

(l) All filings required to be made by the Company or any Company Subsidiary since June 30, 2015 pursuant to all applicable Laws (including each pipeline safety law, as amended, that is administered by the U.S. Department of Transportation Pipeline and Hazardous Materials Administration and Title 40, Public Utilities and Carriers, of the A.R.S.), have been filed or furnished, as applicable, on a timely basis with the applicable Governmental Entity, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments, and supplements appertaining thereto, including all rates, tariffs, franchise, service agreements and related documents and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make in compliance with all applicable requirements of the applicable statute and rules and regulations thereunder have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m) As of the date of this Agreement, except for recoveries subject to review and refund in the ordinary course, neither the Company nor any Company Subsidiary whose rates or services are regulated by a Governmental Entity, (i) have rates which have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Entity or on appeal to the courts, or (ii) is a party to any proceeding before a Governmental Entity or on appeal from Orders of a Governmental Entity, in each case which have resulted in or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company Financial Statements have adequately reserved for all material refunds.

Section 3.19 Insurance.

(a) The Company and the Company Subsidiaries maintain reasonable insurance in such amounts and against such risks as the Company believes to be customary for the industries in which it and the Company Subsidiaries operate. Neither the Company nor any of the Company Subsidiaries has received notice of any pending or threatened cancellation with respect to any material insurance policy, and each of the Company and the Company Subsidiaries is in compliance in all material respects with all conditions contained therein.

(b) Global Energy Resource Insurance Corporation, a Hawaii corporation (“GERIC”), is a duly licensed captive insurance company in the State of Hawaii. GERIC is not licensed to do insurance business in or subject to the insurance Laws of any jurisdiction other than the State of Hawaii. GERIC is not a party to any reinsurance treaty or agreement or other insurance Contract, other than (i) reinsurance treaties or agreements with its Affiliate DIST-CO or certain unaffiliated insurance companies or reinsurers and (ii) agreements or insurance Contracts with the Company and the Company Subsidiaries. GERIC has complied and currently complies with the minimum required capital and other regulatory requirements and all applicable Laws of its regulatory

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domicile, except for such failures to comply which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. GERIC has timely filed all statements and reports, together with all audited financial statements, exhibits, interrogatories, actuarial opinions, affirmations, certifications, schedules or other material supporting documents in connection therewith, required to be filed by it with the applicable Governmental Entities on forms prescribed or permitted by such Governmental Entities and no deficiencies have been asserted in writing by any Governmental Entities with respect to such statements and reports that have not been remedied, except for such failures to file which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) DIST-CO Insurance Company, Inc., a Risk Retention Group, a Hawaii corporation (“DIST-CO”), is a duly licensed risk retention captive insurance company in the State of Hawaii. All of the issued and outstanding shares of voting common stock of DIST-CO are owned by the Company. DIST-CO is not a party to any reinsurance treaty or agreement or other insurance Contract, other than (i) reinsurance treaties or agreements with its Affiliate GERIC and certain unrelated insurance companies or reinsurers and (ii) agreements or insurance Contracts with the Company, the Company Subsidiaries, and certain contractors working on Company projects who are insureds and owners of shares of class B non-voting common stock of DIST-CO. DIST-CO currently complies with the minimum required capital and other regulatory requirements, and all applicable Laws of its regulatory domicile, except for such failures to comply which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. DIST-CO has timely filed all statements and reports, together with all audited financial statements, exhibits, interrogatories, actuarial opinions, affirmations, certifications, schedules or other material supporting documents in connection therewith, required to be filed by it with the applicable Governmental Entities on forms prescribed or permitted by such Governmental Entities and no deficiencies have been asserted in writing by any Governmental Entities with respect to such statements and reports that have not been remedied, except for such failures to file which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Enterprise Risk Consultants Corporation, a Hawaii corporation and wholly-owned Company Subsidiary (“ERCC”), is a duly licensed insurance agency in the State of Hawaii. ERCC is not licensed to do insurance business in or subject to the insurance laws of any jurisdiction other than the State of Hawaii. ERCC has complied and currently complies with the regulatory requirements, and all applicable Laws of its regulatory domicile, except for such failures to comply which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. ERCC has timely filed all statements and reports, together with all affirmations, certifications, schedules or other material supporting documents in connection therewith, required to be filed by it with the applicable Governmental Entities on forms prescribed or permitted by such Governmental Entities and no deficiencies have been asserted in writing by any Governmental Entities with respect to such statements and reports, except for such failures to file which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.20 Opinions. Prior to the execution of this Agreement, the Company Board has received an oral opinion of Goldman, Sachs & Co. (to be subsequently confirmed in writing) to the effect that as of the date hereof and based upon and subject to the qualifications, assumptions and limitations set forth in such written opinion, the Merger Consideration is fair to the holders of Shares (other than Parent and its Affiliates) from a financial point of view.

Section 3.21 Information Supplied. The information relating to the Company, the Company Subsidiaries and its or their respective officers and directors that is or will be provided by the Company or its Representatives for inclusion in the Proxy Statement, and in any other document filed with any other Regulatory Agency in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of the Parent Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

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Section 3.22 Application of Takeover Laws. The Company and the Company Board have taken all necessary action, if any, in order to render inapplicable to the Transactions any restriction on business combinations contained in any applicable Takeover Law which is or would reasonably be expected to become applicable to Parent or Merger Sub as a result of the Transactions, including the conversion of Company Common Stock pursuant to Section 1.5.

Section 3.23 Affiliate Transactions. To the knowledge of the Company, there are not, as of the date hereof, any transactions, agreements, arrangements or understandings between the Company or the Company Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.24 Shareholder Approval. The Company Shareholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to approve this Agreement and the Transactions (including the Merger).

Section 3.25 Broker’s Fees. None of the Company, any Company Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions, other than Goldman, Sachs & Co. The Company has heretofore made available to Parent a correct and complete copy of the Company’s engagement letters with Goldman, Sachs & Co., which letters describe all fees payable to Goldman, Sachs & Co., in connection with the Transactions and all Contracts under which any such fees or any expenses are payable and all indemnification and other Contracts with Goldman, Sachs & Co., entered into in connection with the Transactions.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or the Company Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. The Company acknowledges that in entering into this Agreement, it relied solely upon its independent investigation and analysis and the representations and warranties of Parent and Merger Sub set forth in Article IV and that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof. Absent fraud, Parent, Merger Sub, and their respective Affiliates, shareholders and members, and the Parent’s Representatives will have no liability or responsibility based upon any information provided or made available or statements made or omissions therefrom to Company, the Company Subsidiaries or their respective Representatives, except as and only to the extent expressly set forth in this Agreement (as qualified by the Parent Disclosure Letter).

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent Reports publicly available at least 24 hours prior to the date of this Agreement and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily cautionary, predictive or forward-looking in nature) or in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure letter will be deemed to apply to each other section thereof to which its relevance as an exception to (or disclosure for the purposes of) such other section is reasonably apparent) (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 4.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Parent Board and board of directors of Merger Sub, and, except for the approval of this Agreement by Parent or a Parent Subsidiary, as the sole shareholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(b) None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation of the Transactions, or compliance by Parent or Merger Sub, as applicable, with any of the terms or provisions of this Agreement, will (i) violate any provision of the certificate of incorporation of Parent, as amended and restated, the bylaws of Parent, as amended and restated, the articles of incorporation of Merger Sub or the Merger Sub Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained

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or made, (A) violate any Order or Law applicable to Parent, Merger Sub, any of the Parent Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, or result in a breach of any provision of or constitute a default (with or without notice or lapse of time, or both) under, result in the termination of or give rise to a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent, Merger Sub or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, deed of trust, license, lease or other instrument or obligation to which Parent or any Parent Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (ii) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Consents and Approvals. Except for (i) the filing with the SEC of the Proxy Statement, (ii) the filing of the Certificate of Merger by the Secretary of State of the State of Georgia pursuant to the GBCC, (iii) any notices or filings under the HSR Act or with any foreign antitrust or competition Governmental Entity, (iv) filings required by the applicable requirements of the Securities Act or Exchange Act, (v) filings and approvals as may be required under the rules and regulations of NYSE in connection with this Agreement and the Transactions; (vi) the State Approvals, (vi) the FCC Approval and (vii) the consents or approvals listed in Section 4.4 of the Parent Disclosure Letter, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent or Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub, as applicable, of the Transactions except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Legal Proceedings.

(a) Neither Parent nor any of the Parent Subsidiaries (i) is a party to any, and there are no pending or, to the knowledge of Parent, threatened, Actions against Parent or any Parent Subsidiary or (ii) is involved in any investigations involving Parent or any Parent Subsidiary except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) There is no Order imposed upon Parent, any of the Parent Subsidiaries or the assets of Parent or any Parent Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Financing. Parent has delivered to the Company true, correct and complete copies of executed Debt Commitment Letters (with only the fee, certain other economic provisions and certain other confidential terms (none of which would reasonably be expected to adversely affect the conditionality, enforceability, termination, principal amount or availability of the Financing) redacted) from each Financing Source. Assuming the Financing is funded in accordance with the Debt Commitment Letters, the aggregate net proceeds contemplated by the Debt Commitment Letters, together with cash on hand, will provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations under this Agreement and under the Debt Commitment Letters (including the payment of the aggregate Merger Consideration and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation in connection with the Merger and the Financing). Parent and Merger Sub acknowledge and agree that their obligations hereunder, including their obligations to consummate the Merger, are not subject to, or conditioned on, receipt of financing.

Section 4.7 Share Ownership. To the knowledge of Parent, as of the date of this Agreement, none of Parent, Merger Sub or any subsidiary of Parent owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company.

Section 4.8 Broker’s Fees. None of Parent, any Parent Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger, other than Citigroup Global Markets Inc.

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Section 4.9 Vote Required. No vote of the holders of any class or series of Parent capital stock or indebtedness is necessary to approve the Transactions.

Section 4.10 No Other Representations and Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV, neither Parent nor any other Person makes any representation or warranty with respect to Parent or the Parent Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Parent and Merger Sub acknowledge that in entering into this Agreement, each relied solely upon its independent investigation and analysis and the representations and warranties of the Company and the Company Subsidiaries set forth in Article III and that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries. Absent fraud, the Company, the Company Subsidiaries, and their respective Affiliates, shareholders, members, and Representatives will have no liability or responsibility based upon any information provided or made available or statements made or omissions therefrom to Parent, the Parent Subsidiaries or their respective Representatives, except as and only to the extent expressly set forth in this Agreement (as qualified by the Company Disclosure Letter).

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Conduct of Businesses by the Company Prior to the Effective Time. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as contemplated or permitted by this Agreement, a provision of the Company Disclosure Letter, as required by a Governmental Entity or applicable Law or as Parent may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed)), the Company will, and will cause each of the Company Subsidiaries to, (a) use commercially reasonable efforts to conduct, in all material respects, its business in the ordinary course and (b) use commercially reasonable efforts to preserve intact its business organization and its significant business relationships.

Section 5.2 Company Forbearances. Without limiting the generality of Section 5.1, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as contemplated or permitted by this Agreement, a provision of the Company Disclosure Letter or as required by applicable Law), the Company will not, and will not permit any of the Company Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

(a) incur any indebtedness for borrowed money, assume or guarantee the obligations of any other individual, corporation or other entity, other than a wholly-owned Company Subsidiary (but not including accrual of interest on or maturity of obligations incurred before the date of this Agreement), in excess of $800,000,000 in the aggregate, or make any loan or advance to any other individual, corporation or other entity (other than a wholly-owned Company Subsidiary), other than: (i) in connection with refinancings of indebtedness existing as of the date of this Agreement or indebtedness otherwise incurred in compliance with this Section 5.2(a) at or within six months of its stated maturity or at a lower cost of funds (calculating such cost on

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an aggregate after-Tax basis), (ii) short-term indebtedness (including commercial paper and borrowings under revolving credit facilities) incurred to refinance short-term indebtedness and indebtedness of the Company or any of its directly or indirectly wholly-owned Subsidiaries to the Company or any of the Company Subsidiaries, (iii) letters of credit, surety bonds or guarantees of payment or performance obligations of the Company or any of the Company Subsidiaries in the ordinary course of business or (iv) drawings under existing credit facilities or replacement of borrowings under existing credit facilities; or borrowings evidenced by commercial paper that is back-stopped by existing credit facilities;

(b) (i) adjust, split, combine or reclassify any of its capital stock, except for any such transaction by a wholly-owned Company Subsidiary which remains a wholly-owned Company Subsidiary after the transaction and does not adversely affect the Company;

(ii) make, declare or pay any dividend other than such dividends that have been declared as of the date hereof, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except for (A) regular quarterly cash dividends paid by the Company, not in excess of, with respect to each quarter, $0.51 per Share, with usual declaration, record and payment dates and in a manner consistent with the Company’s past dividend policy, (B) dividends payable by the Company Subsidiaries to the Company or to any wholly-owned Company Subsidiaries, (C) in connection with the exercise of Company Stock Options or Tax withholdings on the vesting or payment of Company Stock Awards in accordance with the terms of the applicable award agreements or the Company Equity Incentive Plan pursuant to which the awards were granted, (D) dividend equivalent rights on Company Stock Awards payable by the Company consistent with past practice and the applicable award agreements and (E) repurchases or cancellations of unvested Shares in connection with the forfeiture of any Company Stock Awards;

(iii) grant any Company Stock Option, restricted stock, stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, except as described in Section 5.2(b)(iii) of the Company Disclosure Letter;

(iv) allow the commencement of any new Offering Period except in the ordinary course of business;

(v) issue any additional Shares except upon the exercise of Company Stock Options or ESPP Purchase Rights, in connection with the vesting or payment of Company Stock Awards or under the Company DRIP;

(c) except in the ordinary course of business consistent with the Company’s current policies and procedures and historical practices, or as required by an agreement (including, any Company Benefit Plan or collective bargaining agreement) in effect on the date of this Agreement or the Company Equity Incentive Plan or as otherwise set forth in Section 5.2(c) of the Company Disclosure Letter:

(i) increase any wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any director, executive officer or Employee (it being understood that, in the case of incentive compensation, an increase in compensation refers to an increase in target opportunity, rather than the amount paid based on actual performance);

(ii) enter into or amend any employment or severance agreements with any director or executive officer;

(iii) establish any bonus or incentive plan;

(iv) pay any pension or retirement allowance not allowed by any Company Benefit Plan or other similar arrangement in effect as of the date of this Agreement;

(v) pay any bonus to any director or executive officer of the Company;

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(vi) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee; or

(vii) accelerate the vesting of, or the lapsing of restrictions with respect to, any Company Stock Awards (except as provided in Section 2.3);

(d) except in the ordinary course of business, sell, lease, transfer or otherwise dispose of any of its material properties or assets in the aggregate, to any Person other than a Company Subsidiary;

(e) (i) waive, release or assign its rights with respect to any Action in which the Company or any Company Subsidiary is seeking material monetary damages; (ii) compromise, settle or agree to settle any Action or investigation in which damages are being sought against the Company or any Company Subsidiary, other than compromises, settlements or agreements that (A) involve only the payment of monetary damages that are not material or (B) if involving any non-monetary outcome, that will not have a material effect on the continuing operations of Parent and the Parent Subsidiaries after the Effective Time (including the Company and the Company Subsidiaries) or (iii) compromise, settle or agree to settle any Action arising out of the matters described in Section 5.2(e) of the Company Disclosure Letter;

(f) make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person for consideration in excess of $20,000,000 individually, or $40,000,000 in the aggregate, except (i) pursuant to Contracts in force on the date of this Agreement and set forth in Section 5.2(f) of the Company Disclosure Letter, (ii) for acquisitions of books of business of retail customers consistent with past practice and valuation multiples and (iii) capital expenditures permitted under clause (g) below;

(g) except as otherwise permitted by the terms of this Agreement, make or commit to make any capital expenditures in the period from the date hereof until December 31, 2015, or in the 12-month period ending December 31, 2016, to the extent that the aggregate capital expenditures of the Company and the Company Subsidiaries would exceed 110% of the amount forecasted for the Company and the Company Subsidiaries during the applicable period, as set forth in Section 5.2(g) of the Company Disclosure Letter, except, that notwithstanding the foregoing, the Company and any Company Subsidiary will be permitted to make emergency capital expenditures in any amount (i) required by a Governmental Entity, (ii) that the Company determines is necessary in its reasonable judgment based on prudent utility practices to maintain or restore the provision of utility service to customers or (iii) that represents amounts included in the capital expenditure forecast with respect to the local distribution company businesses of the Company and the Company Subsidiaries after December 31, 2016 that are being accelerated into an earlier period and represent expenditures that are expected to be recoverable under rider programs and meet the requirements of applicable rider guidelines;

(h) enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business;

(i) amend the Company Charter or the Company Bylaws or take any action to exempt any Person (other than Parent or the Parent Subsidiaries) from GBCC Section 14-2-1132, any other Takeover Law or any similarly restrictive provisions of its organizational documents;

(j) except as required by GAAP or any Governmental Entity (including the SEC and the PCAOB) or in the ordinary course of business, make any material change in its methods or principles of accounting;

(k) make, change or rescind any material Tax election, change any Tax accounting period, adopt or change any Tax accounting method, amend any material Tax Return, enter into any material closing agreement, settle any Tax claim or assessment relating to the Company or any of the Company Subsidiaries in an amount that materially exceeds the amount reserved with respect thereto in the most recent Company Financial Statements or obtain any material Tax ruling;

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(l) adopt or recommend a plan of complete or partial dissolution, liquidation, recapitalization, restructuring or other reorganization, except for any such transactions between or among wholly-owned Company Subsidiaries;

(m) enter into, or amend in any material respect, any collective bargaining agreement;

(n) fail to make any minimum contributions to any Company Benefit Plan required by the Pension Protection Act of 2006 (or similar legal requirements for plans outside the United States), provided that any contribution in excess of such minimum amount will not exceed $75,000,000 for the period between the date of this Agreement and the Closing;

(o) conduct the businesses of the Company or any Company Subsidiary in a manner that would cause the Company or any Company Subsidiary to become an “investment company” subject to registration under the Investment Company Act;

(p) make any changes or propose any changes in its rates or charges, standards of service or regulatory accounting from those in effect on the date of this Agreement, or make any filing to change its rates on file with the State Commissions, except for any change or filing (i) which is not reasonably expected to materially lower the authorized return on equity in respect of the Company’s (including the Company Subsidiaries) regulated business, (ii) required by applicable Law or (iii) which would not reasonably be expected to lead to any material delay in obtaining or materially increase the risk of not obtaining any of the Regulatory Approvals (it being understood and agreed that, in the case of each of clause (i), (ii) and (iii) above, the Company will provide Parent such application reasonably in advance of filing and will consider Parent’s comments in good faith prior to filing such application);

(q) terminate or permit any Permit of the Company or any Company Subsidiary to lapse, other than in accordance with the terms and regular expiration of any such Permit, or fail to apply on a timely basis for any renewal of any renewable Permit of the Company, except to the extent such termination, lapse or failure to apply for renewal would not reasonably be expected to have a Company Material Adverse Effect;

(r) (i) amend or modify in any material respect the Company Trading Guidelines in a manner that results in such Company Trading Guidelines being materially less restrictive than the Company Trading Guidelines in effect on the date hereof, except for any amendment or modification necessary to manage an increase in volatility in the ordinary course of business consistent with past practice, (ii) terminate the Company Trading Guidelines other than in the ordinary course of business consistent with past practice; except, that in the case of any such termination, new Company Trading Guidelines are adopted that are at least as restrictive as the Company Trading Guidelines in effect on the date hereof or (iii) take any action that violates the Company Trading Guidelines or cause or permit the Net Company Position to be outside the risk parameters set forth in the Company Trading Guidelines (other than as a result of movement in market price); and if at any time the Net Company Position becomes outside the risk parameters set forth in the Company Trading Guidelines due to a move in market prices, fail to take action to bring the Net Company Position back inside the parameters as required by the Company Trading Guidelines;

(s) (i) amend or terminate any lease Contract in respect of Company Leased Real Property in a manner that would have a material and adverse effect on the Company or any Company Subsidiary, except in each case pursuant to existing Contracts, (ii) enter into any Contract that would materially restrain, limit or impede the Company or any Company Subsidiary with respect to engaging in any line of business or geographic area or (iii) take any action (or fail to take any action necessary) in violation of any order or regulation of any Governmental Entity governing the Company’s (including the Company Subsidiaries) operations that would constitute a Company Material Adverse Event; or

(t) agree to take, make any commitment to take, or adopt any resolutions of the Company Board or board of directors (or equivalent body) of such Company Subsidiary, as applicable, in support of, any of the actions prohibited by this Section 5.2.

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ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity in order to consummate the Transactions. Parent will bear and pay the costs and expenses (other than attorneys’ fees and expenses) incurred in connection with the filings of the premerger notification and report forms under the HSR Act (including filing fees). Subject to applicable Laws relating to the exchange of information, Parent and the Company will have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent will act as promptly as practicable. Nothing in this Agreement will require the Company or the Company Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(b) Information. Subject to applicable Laws, the Company and Parent each will, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company, or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions, including under the HSR Act and any other applicable antitrust Law; except that either Party may designate information “for outside counsel only” and either Party may redact information related to the value of the transaction. Subject to applicable Laws relating to the exchange of information and except as otherwise provided in this Agreement, Parent and the Company will have the right to review in advance, and to the extent practicable each will consult with the other regarding, and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates and Representatives, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, each of the Company and Parent will act reasonably and as promptly as practicable.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each will keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with any information or notices or other correspondence received from any third party or any Governmental Entity with respect to the Transactions; except that either Party may designate information or notices or other communications as “for outside counsel only”. Neither the Company nor Parent will permit any of its officers or any other Representatives to participate in or schedule any meeting or substantive telephone discussion with (A) any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Transactions or (B) any State Commission with respect to any matter that would or would reasonably be expected to materially impact the post-Closing operations of the Company and the Company Subsidiaries, unless to the extent practicable (i) it consults with the other Party in advance and (ii) to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or substantive telephone discussion and in any event, the Company and Parent will keep each

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other reasonably apprised of all material substantive communications with any such Governmental Entities of which such Party is aware related to the foregoing.

(d) Regulatory Matters.

(i) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.1, each of the Company and Parent agree to take or cause to be taken the following actions:

(A) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity (including the FCC and State Commissions) with jurisdiction over Regulatory Approval of non-privileged information and documents requested by any such Governmental Entity that are necessary, proper or advisable to permit consummation of the Transactions;

(B) the prompt use of its reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions; and

(C) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, any and all commercially reasonable steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this Section 6.1(d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation as promptly as practicable.

(ii) In furtherance of the requirements of this Section 6.1(d), following the execution and delivery by the Parties of this Agreement, the Company and Parent will, and will cause their respective Subsidiaries to, (A) enter into discussions with the Governmental Entities from whom Regulatory Approvals are required to be obtained in connection with the consummation of the Transactions, (B) use their respective reasonable best efforts to obtain all such required Regulatory Approvals from such Governmental Entities and eliminate each and every other impediment that may be asserted by such Governmental Entities pursuant to any applicable Law or in connection with granting the Regulatory Approvals, in each case with respect to the Transactions, so as to enable the Closing to occur as soon as reasonably possible, and (C) undertake any effort or take any action (including by (1) accepting terms, conditions, liabilities, obligations, commitments or sanctions and proposing, negotiating, committing to and effecting, by consent decree, Order to hold separate for sale or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of Parent or the Company or their respective Subsidiaries and (2) accepting organizational, operational and financial restrictions) necessary or required in order to obtain the Regulatory Approvals, except that nothing in this Agreement will require (and reasonable best efforts will in no event require) Parent or any of its Affiliates to, and, without the prior written consent of Parent (which consent may be withheld at Parent’s sole discretion), the Company will not, and will cause its Affiliates not to, offer, accept or agree, or commit to agree, to, any undertaking, term, condition, liability, obligation, commitment or sanction in connection with the consummation of the Transactions that, individually or in the aggregate, constitutes or would reasonably be expected to constitute a Burdensome Effect.

(iii) The Parties will cooperate with one another in seeking to obtain the Regulatory Approvals or any other filings made with or written materials submitted to any Governmental Entity in connection

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with the Transactions or that would or would reasonably be expected to materially impact the post-Closing operations of the Company or any Company Subsidiary, including in coordinating the timing of all such filings and discussions with Governmental Entities.

(iv) Without the prior written consent of Parent, the Company will not agree to, or accept, any agreements, commitments or conditions in connection with the Merger pursuant to any settlement or otherwise with any Governmental Entity or any other Person. Without the prior written consent of the Company, Parent will not agree to, or accept, any agreements, commitments or conditions in connection with the Merger pursuant to any settlement or otherwise with any Governmental Entity or any other Person affecting the Company or any Company Subsidiaries to the extent any such agreement, commitment or condition is effective prior to the Effective Time.

(v) Nothing in this Section 6.1 will limit any applicable rights a Party may have to terminate this Agreement pursuant to Section 8.1 in a case where Section 8.1 permits such termination.

Section 6.2 Proxy Statement; Shareholder Approval.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company will prepare and file a preliminary Proxy Statement with the SEC. Subject to Section 6.9, the Proxy Statement will include the Company Board Recommendation. Parent will cooperate with the Company in the preparation and filing of the Proxy Statement and will furnish all information concerning it that is necessary in connection with the preparation of the Proxy Statement and is reasonably requested by the Company. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and the Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders, in each case as promptly as reasonably practicable after the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Prior to filing or mailing the Proxy Statement or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company will provide Parent with an opportunity to review and comment on such document or response (including by participating in any discussions or meetings with the SEC) and will give good faith consideration to any comments made by Parent and its counsel. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the Transactions.

(b) If, at any time prior to obtaining the Company Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information will as promptly as practicable notify the other Party and an appropriate amendment or supplement describing such information will be filed with the SEC as promptly as practicable after the other Party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the shareholders of the Company. The Proxy Statement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Law, including the regulations and requirements of NYSE.

(c) The Company will call a meeting of its shareholders to be held as soon as reasonably practicable after the Proxy Statement is cleared by the SEC staff for mailing to consider and vote on approval of this Agreement and any other matters required to be voted upon by the Company’s shareholders in connection with the Transactions (including any adjournment or postponement thereof, the “Company Shareholders Meeting”). Subject to and until the Company Board effects a Change of Recommendation pursuant to Section 6.9(c), the Company Board will use its reasonable best efforts to obtain from its shareholders the Company Shareholder

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Approval. Subject to Section 6.9(c), the Company Board will recommend that its shareholders vote in favor of approval of this Agreement (the “Company Board Recommendation”). Subject to the Company’s right to terminate this Agreement under Section 8.1(d)(ii), the Company and Parent agree that the Company’s obligations pursuant to the first two sentences of this Section 6.2(c) will not be affected by the commencement, public proposal or communication to the Company of any Alternative Proposal, or by the withdrawal or modification by the Company Board of the Company Board Recommendation.

Section 6.3 Access to Information.

(a) Upon reasonable advance notice, the Company will, and will cause each Company Subsidiary to, afford to Parent and to the officers, employees, accountants, counsel, lenders, financial advisors and other Representatives of Parent reasonable access during normal business hours during the period prior to the Effective Time to all the Company’s and the Company Subsidiaries’ owned or leased properties, books, Contracts, commitments, personnel (including contractors and distributors), records, Tax Returns and all other information concerning its business, operations, status of compliance with Environmental Law, properties and personnel as Parent may reasonably request; except that Parent and its Representatives will conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and the Company Subsidiaries; and except further that such access will not include any intrusive, invasive or other sampling or testing (including any Phase II environmental assessments) of any environmental media or any physical assets of the Company; and except further that the Company and the Company Subsidiaries will not be required to provide any access or disclose any information if such access or disclosure would (i) contravene any applicable Law, (ii) jeopardize the attorney-client privilege of the institution in possession or control of such information, (iii) result in the disclosure of any Trade Secrets of third parties or (iv) contravene any binding agreement entered into prior to the date of this Agreement.

(b) All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement entered into between the Company and Parent as of August 2, 2015 (the “Confidentiality Agreement”).

(c) No investigation by either of the Parties or their respective Representatives will affect the representations and warranties of the other set forth in this Agreement.

Section 6.4 Employee Matters.

(a) Continuation of Compensation and Benefits. Parent will, and will cause its Affiliates to, continue the employment effective immediately after the Closing Date of all Employees of the Company or any Company Subsidiary as of the Closing Date (the “Company Employees”), including each such Employee on medical, disability, family or other leave of absence as of the Closing Date. For a period of one year following the Effective Time (the “Continuation Period”), Parent will, or will cause its Affiliates to, provide each Company Employee with compensation and benefits that are no less favorable in the aggregate than the compensation and benefits, taken as a whole (including equity-based compensation opportunities and severance benefits), provided to such Company Employee as of immediately prior to the Effective Time; except that each such Company Employee’s annual base salary or wage rate will be no less favorable than those provided to such Company Employee as of the Effective Time. Nothing in this Section 6.4(a) will obligate Parent, Surviving Corporation or the Company to continue the employment of any Company Employee for any specific period.

(b) Employee Service Credit. Parent will, and will cause its Affiliates to, (i) give each Company Employee credit for service with the Company and any Company Subsidiary or predecessor employer prior to the Closing Date, to the same extent recognized by the Company or any Company Subsidiary in a comparable Company Benefit Plan, under any employee benefit plans or personnel policies maintained by Parent or its Affiliates, for all purposes (including eligibility to participate, vesting in eligible benefits and levels of benefits) other than for benefit accrual purposes under a defined benefit pension plan; except that Company Employees

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will not be entitled to the benefit of any grandfathered benefit formula that would not be provided to any employee first hired by Parent on or after the Effective Time, (ii) allow each Company Employee to participate in each Company Benefit Plan and any employee benefit plan maintained by Parent or its Affiliates providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) in the plan year in which the Closing occurs without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations, and (iii) credit each Company Employee in the plan year in which the Effective Time occurs with any expenses that were covered by the Company Benefit Plans for purposes of determining deductibles, co-pays and other applicable limits under each Company Benefit Plan with respect to any employee benefit plan maintained by Parent or its Affiliates in which such Company Employee participates during such plan year in which the Effective Time occurs.

(c) Vacation Pay and Personal Holidays. From and after the Effective Time, Parent will, and will cause its Affiliates to, continue to credit to each Company Employee all vacation and personal holiday pay that such Company Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years) subject to Parent’s vacation day carryover policy, beginning with the year following the year in which the Effective Time occurs.

(d) Certain Commitments. From and after the Effective Time, Parent will, and will cause its Affiliates to, treat the Transactions as constituting a “change in control,” “change of control” or similar terms under the Company Benefit Plans and any such other Company compensation and severance arrangements or agreements.

(e) Bonus Plans. Parent will, and will cause its Affiliates to, operate the Company’s annual incentive plan and all other annual bonus arrangements (collectively, “Bonus Plans”), in effect on the date hereof, or such future plans as may be established by the Compensation Committee of the Company Board, consistent with the parameters set forth on Section 6.4(e) of the Company Disclosure Letter, for annual performance periods commencing after the date hereof and running through the Effective Time, which such future plans will be consistent with the Company and the Company Subsidiaries’ business plans and past practice. With respect to the remainder of the fiscal year for the fiscal year in which the Effective Time occurs, Parent will, and will cause its Affiliates, to permit Company Employees to participate on a pro rata basis in Parent bonus arrangements in accordance with terms established in the ordinary course.

(f) Retention Plan. Prior to the Effective Time, Parent will establish a retention plan for the benefit of certain employees of the Surviving Corporation. In addition, the Company and Parent agree to cooperate in taking additional actions in order to promote the retention and ensure the continuity of key management, which may include the amendment of certain existing continuity agreements entered into between the Company and certain members of key management and the grant of certain retention equity awards in connection therewith.

(g) No Third Party Beneficiaries. Nothing in this Section 6.4 will create any right or obligation which is enforceable by any Employee or any other Person with respect to any terms or conditions of employment, including the benefits and compensation described in this Section 6.4. For the avoidance of doubt, any amendments to the Company’s, the Company Subsidiaries’, Parent’s and the Surviving Corporation’s benefit and compensation plans, programs or arrangements will occur only in accordance with their respective terms and will be pursuant to action taken by the Company, the Company Subsidiaries, Parent or the Surviving Corporation which are independent of the consummation of this Agreement or any continuing obligations hereunder.

Section 6.5 Indemnification; Directors’ and Officers’ Insurance.

(a) From the Effective Time and ending on the sixth anniversary of the Effective Time, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless (including by advancing expenses) each current and former director and officer of the Company and any of the Company Subsidiaries, each Employee and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the

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request or for the benefit of the Company or any of the Company Subsidiaries (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or the Company Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to the Agreement or the Transactions), to the fullest extent permitted under applicable Law. Each of (x) the respective organizational documents of each of the Company Subsidiaries as currently in effect and (y) any indemnification agreements with an Indemnified Party listed on Section 6.5(a) of the Company Disclosure Letter, which will in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law, will not, for a period of six years from the Effective Time, be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties except, in the case of clauses (x) and (y), as required by applicable Law. Without limiting the foregoing, at the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to cause the certificate of incorporation and by-laws of the Surviving Corporation to include provisions for limitation of liabilities of Indemnified Parties, indemnification, advancement of expenses and exculpation of the Indemnified Parties no less favorable to the Indemnified Parties than as set forth in the Company Charter and Company Bylaws in effect on the date of this Agreement, which provisions will, for a period of six years from the Effective Time, not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties except as required by applicable Law.

(b) Prior to the Effective Time, the Company will and, if the Company is unable to, Parent will cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) for the persons who, as of the date of this Agreement, are covered by the Company’s existing D&O Insurance. Such “tail” insurance policies will have terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the Transactions). Parent will cause the Surviving Corporation to maintain such “tail” insurance policies in full force and effect for their full term. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, continue to maintain in effect, at no expense to the Indemnified Parties, for a period of at least six years from and after the Effective Time, the Company’s D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; except that neither Parent nor the Surviving Corporation will be required to pay an aggregate premium for such insurance policies in excess of $3,500,000; and if the premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) The provisions of this Section 6.5 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

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(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent and the Surviving Corporation, as applicable, will assume all of the obligations thereof set forth in this Section 6.5.

Section 6.6 Additional Agreements. Subject to the terms and conditions of this Agreement, in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the then-current officers and directors of each of the Company and the Company Subsidiaries will use their respective reasonable best efforts to take all such actions as may be reasonably requested by Parent.

Section 6.7 Advice of Changes. Each of Parent and the Company will promptly advise the other of any change or event, of which it has knowledge, (a) having or reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, or (b) that would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement if it would result in the failure of closing conditions in Section 7.3(a) or Section 7.3(b), or Section 7.2(a) or Section 7.2(b), respectively, by the Outside Date, except that (i) no such notification will affect the representations, warranties or covenants of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement and (ii) a failure to comply with this Section 6.7 will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Parent Material Adverse Effect, Company Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied. The Company will promptly advise Parent of all developments in, and the receipt of all communications from any Governmental Entities with respect to, the matters described in Section 5.2(e) of the Company Disclosure Letter. The Company will provide Parent with copies of all submissions to any Governmental Entity with respect to such matters, and provide Parent with the opportunity to participate in the preparation for all meetings with any Governmental Entity with respect to such matters.

Section 6.8 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company will take all such steps as may reasonably be necessary or advisable to cause the Transactions, including any dispositions of Shares (including derivative securities with respect to such Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 No Solicitation or Change of Recommendation.

(a) No Solicitation.

(i) Except as set forth in Section 6.9(a)(ii) and Section 6.9(a)(iii), the Company agrees that none of the Company, any of the Company Subsidiaries, nor any of their respective officers, managers or directors (collectively, the “Company Non-Solicit Parties”) will, and that they will instruct and cause their respective Affiliates and Representatives not to, directly or indirectly:

(A) initiate, solicit or knowingly facilitate or encourage any inquiries, discussions regarding, or the making or submission of, any proposal, request or offer that constitutes, or could reasonably be expected to lead to, any Alternative Proposal;

(B) approve, endorse, recommend or enter into any Contract or agreement in principle, whether written or oral, with any Person (other than Parent and Merger Sub) concerning any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar Contract concerning an Alternative Proposal

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(other than negotiating and entering into a confidentiality and standstill agreement as described in Section 6.9(a)(iii)) (an “Alternative Acquisition Agreement”);

(C) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar Contract entered into by the Company or a Company Subsidiary in respect of or in contemplation of an Alternative Proposal (other than to the extent the Company Board determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any such actions under this Section 6.9(a)(i)(C) would be inconsistent with the directors’ fiduciary duties or obligations under applicable Law);

(D) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding any Alternative Proposal (other than with the Company’s Representatives);

(E) furnish any non-public information relating to the Company, or afford access to the books or records or Representatives of the Company, to any third party that, to the knowledge of the Company, after consultation with its Representatives, is seeking to or may make, or has made, an Alternative Proposal;

(F) take any action to make the provisions of any Takeover Laws inapplicable to any transactions contemplated by any Alternative Proposal; or

(G) resolve or publicly propose or announce to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 6.9(a)(i) will prohibit the Company Non-Solicit Parties from contacting any Person who has made a Bona Fide Alternative Proposal solely to request clarification of the terms and conditions thereof to the extent necessary to permit the Company Board to determine whether such Bona Fide Alternative Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

(ii) Notwithstanding anything to the contrary in this Agreement and subject to the conditions in Section 6.9(a)(iii) and solely in response to a Bona Fide Alternative Proposal made on or after the date of this Agreement and prior to the Company Shareholder Approval, the Company Non-Solicit Parties may, with respect to the Person that has made such Bona Fide Alternative Proposal:

(A) in response to a request therefor by such Person, provide information or afford access to the books and records or Representatives of the Company, to such Person (and its Representatives); and

(B) engage or participate in discussions or negotiations with such Person (and its Representatives) with respect to such Bona Fide Alternative Proposal.

(iii) The Company may not take the actions described in Section 6.9(a)(ii) unless, prior to taking any such action:

(A) the Company has received from such Person an executed confidentiality and standstill agreement on terms that are no less restrictive than those contained in the Confidentiality Agreement (and compliant with the last sentence of Section 6.9(g));

(B) the Company has delivered to Parent written notice prior to taking any such action (1) stating that the Company Board intends to take such action and (2) stating that the Company Board has made the determination set forth in Section 6.9(a)(iii)(C); and

(C) the Company Board has determined in good faith, after consultation with its outside financial and legal advisors, that such Bona Fide Alternative Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(iv) Without limiting Section 6.9(a)(iii), if the Company provides any non-public information to any Person in reliance on Section 6.9(a)(ii) that has not previously been provided to Parent, then the Company will provide such information promptly to Parent.

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(b) No Change of Recommendation. Except as set forth in Section 6.9(c), no Company Non-Solicit Party will:

(i) withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation;

(ii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to any securities of the Company has been commenced, that the Company Board recommends rejection of such tender or exchange offer;

(iii) fail to include the Company Board Recommendation in the Proxy Statement distributed to the Company’s shareholders in connection with the Transactions;

(iv) approve, adopt or recommend any Alternative Proposal; or

(v) resolve or publicly propose to do any of the foregoing (any such prohibited action described in Section 6.9(b)(i) through this Section 6.9(b)(v) being referred to as a “Change of Recommendation”);

except that the making of any determination of the Company Board (or any committee thereof) to provide, or the provision of, a Superior Proposal Notice or an Intervening Event Notice in compliance with the terms of this Agreement will not, in and of itself, be deemed a Change of Recommendation.

(c) Certain Permitted Changes of Recommendation. Subject to Section 6.9(d), at any time prior to receiving the Company Shareholder Approval, the Company Board may effect, or cause the Company to effect, as the case may be, a Change of Recommendation if: (i) the Company Board determines (A) that after complying with Section 6.9(d)(i), a Bona Fide Alternative Proposal constitutes a Superior Proposal or (B) after complying with Section 6.9(d)(ii), an Intervening Event has occurred and is continuing and (ii) the Company Board determines in good faith, after consultation with its outside financial and legal advisors, that, in light of such Superior Proposal or Intervening Event, as the case may be, (A) the Transactions are not in the best interests of the Company’s shareholders and (B) the failure to effect such Change of Recommendation would be inconsistent with the directors’ fiduciary duties or obligations under applicable Law.

(d) Procedure Prior to Change of Recommendation.

(i) Superior Proposal. The Company Board will be entitled to effect, or cause the Company to effect, prior to receiving the Company Shareholder Approval, a Change of Recommendation in connection with a Superior Proposal (to the extent permitted under Section 6.9(c)), only if (A) the Company has delivered to Parent a written notice (a “Superior Proposal Notice”) (1) stating that the Company Board intends to take such actions pursuant to Section 6.9(c), (2) stating that the Company Board has made the determinations set forth in Section 6.9(c)(i)(A) and Section 6.9(c)(ii) and (3) including an unredacted copy of such Superior Proposal and an unredacted form of any proposed Alternative Acquisition Agreement related to such Superior Proposal and (B) the Negotiation Period has expired. During the four Business Day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (such period, as may be extended pursuant to this Section 6.9(d)(i), the “Negotiation Period”), the Company will engage, and will cause its Representatives to be available for the purpose of engaging, in good faith negotiations with Parent (to the extent Parent desires to negotiate) regarding an amendment of this Agreement so that the Alternative Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal. Each time the financial or other material terms or conditions of such Bona Fide Alternative Proposal (or terms or conditions related thereto, such as the proposed equity and debt financing) are amended or modified, the Company will be required to deliver to Parent a new Superior Proposal Notice (including, as attachments thereto, amended forms of the written Alternative Acquisition Agreements relating to such Bona Fide Alternative Proposal) and the Negotiation Period will be extended by an additional two Business Days from the date of Parent’s receipt of such new Superior Proposal Notice.

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(ii) The Company Board will be entitled to effect, or cause the Company to effect, a Change of Recommendation in connection with an Intervening Event (to the extent permitted under Section 6.9(c)), only if (A) the Company has delivered to Parent a written notice (an “Intervening Event Notice”) (1) stating that the Company Board intends to take such actions pursuant to Section 6.9(c), (2) stating that the Company Board has made the determinations set forth in Sections 6.9(c)(i)(B) and 6.9(c)(ii) and (3) including a summary, in all material respects, of the Intervening Event and (B) the Intervening Event Negotiation Period has expired. During the four Business Day period commencing on the date of Parent’s receipt of such Intervening Event Notice (such period, as may be extended pursuant to this Section 6.9(d)(ii), the “Intervening Event Negotiation Period”), the Company will engage, and will cause its Representatives to be available for the purpose of engaging, in good faith negotiations with Parent (to the extent Parent desires to negotiate) regarding an amendment of this Agreement so that the Company Board would no longer be permitted to take such actions pursuant to Section 6.9(c). Each time there is a material change to the facts or circumstances relating to the Intervening Event, the Company will be required to deliver to Parent a new Intervening Event Notice (including, as attachments thereto, a summary of the changes to the facts and circumstances relating to the Intervening Event) and the Intervening Event Negotiation Period will be extended by an additional two Business Days from the date of Parent’s receipt of such new Intervening Event Notice.

(e) Certain Permitted Disclosure. Nothing contained in Section 6.9(a) will be deemed to prohibit the Company or the Company Board (or any committee thereof) from (i) complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, including any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside legal counsel) failure to do so would be inconsistent with the directors’ fiduciary duties or obligations under applicable Law; except that any such position or disclosure will be deemed a Change of Recommendation unless the Company Board expressly and concurrently reaffirms the Company Board Recommendation.

(f) Existing Discussions. The Company will, and will cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with, or any solicitation or intentional assistance or encouragement of, any Person with respect to any Alternative Proposal (or that could reasonably be expected to lead to or result in an Alternative Proposal) which are on-going as of the date of this Agreement and request that any such Person promptly return and destroy (and confirm destruction of) all confidential information concerning the Company. The Company will take the necessary steps to promptly inform, on the date of this Agreement, the individuals or entities referred to in the preceding sentence of this Section 6.9(f).

(g) Notice. Without limiting anything in this Section 6.9, the Company will promptly (and, in any event, within 24 hours) notify Parent orally and in writing if (i) any inquiries, proposals or offers with respect to an Alternative Proposal or requests for non-public information relating to the Company (other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Alternative Proposal) are received by, or any discussions or negotiations with respect to an Alternative Proposal are sought to be initiated or continued with, the Company or any of its respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of such inquiries, proposals or offers, and including in the written version of such notice, an unredacted copy of any written (including via electronic transmission) inquiries, proposals or offers (including (A) any confidentiality and standstill agreement described in Section 6.9(a)(iii) and (B) any materials related to financing with respect to the Alternative Proposal, including amendments and modifications to either of the foregoing, except that any such materials relating to financing with respect to an Alternative Proposal may be redacted in a manner equivalent to Parent’s Debt Commitment Letters referred to in Section 4.6), in each case, including any amendments or modifications thereto or (ii) any events or circumstances occur that have caused, or would reasonably be expected to cause, an Intervening Event, including any material changes in any such events or circumstances. The Company will promptly (and, in any event, within 24 hours after any amendment or modification of any such inquiry, proposal

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or offer or Alternative Proposal) notify Parent orally and in writing of any amendments or modifications thereto and furnish an unredacted copy of any such written (including via electronic transmission) amendments or modifications. The Company will not, and will cause its respective Subsidiaries and Representatives not to, enter into any Contract that would prohibit the Company from providing the information required to be provided to Parent pursuant to this Section 6.9(g).

Section 6.10 Control of the Other Party’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the operations of the Company or the Company Subsidiaries or will give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.11 Subsidiary Compliance. Parent will cause the payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement. Parent will, promptly following execution of this Agreement, cause the sole shareholder of Merger Sub to approve this Agreement in its capacity as sole shareholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving this Agreement in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub. During the period from the date of this Agreement through the Effective Time, Merger Sub will not, and Parent will not permit Merger Sub to, engage in any activity of any nature except as contemplated by this Agreement.

Section 6.12 Financing.

(a) Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing which, together with cash on hand, will permit Parent to pay the aggregate Merger Consideration and any other cash amounts payable pursuant to, or in connection with, the Transactions, including using reasonable best efforts to (i) negotiate and enter into the Financing Agreements and (ii) satisfy (or, if deemed advisable by Parent, seek a waiver of) on a timely basis all conditions within the control of Parent and required to be satisfied by it, and otherwise comply with all terms applicable to Parent, in the Financing Agreements.

(b) The Company will provide to Parent, and will cause the Company Subsidiaries to provide, in each case, at Parent’s sole cost and expense as provided in Section 6.12(d), and will use reasonable best efforts to cause its Representatives to (and use reasonable best efforts to cause external auditors to) provide (x) all cooperation reasonably requested by Parent that is customary, necessary or advisable in connection with arranging, obtaining and syndicating the Financing and any other financing or refinancing transactions undertaken by Parent or any Parent Subsidiary to the extent that information relating to, or the participation by members of management of, the Company is reasonably necessary in connection therewith and causing the conditions in the Financing Agreements to be satisfied and (y) provide all information and assistance that is customarily provided in financings comparable to the proposed Financing or such other financing or refinancing transaction, as the case may be, including using reasonable best efforts in (i) assisting with, and designating one member of senior management of the Company to participate in, the preparation of offering and syndication documents and materials, including registration statements, prospectuses, private placement memoranda, bank information memoranda, bank syndication material and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, in connection with the Financing, and providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing customary information (all such documents and materials, collectively, the “Offering Documents”), (ii) furnishing promptly to Parent all Required Information as may be reasonably requested by Parent to assist in the preparation of the Offering Documents (including execution of customary authorization and management representation letters), (iii) designating one member of senior

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management of the Company to participate in due diligence sessions and one or more road shows, (iv) assisting Parent in obtaining any corporate credit and family ratings and, if applicable, facility ratings from any ratings agency contemplated by the Debt Commitment Letters, (v) requesting the Company’s independent auditors to cooperate with Parent’s reasonable best efforts to obtain accountant’s comfort letters and consents from the Company’s independent auditors, (vi) assisting in the preparation of, and executing and delivering, Financing Agreements and related definitive documents, including guarantees (if required) and other certificates and documents as may be requested by Parent, (vii) cooperating with Parent in seeking from the Company’s existing lenders such waivers or payoff letters which may be reasonably requested by Parent in connection with the Financing, (viii) providing at least five Business Days prior to the Closing all documentation and other information about the Company or any of the Company Subsidiaries or Affiliates required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested at least 10 Business Days prior to the anticipated Closing, and (ix) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately upon the Effective Time, except that (A) nothing in this Section 6.12(b) will require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or the Company Subsidiaries, (B) no obligation of the Company or any Company Subsidiary under any certificate, document, agreement or instrument (other than the authorization and representation letters referred to above) will be effective until the Effective Time and, none of the Company or any Company Subsidiary will be required to pay any commitment or other similar fee or incur any other liability (other than in connection with the authorization and representation letters referred to above) in connection with the Financing prior to the Effective Time and (C) none of the Company Board or board of directors (or equivalent bodies) of any Company Subsidiary will be required to adopt or enter into any resolutions or take similar action approving the Financing (except that concurrently with the Closing the boards (or their equivalent bodies) of Company Subsidiaries may adopt resolutions or take similar actions that do not become effective until the Effective Time). Parent and Parent Subsidiaries will indemnify and hold harmless the Company and the Company Subsidiaries and each of their respective officers, directors, employees, agents, Representatives, successors and assigns from and against any and all damages, fees, costs and expenses suffered or incurred by them other than those liabilities, damages, fees, costs and expenses arising out of a material misstatement in or failure to state a material fact pertinent to the information provided by or on behalf of the Company pursuant to this Section 6.12(b), in connection with the arrangement of the Financing or the use of any Offering Documents. Upon reasonable request of the Company, the Company and its outside legal counsel will be given reasonable opportunity to review and comment upon the Offering Documents, or any materials for rating agencies, in each case, prepared after the date hereof, that include information about the Company or any Company Subsidiary prepared in connection with the Financing. The Company hereby consents to the use of the Company’s and the Company Subsidiaries’ logos in connection with the Financing in a form and manner agreed with the Company; except that such logos are to be used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any Company Subsidiary or the reputation or goodwill of the Company or any Company Subsidiary. The Company will, upon request of Parent, use its reasonable best efforts to periodically update any Required Information (to the extent it is available) to be included in any Offering Document to be used in connection with such Financing so that Parent may ensure that any such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

(c) The Company will file with the SEC all Company Reports on Form 10-K and Form 10-Q on or prior to the date on which such Company Reports are required to be filed under the Exchange Act, including any extensions with respect thereto.

(d) Parent will promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by Section 6.12(b).

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(e) Each of Parent and Merger Sub acknowledge and agree that the obligations of each of Parent and Merger Sub under this Agreement and the Transactions, including the obligations of each of Parent and Merger Sub to consummate the Merger, will not be subject to, or conditioned on, receipt of financing.

Section 6.13 Transaction Litigation. The Company will give Parent prompt notice of any Action commenced or, to the knowledge of the Company, threatened, against the Company or its directors, officers, managers, partners or Affiliates relating to this Agreement or the Merger (collectively, “Transaction Litigation”). The Company will consult with Parent regarding the defense or settlement of any Transaction Litigation and will not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed). In connection with any Transaction Litigation and the Parties’ performance of their obligations under this Section 6.13, the Parties will enter into a customary common interest or joint defense agreement or implement such other techniques as reasonably required to preserve any attorney-client privilege or other applicable legal privilege; except that the Company will not be required to provide information if doing so, in the opinion of the Company’s legal counsel, would cause the loss of any attorney-client privilege or other applicable legal privilege; except that, if any information is withheld pursuant to the foregoing exception, the Company will inform Parent as to the general nature of what is being withheld and the Parties will use reasonable best efforts to enable the Company to provide such information without causing the loss of any attorney-client or other applicable legal privilege.

Section 6.14 Publicity. The initial press release with respect to the execution of this Agreement will be a joint press release to be reasonably agreed upon by Parent and the Company. Following such initial press release, none of the Company, Parent or Merger Sub will, and neither the Company nor Parent will permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, the Transactions without the prior consent (which consent will not be unreasonably withheld, conditioned or delayed) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent or Merger Sub; except that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent such Party may reasonably conclude may be required by applicable Law or by the rules and regulations of the NYSE. The restrictions set forth in this Section 6.14 will not apply to any release or public statement (a) made or proposed to be made by the Company in connection with an Alternative Proposal or a Superior Proposal or any action taken pursuant thereto or (b) in connection with any dispute between the Parties regarding this Agreement or the Transactions; except that the foregoing will not limit the ability of any Party hereto to make internal announcements to their respective employees and other shareholders that are not inconsistent in any material respects with the prior public disclosures regarding the Transactions.

Section 6.15 Takeover Laws. If any Takeover Law is or may become applicable to the Transactions, the Company, including the Company Board, will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and will otherwise act to irrevocably eliminate the effects of such Takeover Law on the Merger.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval has been obtained.

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(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act has expired or has been terminated; each of the State Approvals, the FCC Approval and any other approval which Parent and the Company mutually agree is required in connection with the Merger, in each case, has been obtained at or prior to the Effective Time and such approvals have become Final Orders (the “Regulatory Approvals”).

(c) No Orders or Restraints; Illegality. No Order preventing the consummation of the Transactions will be in effect. No statute, rule, regulation, or Order will have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, on behalf of itself and Merger Sub, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement will be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct as of such date), except that this condition will be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a Company Material Adverse Effect at the Closing Date (ignoring solely for purposes of this proviso any reference to Company Material Adverse Effect or other materiality qualifiers contained in such representations and warranties). The representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), 3.2(c), 3.2(d) and 3.3(a) will be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct as of such date). Parent will have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company will have performed in all material respects all agreements, obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent will have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Company Material Adverse Effect. There will not have occurred at any time after the date of this Agreement any Company Material Adverse Effect.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct as of such date), except that this condition will be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a Parent Material Adverse Effect at the Closing Date (ignoring solely for purposes of this exception any reference to Parent Material Adverse Effect or other materiality qualifiers contained in such representations and warranties), and the Company will have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent and Merger Sub will have performed in all material respects all agreements, obligations and covenants required to be performed by them under this Agreement at or prior to the Closing Date, and the Company will have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

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Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be, to be satisfied, if such Party’s failure to perform any material obligation required to be performed by it has been the primary cause of, or primarily results in, such failure.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of the Company Board and the Parent Board, respectively;

(b) by either of the Company or Parent:

(i) by written notice to the other Party at any time after the Outside Date, if the Closing has not been consummated on or before the Outside Date; except that, if on the Outside Date the condition set forth in Section 7.1(b) or the condition set forth in Section 7.1(c) (to the extent related to seeking the Regulatory Approvals) is not satisfied but all of the other conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) and if not satisfied, the condition set forth in Section 7.1(b) remains capable of being satisfied, then the Outside Date may be extended until February 23, 2017 at the election of Parent or the Company by written notice to the other Party at or before 11:59 p.m. Atlanta, Georgia time on the Outside Date; and except that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available (x) to a Party if the inability to satisfy such conditions was due to the failure of such Party to perform any of its obligations under this Agreement or (y) to a Party if the other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.12;

(ii) if any Order having the effect set forth in Section 7.1(c) is in effect and has become final and nonappealable; or

(iii) if the Company Shareholder Approval is not obtained at the duly held Company Shareholders Meeting, including any adjournments thereof;

(c) by Parent:

(i) if the Company has breached any of its representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured by the Company by the earlier of (x) the Outside Date and (y) 30 days following receipt of written notice from Parent of such breach or failure; or

(ii) prior to receipt of the Company Shareholder Approval, if the Company Board has made a Change of Recommendation (whether or not in compliance with Section 6.9(c)); or

(d) by the Company:

(i) if either Parent or Merger Sub has breached any of its respective representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or either Parent

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or Merger Sub has failed to perform its respective covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent by the earlier of (1) the Outside Date and (2) 30 days following receipt of written notice from the Company of such breach or failure; or

(ii) prior to receipt of the Company Shareholder Approval, if the Company Board has made a Change of Recommendation and the Company has complied in all material respects with Section 6.9; provided that (A) prior to, and as a condition of, any termination of this Agreement by the Company pursuant to this Section 8.1(d)(ii), the Company will have paid the Company Termination Fee to Parent pursuant to Section 8.2(b) and (B) any termination notice under Section 8.2(a) with respect to termination under this Section 8.1(d)(ii) may be given simultaneously with the Change of Recommendation.

Section 8.2 Effect of Termination.

(a) Generally. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof will be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will become null and void (other than the provisions of this Section 8.2 and the provisions in Article IX, all of which will survive termination of this Agreement). Except as provided in Section 8.2(b), upon termination pursuant to this Article VIII, there will be no liability on the part of Parent, Merger Sub, the Company or their respective directors, managers, officers and Affiliates (whether or not the terminating Party), except that, upon the termination of this Agreement, nothing will be deemed to release any Party from any liability to any other Party for any intentional breach by such Party of this Agreement prior to such termination.

(b) Company Termination Fee.

(i) In the event that this Agreement is terminated (A) by Parent pursuant to Section 8.1(c)(ii), (B) by the Company or Parent pursuant to Section 8.1(b)(i) and the Company Shareholders Meeting was not held or completed prior to termination at a time when this Agreement was terminable by Parent pursuant to (1) Section 8.1(c)(i) (if the failure to hold or complete the Company Shareholders Meeting was due to the Company’s failure to perform any covenant or agreement set forth in this Agreement (but not if due to any breach or failure to be true of any of the representations or warranties of the Company set forth in this Agreement)) or (2) Section 8.1(c)(ii) or (C) by the Company or Parent pursuant to Section 8.1(b)(iii) at a time when this Agreement was terminable by Parent pursuant to (1) Section 8.1(c)(i) (if the failure to obtain the Company Shareholder Approval was due to the Company’s failure to perform any covenant or agreement set forth in this Agreement (but not if due to any breach or failure to be true of any of the representations or warranties of the Company set forth in this Agreement)) or (2) Section 8.1(c)(ii), then the Company will pay to Parent a termination fee of $201,000,000 (the “Company Termination Fee”) promptly (but in no event later than two Business Days) after such termination, by wire transfer of immediately available funds.

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then the Company will pay Parent the Company Termination Fee prior to, and as a condition of, such termination.

(iii) In the event that this Agreement is terminated (A) (1) by Parent pursuant to Section 8.1(c)(i), if due to the Company’s failure to perform any covenant or agreement set forth in this Agreement (but not if due to any breach or failure to be true of any of the representations or warranties of the Company set forth in this Agreement), and prior to such termination an Alternative Proposal has been made to the Company or has otherwise been publicly announced, or a Person will have publicly announced an intention to make an Alternative Proposal, (2) by Parent or the Company pursuant to Section 8.1(b)(i) at a time when (x) this Agreement was terminable by Parent pursuant to Section 8.1(c)(i), if due to the Company’s failure to perform any covenant or agreement set forth in this Agreement (but not if due to

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any breach or failure to be true of any of the representations or warranties of the Company set forth in this Agreement) or (y) the Company Shareholder Approval was not obtained due to the Company Shareholders Meeting not being held or completed, and in each case prior to such termination an Alternative Proposal has been made to the Company or has otherwise been publicly announced, or a Person will have publicly announced an intention to make an Alternative Proposal, or (3) by Parent or the Company pursuant to Section 8.1(b)(iii), and prior to the date of the Company Shareholders Meeting an Alternative Proposal has been made to the Company or has otherwise been publicly announced, or a Person will have publicly announced an intention to make an Alternative Proposal, and (B) within nine months after any such termination (1) the Company or any of its Affiliates has entered into an Alternative Acquisition Agreement or (2) any Alternative Proposal has been consummated, then the Company will pay the Company Termination Fee to Parent upon the earlier of (x) the consummation of such Alternative Proposal and (y) entry into such Alternative Acquisition Agreement, by wire transfer of immediately available funds; except that the Company Termination Fee payable pursuant to this Section 8.2(b)(iii) will be reduced by the Expense Reimbursement, if any, actually paid to Parent pursuant to Section 8.2(c). For purposes of this Section 8.2(b)(iii) (including for purposes of the definition of Alternative Acquisition Agreement), references to “10% or more” in the definition of Alternative Proposal will be deemed to be references to “more than 50%.”

(c) Expense Reimbursement. In the event that this Agreement is terminated, by Parent or the Company pursuant to Section 8.1(b)(iii) (but not to the extent Section 8.2(b)(i)(C) is applicable), then the Company will pay to Parent its and its Affiliates’ reasonable out-of-pocket costs, fees and expenses incurred in connection with their investigation, consideration, documentation, diligence and negotiation of this Agreement and the Transactions (including the Financing), including all fees and expenses of Parent’s and its Affiliates’ Representatives (the “Expense Reimbursement”), by wire transfer of immediately available funds; except that the Expense Reimbursement will not exceed $5,000,000 and the Company will not be obligated to reimburse Parent for any internal cost allocations or charges among its Affiliates. Provided that the Company has not breached its obligations under this Agreement in any material respect, the Expense Reimbursement will be the sole and exclusive remedy of Parent or Merger Sub against the Company for a termination of the Agreement in accordance with Section 8.1(b)(iii), other than the payment of the Company Termination Fee to the extent it is or otherwise becomes payable pursuant to Section 8.2(b). In the event the Expense Reimbursement is paid and a Company Termination Fee is thereafter payable pursuant to Section 8.2(b), the Company Termination Fee otherwise payable will be reduced by the amount of the Expense Reimbursement.

(d) Collection Fees and Expenses. Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions, and that, without these agreements, no Party would enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due under this Section 8.2, and, in order to obtain such payment, Parent commences an Action that results in an Order against the Company, the Company will pay to Parent the costs and expenses (including attorney’s fees and expenses) in connection with such Action and will pay interest on the amount payable pursuant to such Order, compounded quarterly, at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid (but for such Action) until the date of actual payment. In no event will the Company be obligated to pay more than one Company Termination Fee pursuant to this Section 8.2.

(e) Sole and Exclusive Remedy. Provided that the Company has not wilfully breached in any material respect its obligations under (i) Section 6.9 or (ii) (A) Section 6.2(a) or 6.2(c) and (B) such breach results in a failure to hold or complete the Company Shareholders Meeting or a failure to file or mail the Proxy Statement, in the event that the Company Termination Fee is paid by the Company to Parent in accordance with this Section 8.2, such payment will be the sole and exclusive remedy at law of Parent and Merger Sub against the Company for any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement by the Company; except that the foregoing

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will not impair the rights of Parent to obtain injunctive relief pursuant to Section 9.12 prior to any termination of this Agreement. Solely for purposes of this Section 8.2(e), a “wilful” breach will be deemed to have occurred if the Company took or failed to take action with knowledge that such action or inaction constituted a breach of such obligation.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties and covenants set forth in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except for Section 6.5, Article I and Article II and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.2 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given when delivered personally, sent via electronic mail, mailed by registered or certified mail or delivered by an express courier to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(a) if to the Company, to:

AGL Resources Inc.
Ten Peachtree Place, N.E.
Atlanta, Georgia 30309

Attention:	Paul R. Shlanta
Executive Vice President, General Counsel and Chief Ethics and Compliance Officer
Email:	pshlanta@aglresources.com

with a copy to (which will not constitute notice):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Attention:	Richard Hall
Andrew R. Thompson
Email:	rhall@cravath.com
athompson@cravath.com

(b) if to Parent or Merger Sub, to:

The Southern Company
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308

Attention:	James Y. Kerr II
Executive Vice President, General Counsel and Chief Compliance Officer
Email:	jykerr@southernco.com

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with a copy to (which will not constitute notice):

Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053

Attention:	William B. Rowland
Bryan E. Davis
Lizanne Thomas
Email:	wbrowland@jonesday.com
bedavis@jonesday.com
lthomas@jonesday.com

Section 9.3 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections or Disclosure Letters, such reference will be to an Article or Section of or Disclosure Letters to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. The Company Disclosure Letter and the Parent Disclosure Letter as well as all other schedules hereto, will be deemed part of this Agreement and included in any reference to this Agreement. The representations and warranties of Parent and the Company are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Company Disclosure Letter and the Parent Disclosure Letter. In no event will the listing of any matter in the Company Disclosure Letter and the Parent Disclosure Letter be deemed or interpreted to expand the scope the respective Party’s representations, warranties or covenants set forth in this Agreement. All attachments to the Company Disclosure Letter and the Parent Disclosure Letter are incorporated by reference into the Company Disclosure Letter and the Parent Disclosure Letter, respectively, in which they are directly or indirectly referenced. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item therein as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

Section 9.5 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, (b) is not intended to confer on any Person, other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies hereunder, except for (i) the rights of the Company’s

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shareholders and holders of Company Stock Awards to receive the Merger Consideration and related consideration, respectively, at the Effective Time, (ii) as provided in Section 6.5 (which is intended for the benefit of the Indemnified Parties, each of whom will be a third party beneficiary of Section 6.5) and (iii) the Financing Sources and their respective successors, legal representatives and permitted assigns (each of which will be a third party beneficiary with respect to their respective rights under this Section 9.5 and Sections 9.6, 9.9 and 9.14).

Section 9.6 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Company and Parent (on behalf of itself and Merger Sub), at any time prior to the Effective Time by an instrument in writing signed on behalf of each of the Parties. Notwithstanding anything to the contrary contained herein, this Section 9.6 and Sections 9.5, 9.9 and 9.14 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 9.7 Extension; Waiver. At any time prior to the Effective Time, the Company and Parent (on behalf of itself and Merger Sub), by action taken or authorized by the Company Board and the Parent Board, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the obligations, covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.8 Governing Law. This Agreement will be governed and construed in accordance with the internal Laws of the State of Georgia applicable to Contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles (whether of the State of Georgia or any other jurisdiction).

Section 9.9 Jurisdiction.

(a) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Georgia located in the County of Fulton and of the United States District Court for the Northern District of Georgia, Atlanta Division (together, the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Chosen Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Chosen Courts, and any appellate court hearing actions or proceedings therefrom, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Chosen Courts, and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Chosen Courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding the foregoing, each of the Parties agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity and whether in contract or in tort or otherwise, against the Financing Sources in any way related to this Agreement or any of the Transactions (including any dispute arising out of or relating to the Financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court thereof.

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(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE FINANCING, INCLUDING ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE DEBT COMMITMENT LETTERS OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(B).

Section 9.10 Fees and Expenses. Except as expressly provided in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring or required to incur such fees or expenses.

Section 9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties and any attempt to do so will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

Section 9.12 Specific Performance. The Parties hereto agree that immediate, extensive and irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligation of the Parties hereto to consummate the Merger and the obligation of Parent and Merger Sub to pay, and the Company’s shareholders’ right to receive, the Merger Consideration payable to them pursuant to the Merger, in each case in accordance with the terms and subject to the conditions of this Agreement) in the Chosen Courts without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the Transactions and, without such rights, neither the Company nor Parent would have entered into this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, such term, provision, covenant or restriction will be deemed to be modified to the extent necessary to render it valid, effective and enforceable, and the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

Section 9.14 Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, the Company agrees that it will not have any rights or claims against any Financing Source (in their capacity as such)

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in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source will have any rights or claims against the Company or any of its Affiliates or Representatives in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or in equity, in contract tort or otherwise. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature, except to the extent paid in connection with a claim by a third party.

Section 9.15 Definitions. For the purposes of this Agreement:

“Action” has the meaning set forth in Section 3.8(a).

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, control, is controlled by, or is under common control with, the first-mentioned Person. For this purpose, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.9(a)(i)(B).

“Alternative Financing” means any financing from alternative sources in an amount, when taken together with other sources and all other Debt Commitment Letters, sufficient to consummate the Transactions with terms and conditions not materially less favorable, taken as a whole, to Parent, Merger Sub and the Company than the terms and conditions set forth in the applicable Financing Agreements.

“Alternative Proposal” means any proposal or offer made by a Person (other than Parent or Merger Sub) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) 10% or more of the consolidated total assets of the Company and the Company Subsidiaries, taken as a whole, or (ii) 10% or more of any class of Company Capital Stock, (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning, directly or indirectly, 10% or more of any class of Company Capital Stock, (c) any merger, consolidation, exclusive license, business combination, joint venture, partnership, share exchange or other transaction involving the Company pursuant to which any Person or its holders of Equity Interests would beneficially own, directly or indirectly, 10% or more of any class of outstanding Company Capital Stock or the surviving entity resulting, directly or indirectly, from any such transaction or (d) concerning any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of the Company Subsidiaries, in each case, other than the Transactions.

“Approval” has the meaning set forth in Section 3.10(b).

“Assumed Awards” has the meaning set forth in Section 2.3(d).

“Bona Fide Alternative Proposal” means an unsolicited written bona fide Alternative Proposal that was not received or obtained in violation of Section 6.9.

“Bonus Plans” has the meaning set forth in Section 6.4(e).

“Book-Entry Shares” has the meaning set forth in Section 1.5(a).

“Burdensome Effect” means any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon or otherwise affecting, directly or indirectly, Parent, the Company or their respective Subsidiaries

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in any Order or consent of, or agreement with, a Governmental Entity with respect to the Transactions, including the Regulatory Approvals, that, individually or in the aggregate, (a) would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, businesses or results of operations of Parent and the Company and their respective Subsidiaries, taken as whole, or (b) would require the Company or any Company Subsidiary or Parent or any Parent Subsidiary to sell, divest, “hold separate for sale” or otherwise dispose of, or enter into a voting trust, proxy or “hold separate for sale” Contract or similar Contract for (i) one or more Company Subsidiaries (or substantially all of the assets of such Company Subsidiaries) and the cost of shared services allocated to such Company Subsidiaries exceeded 25% of total costs for shared services that were allocated in the year ended December 31, 2014 as such allocations were disclosed to Parent prior to the date hereof by the Company or (ii) one or more Parent Subsidiaries (or substantially all of the assets of such Parent Subsidiaries) and the cost of shared services allocated to such Parent Subsidiaries exceeded 25% of total costs for shared services that were allocated in the year ended December 31, 2014 as such allocations were disclosed to the Company prior to the date hereof by Parent.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 1.5(a).

“Change of Recommendation” has the meaning set forth in Section 6.9(b)(v).

“Chosen Courts” has the meaning set forth in Section 9.9(a).

“Claim” has the meaning set forth in Section 6.5(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.10(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 6.2(c).

“Company Bylaws” has the meaning set forth in Section 3.1(b).

“Company Capital Stock” has the meaning set forth in Section 3.2(a).

“Company Charter” has the meaning set forth in Section 3.1(b).

“Company Common Stock” means the common stock of the Company, par value $5.00 per Share.

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“Company Commonly Controlled Entity” has the meaning set forth in Section 3.10(d).

“Company Deferred Compensation Plan” means the Company’s Nonqualified Savings Plan and the Company’s Common Stock Equivalent Plan for Non-Employee Directors.

“Company Deferred Stock Unit” means any stock unit award credited to the account of any participant in any Company Deferred Compensation Plan that is payable in Shares or whose value is determined with reference to the value of Shares.

“Company Disclosure Letter” has the meaning set forth in the preamble to Article III.

“Company DRIP” means the AGL Resources Direct Stock Purchase and Dividend Reinvestment Plan.

“Company Employees” has the meaning set forth in Section 6.4(a).

“Company Equity Incentive Plans” means the Company’s Omnibus Performance Incentive Plan, as amended and restated, the Company’s Long-Term Incentive Plan, as amended and restated as of January 1, 2002 and the Company’s Non-Employee Directors Equity Compensation Plan, as amended and restated.

“Company ESPP” means the Company’s Amended and Restated Employee Stock Purchase Plan.

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company Leased Real Property” has the meaning set forth in Section 3.16.

“Company Material Adverse Effect” means any fact, occurrence, change, effect or circumstance, individually or in the aggregate with all other facts, occurrences, changes, effects and circumstances that: (a) has had, or would reasonably be expected to result in, a material adverse effect on the business, assets, liabilities, properties or results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (b) would, or would reasonably be expected to, prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Transactions; except that with respect to clause (a), in no event will any of the following, either alone or in combination, constitute a “Company Material Adverse Effect” or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) conditions or effects that generally affect the industries in which the Company and the Company Subsidiaries operate; (ii) general economic, political, or regulatory effects or conditions affecting the geographies in which the Company and the Company Subsidiaries operate; (iii) effects resulting from changes affecting equity or debt market conditions in the United States; (iv) any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States; (v) any change in the market price for commodities; (vi) any hurricane, earthquake, flood or other natural disasters or acts of God; (vii) any change resulting from weather conditions or customer use patterns; (viii) effects arising from changes in Laws or accounting principles (including GAAP) after the date hereof; (ix) effects relating to or arising from the announcement of the execution of this Agreement or the Transactions; (x) any Transaction Litigation; (xi) actions taken pursuant to this Agreement or at the request of Parent; or (xii) changes in the market price or trading volume of Company Common Stock or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts, occurrences, changes, effects or circumstances giving rise or contributing to any such change or failure will be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); except that the matters referred to in clauses (i) through (ix) above will be taken into account in determining whether a

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Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such matters adversely affect the Company and the Company Subsidiaries in a materially disproportionate manner relative to other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Non-Solicit Parties” has the meaning set forth in Section 6.9(a)(i).

“Company Owned Real Property” has the meaning set forth in Section 3.16.

“Company PSU” has the meaning set forth in Section 2.3(d).

“Company Reports” has the meaning set forth in Section 3.5(a).

“Company Restricted Share” has the meaning set forth in Section 2.3(b).

“Company RSU” has the meaning set forth in Section 2.3(c).

“Company Shareholder Approval” has the meaning set forth in Section 3.3(a).

“Company Shareholders Meeting” has the meaning set forth in Section 6.2(c).

“Company Stock Awards” has the meaning set forth in Section 2.3(g).

“Company Stock Option” has the meaning set forth in Section 2.3(a).

“Company Subsidiary” has the meaning set forth in Section 3.1(c).

“Company Termination Fee” has the meaning set forth in Section 8.2(b)(i).

“Company Trading Guidelines” has the meaning set forth in Section 3.17(a).

“Compliant” means the Required Information (a) is in a form sufficiently current to permit (i) a registration statement filed by the Company using such financial statements to be declared effective by the SEC and (ii) the Company’s independent auditors to issue a customary comfort letter, including as to customary negative assurances and change period (in accordance with its normal practices and procedures) and (b) is, and remains until the consummation of the Closing, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10).

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Continuation Period” has the meaning set forth in Section 6.4(a).

“Contracts” means any contracts, agreements, licenses (or sublicenses), notes, bonds, mortgages, indentures, commitments, leases (or subleases) or other instruments or obligations, whether written or oral.

“D&O Insurance” has the meaning set forth in Section 6.5(b).

“Debt Commitment Letters” means the commitment letters delivered by the Financing Sources with respect to certain debt facilities, the proceeds of which, among other uses, will be used by Parent to fund the payment of a portion of the Merger Consideration, including any commitment letters with respect to an Alternative Financing.

“Dissenting Shares” has the meaning set forth in Section 2.5.

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“Dissenting Shareholder” has the meaning set forth in Section 2.5.

“DIST-CO” has the meaning set forth in Section 3.19(c).

“Dodd-Frank Act” has the meaning set forth in Section 3.17(b).

“DTC” has the meaning set forth in Section 2.1(b)(i).

“Effective Time” has the meaning set forth in Section 1.3.

“Employee” means any employee or former employee of the Company or any Company Subsidiary, as applicable.

“Environment” means soil, soil vapor, surface water, groundwater, land, sediment, surface or subsurface strata or ambient air.

“Environmental Authority” means any department, agency, or other body or component of any Governmental Entity that lawfully exercises jurisdiction under any Environmental Law.

“Environmental Authorization” means any Permit required under any Environmental Law.

“Environmental Law” means any Law relating to pollution (including greenhouse gases) or the protection of human health from environmental hazards or protection of the Environment, natural resources or occupational and worker health and safety (as such relates to exposure to Hazardous Substances).

“Environmental Liability” means any liability, or obligation of any kind or nature (whether arising from statutory or common law, sounding in tort or otherwise, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising under any Environmental Law or Environmental Authorization.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership or similar interest in any Person.

“ERCC” has the meaning set forth in Section 3.19(d).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESPP Purchase Right” means a right to purchase Shares issued under the Company ESPP.

“Exchange Act” has the meaning set forth in Section 3.4.

“Exchange Agent” has the meaning set forth in Section 2.1(a).

“Exchange Fund” has the meaning set forth in Section 2.1(a).

“Exchange Ratio” has the meaning set forth in Section 2.3(d).

“Expense Reimbursement” has the meaning set forth in Section 8.2(c).

“FCC” has the meaning set forth in Section 3.4.

“FCC Approval” has the meaning set forth in Section 3.4.

“FERC” means the Federal Energy Regulatory Commission.

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“Final Order” means an action by the relevant Governmental Entity (i) that has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which any waiting period prescribed by Law before the Transactions may be consummated has expired, (ii) as to which all conditions to the consummation of the Transactions prescribed by Law have been satisfied and (iii) that does not require, contain or contemplate any undertaking, term, condition, liability, obligation, commitment or sanction that, individually or in the aggregate, constitutes or would reasonably be expected to constitute a Burdensome Effect.

“Financing” means the debt financing set forth in the Debt Commitment Letters, as such Debt Commitment Letters may be amended or replaced (including pursuant to any Alternative Financing).

“Financing Agreements” means the definitive agreements with respect to the Financing or Alternative Financing on terms and conditions contained in the Debt Commitment Letters or consistent in all material respects with the Debt Commitment Letters.

“Financing Source” means the Persons (including lenders, agents and arrangers) that have committed to provide or otherwise entered into agreements in connection with the Financing in connection with the Transactions, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in the Financing and their respective successors and assigns.

“GAAP” means U.S. generally accepted accounting principles.

“GBCC” has the meaning set forth in Section 1.1.

“GERIC” has the meaning set forth in Section 3.19(b).

“Governmental Entity” has the meaning set forth in Section 3.4.

“Hazardous Substance” means any chemicals, pollutants, contaminants, toxins, wastes or substances defined or otherwise classified as or included in the definition of “hazardous substances,” “hazardous wastes,” “toxic substances,” “contaminants,” or “pollutants” regulated, in relevant form, quantity or concentration under any applicable Environmental Law, including asbestos or asbestos containing material, petroleum and its by-products, polychlorinated biphenyl and urea formaldehyde.

“HSR Act” has the meaning set forth in Section 3.4.

“Indemnified Parties” has the meaning set forth in Section 6.5(a).

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in or under the following arising under Law: (a) all patents and applications for patents (including all invention disclosures) and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, (b) all copyrights, copyright registrations, copyright applications and copyrightable works, (c) all trade dress and trade names, logos, Internet domain names, trademarks and service marks and registrations and applications therefor, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing, (d) all computer software (including source and object code), (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and know how, (f) trade secrets, confidential business information and other documentation, and other proprietary information (collectively, if and to the extent proprietary, held as confidential and protectable as a “trade secret” under applicable Law, “Trade Secrets”), (g) all databases and data collections and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

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“Intervening Event” means any material event, development or change in circumstances that first occurs, arises or becomes known to the Company or the Company Board after the date of this Agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of this Agreement; except that in no event will (a) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (b) any action taken by the Parties pursuant to or in compliance with this Agreement, including any action taken in connection with seeking any Regulatory Approval, or (c) changes in the market price or trading volume of the Company Common Stock or the Company or any Company Subsidiary meeting or exceeding internal or published projections, forecasts or revenue or earnings predictions for any period (except that the underlying causes of such change or result will not be excluded by this clause (c), except to the extent such underlying causes are otherwise excluded pursuant to clause (a) or (b)) constitute an “Intervening Event” or be taken into account in determining whether an Intervening Event has occurred or would reasonably be expected to result.

“Intervening Event Negotiation Period” has the meaning set forth in Section 6.9(d)(ii).

“Intervening Event Notice” has the meaning set forth in Section 6.9(d)(ii).

“IRS” means Internal Revenue Service.

“knowledge,” when used with respect to a Party, means the actual knowledge of the persons holding the following titles, or if there is none, people holding equivalent positions, at the applicable entity: Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer and General Counsel.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, writ, edict, decree, rule, regulation, judgment, ruling, binding policy or guideline or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liens” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Measurement Date” has the meaning set forth in Section 3.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Bylaws” means the bylaws of Merger Sub.

“Negotiation Period” has the meaning set forth in Section 6.9(d)(i).

“Net Company Position” has the meaning set forth in Section 3.17(a).

“NGA” has the meaning set forth in Section 3.18(a).

“NYSE” means the New York Stock Exchange.

“Offering Documents” has the meaning set forth in Section 6.12(b).

“Offering Period” has the meaning set forth in Section 2.4.

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“Order” means any judgment, order, decision, writ, injunction, decree, stipulation, award, ruling, or other finding or agency requirement of a Governmental Entity, or arbitration award.

“Outside Date” means August 23, 2016, or if extended to a later date pursuant to and in accordance with Section 8.1(b)(i), any such later date.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Common Stock” has the meaning set forth in Section 2.3(d).

“Parent Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“Parent Material Adverse Effect” means any change, event, development, conditions, occurrence or effect that (a) has a material adverse effect on the ability of either Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement or (b) would prevent or materially delay the consummation by Parent of the Transactions.

“Parent Reports” means, collectively, all registration statements, reports, forms, documents and proxy statements of Parent required to be filed with or furnished to the SEC since December 31, 2012, in each case including all exhibits and schedules thereto and all documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing.

“Parent Subsidiary” has the meaning set forth in Section 3.1(c).

“Parties” means collectively Parent, Merger Sub and the Company.

“Party” means any of Parent, Merger Sub or the Company.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” has the meaning set forth in Section 3.10(a).

“Permits” has the meaning set forth in Section 3.11(a).

“Permitted Lien” means (a) Liens in respect of any liabilities and obligations reflected in the financial statements of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, included in the Company Reports or Parent Reports, as applicable, (b) with respect to the owned real property and leased real property of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, (i) defects, exceptions, restrictions, rights of way, easements, covenants, encroachments and other imperfections of title and (ii) zoning, entitlement, land use, environmental regulations, and building restrictions, none of which impairs the uses of such property as currently used by the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, such that such impairment, individually or in the aggregate materially impairs the use or operation of such property for their current use, (c) Liens for current Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company’s or Parent’s financial statements, as applicable, (d) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens that arise or are incurred in the ordinary course of business; (e) licenses, options or other similar rights related to Intellectual Property granted in the ordinary course of business that do not materially impair the Company’s or any Company Subsidiary’s use of Company Intellectual Property; and (f) other customary Liens levied, assessed or imposed against, or in any manner affecting, the property of the Company and the Company Subsidiaries or Parent and the Parent

57

Subsidiaries, as applicable, that, individually or in the aggregate, do not materially impair the use or operation of such property for their current use or have had a Company Material Adverse Effect.

“Person” means any individual (in any capacity) or legal entity, including a Governmental Entity.

“PPACA” means the Patient Protection and Affordable Care Act, as amended, and the guidance promulgated there under.

“Proxy Statement” has the meaning set forth in Section 3.4.

“PUHCA” has the meaning set forth in Section 3.18(a).

“Regulatory Agencies” means (a) any state or federal regulatory authority, (b) the SEC, and (c) any foreign regulatory authority.

“Regulatory Approvals” has the meaning set forth in Section 7.1(b).

“Release” means any release, spill, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, leaching or migration into the Environment, or into or out of any real property owned, operated or leased by the Company or a Company Subsidiary.

“Representatives” means any officer, director, employee, investment banks, attorney or other advisor or representative of a Person.

“Required Information” means all customary financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or Merger Sub, including financial statements prepared in accordance with GAAP, projections, audit reports, a draft of a customary comfort letter (including “negative assurance comfort”) with respect to such financial information by auditors of the Company which such auditors are prepared to issue upon completion of customary procedures letter and other information and data regarding the Company and the Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1, Form S-3 or Form S-4 (or any successor forms thereto) under the Securities Act, and of the type and form, and for the periods, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Financing and in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of any debt securities, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made (but in any event including such information with respect to the Company’s quarter ended September 30, 2015, and subsequent interim periods ending at least 45 days prior to the Closing Date, subsequent annual periods ending at least 75 days prior to Closing or otherwise), all of which will be Compliant.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.4.

“Share” has the meaning set forth in Section 1.5(a).

“SOX” has the meaning set forth in Section 3.5(a).

“State Approvals” has the meaning set forth in Section 3.4.

“State Commissions” has the meaning set forth in Section 3.4.

“Subsidiary” has the meaning set forth in Section 3.1(c).

58

“Superior Proposal” means a Bona Fide Alternative Proposal that the Company Board has determined in good faith, after consultation with its outside financial and legal advisors (taking into account the various legal, financial, regulatory (including the impact of any necessary regulatory approvals or antitrust Law on such Bona Fide Alternative Proposal) and other aspects of such Bona Fide Alternative Proposal), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Transactions (after taking into account any revisions to the terms of the Transactions proposed by Parent, pursuant to Section 6.9(d)(i)); except that for purposes of the definition of “Superior Proposal”, the references to “10% or more” in the definition of Alternative Proposal will be deemed to be references to “more than 90%.”

“Superior Proposal Notice” has the meaning set forth in Section 6.9(d)(i).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” means any state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Common Stock, including any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover Law.

“Tax” or “Taxes” means any federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, payroll, employment, unemployment, workers’ compensation, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes of any kind, charges, levies or like assessments, together with all penalties, and additions and interest thereto.

“Tax Return” includes all returns, reports, claims for refund and forms (including elections, attachments, declarations, disclosures, schedules, estimates, information returns and TD Form 90-22.1, and its successor form FinCEN Form 114) filed or required to be filed with any taxing authority, and including any amendment thereof.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property set forth in this Section 9.15.

“Transaction Litigation” has the meaning set forth in Section 6.13.

“Transactions” has the meaning set forth in Section 3.3(a).

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Welfare Plan” has the meaning set forth in Section 3.10(a).

[Remainder of Page Intentionally Left Blank]

59

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE SOUTHERN COMPANY

By:	/s/ Thomas A. Fanning
	Name:	Thomas A. Fanning
	Title:	Chairman, President and Chief Executive Officer

AMS CORP.

By:	/s/ Thomas A. Fanning
	Name:	Thomas A. Fanning
	Title:	President and Chief Executive Officer

AGL RESOURCES INC.

By:	/s/ John W. Somerhalder II
	Name:	John W. Somerhalder II
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

200 West Street / New York, NY 10282-2198 Tel 212-902-1000 / Fax 212-902-3000	Annex B

PERSONAL AND CONFIDENTIAL

August 23, 2015

Board of Directors

AGL Resources Inc.

Ten Peachtree Place NE

Atlanta, Georgia 30309

Ladies and Gentlemen:

Attached is our opinion letter, dated August 23, 2015 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than The Southern Company (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $5.00 per share (the “Shares”), of AGL Resources Inc. (the “Company”) of the $66.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 23, 2015 (the “Agreement”), by and among Parent, AMS Corp., a wholly owned subsidiary of Parent, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Securities and Investment Services Provided by Goldman, Sachs & Co.

200 West Street / New York, NY 10282-2198 Tel 212-902-1000 / Fax 212-902-3000

PERSONAL AND CONFIDENTIAL

August 23, 2015

Board of Directors

AGL Resources Inc.

Ten Peachtree Place NE

Atlanta, Georgia 30309

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than The Southern Company (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $5.00 per share (the “Shares”), of AGL Resources Inc. (the “Company”) of the $66.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 23, 2015 (the “Agreement”), by and among Parent, AMS Corp., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, a portion of which is payable upon announcement of the Transaction and the remainder of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We also have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering of Gulf Power Company’s (an affiliate of Parent) 4.550% Senior Notes due 2044 (aggregate principal amount $200 million) in September 2014; as joint bookrunner with respect to a public offering of Alabama Power Company’s (an affiliate of Parent) 3.750% Senior Notes due 2045 (aggregate principal amount $550 million) in March 2015; as sole remarketing agent with respect to a public remarketing of Georgia Power Company’s (an affiliate of Parent) Pollution Control Revenue Bonds due 2053 (aggregate principal amount $104.6 million) in May 2015; and as joint bookrunner with respect to a public offering of Parent’s 2.750% Senior Unsubordinated Unsecured notes due 2020 (aggregate principal amount $600 million) in June 2015. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, and their respective affiliates for which our Investment Banking Division may receive compensation.

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

AGL Resources Inc.

August 23, 2015

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2014; certain interim reports to shareholders and Quarterly Reports on Form 10-0 of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the utilities industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $66.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $66.00 in cash per Share to be paid to the holders of Shares (other than Parent and its affiliates) pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and

Board of Directors

AGL Resources Inc.

August 23, 2015

such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $66.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex C

TITLE 14: CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

CHAPTER 2: BUSINESS CORPORATIONS

ARTICLE 13: DISSENTERS’ RIGHTS

(2015)

PART 1: RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 14-2-1301: Definitions

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302. Right to dissent

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A) Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B) Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2: PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§ 14-2-1320. Notice of dissenters’ rights

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322. Dissenters’ notice

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

§ 14-2-1323. Duty to demand payment

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1324. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325. Offer of payment

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)	The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3: JUDICIAL APPRAISAL OF SHARES

§ 14-2-1330. Court action

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332. Limitation of actions

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

Ten Peachtree Place, N.E., Atlanta, Georgia 30309, aglresources.com

AGL RESOURCES INC. MYRA C. BIERRIA 10 PEACHTREE PLACE, LOCATION 1466 ATLANTA, GA 30309	Your telephone or Internet vote authorizes the proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [                    ] (or 11:59 p.m. Eastern Time on [                    ] for shares allocated to your account under one of the Company’s 401(k) plans). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - [            ]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [                    ] (or 11:59 p.m. Eastern Time on [                    ] for shares allocated to your account under one of the Company’s 401(k) plans). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [ ]

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AGL RESOURCES INC.

The Board of Directors recommends that you vote FOR Proposals 1, 2 and 3.
						For	Against	Abstain
1.	Proposal to approve the Agreement and Plan of Merger, dated August 23, 2015, by and among The Southern Company, AMS Corp. and AGL Resources Inc.					☐	☐	☐
2.

Proposal to approve a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger.

						☐	☐	☐
3.

Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

						☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No		THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Please sign name(s) exactly as shown below. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Please present this admission ticket and valid picture identification for admission to the Special Meeting

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement are available at [            ].

Please detach here

AGL Resources Inc. SPECIAL MEETING OF SHAREHOLDERS [ ], [ ] 10:00 a.m., Eastern Time 10 Peachtree Place Atlanta, Georgia 30309
Revocable Proxy - Common Stock

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints John W. Somerhalder II, Paul R. Shlanta and Andrew W. Evans, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned, to vote all shares of Common Stock of AGL Resources Inc. (the “Company”) that the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company, to be held on [            ], [                    ], and at any and all adjournments or postponements thereof, as indicated on the reverse side of this card.

The undersigned hereby appoints Merrill Lynch Bank & Trust Co., FSB, which acts as Trustee for the AGL Resources Inc. Retirement Savings Plus Plan (the “AGL 401(k) Plan”) and the Nicor Gas Thrift Plan (the “Nicor 401(k) Plan”), as proxy, to act for and in the name of the undersigned, to vote all shares of Common Stock of the Company that have been allocated to the account of the undersigned under the AGL 401(k) Plan or the Nicor 401(k) Plan, as applicable, at the Special Meeting of Shareholders of the Company, to held on [            ], [                    ], and at any and all adjournments or postponements thereof, as indicated on the reverse side of this card. Under the terms of the AGL 401(k) Plan and the Nicor 401(k) Plan, only the Trustee of the plan can vote the shares allocated to the accounts of the participants, even if such participants or their beneficiaries attend the Special Meeting in person.

Receipt of the Notice of the Special Meeting and the accompanying Proxy Statement is hereby acknowledged.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Your telephone or Internet vote authorizes the proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions.